Exhibit 99.1
Post-Petition Loan and Security Agreement
Dated: June 8, 2010
GARLOCK SEALING TECHNOLOGIES LLC and
GARRISON LITIGATION MANAGEMENT GROUP, LTD.,
as Borrowers
and
BANK OF AMERICA, N.A.,
as Lender

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Compliance Certificate

Schedule 2.3.5	Existing Letter of Credit
Schedule 8.1.1	Business Locations
Schedule 8.1.2	Borrowers’ Insurance
Schedule 8.4	Deposit Accounts
Schedule 9.1.1	Qualifications
Schedule 9.1.4	Capital Structure
Schedule 9.1.5	Corporate Names
Schedule 9.1.12	Surety Obligations
Schedule 9.1.13	Federal Employer Identification Numbers
Schedule 9.1.15	Intellectual Property
Schedule 9.1.17	Compliance with Laws
Schedule 9.1.18	Permitted Restrictive Agreements
Schedule 9.1.19	Litigation
Schedule 9.1.21	Capitalized and Operating Leases
Schedule 9.1.24	Collective Bargaining Agreements
Schedule 10.2.3	Permitted Debt
Schedule 10.2.8	Restrictions on Upstream Payments
Schedule 10.2.11	Approved Short-Term Investments
[The schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request.]

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POST-PETITION LOAN AND SECURITY AGREEMENT
     THIS POST-PETITION LOAN AND SECURITY AGREEMENT (this “Agreement”) is made on June 8, 2010, by and among GARLOCK SEALING TECHNOLOGIES LLC, a North Carolina limited liability company and a Chapter 11 debtor-in-possession (“Garlock Sealing”); GARRISON LITIGATION MANAGEMENT GROUP, LTD., a North Carolina corporation and a Chapter 11 debtor-in-possession (“Garrison”; Garlock Sealing and Garrison are each individually referred to herein as a “Borrower” and collectively as “Borrowers”); and BANK OF AMERICA, N.A., a national banking association (together with its successors and permitted assigns, “Lender”).
R e c i t a l s:
     Garlock Sealing, certain affiliates of Borrowers in their capacities as borrowers (collectively with Garlock Sealing, the “Pre-Petition Affiliate Borrowers”), Garrison, Parent (as defined below), certain affiliates and subsidiaries of Borrowers in their capacities as guarantors (together with Garrison and Parent, collectively, the “Pre-Petition Affiliate Guarantors”), Bank of America, N.A., in its capacity as collateral and administrative agent (together with its successors and permitted assigns in such capacity, “Pre-Petition Agent”) for certain financial institutions (collectively, “Pre-Petition Lenders”), and such Pre-Petition Lenders are parties to that certain Amended and Restated Loan and Security Agreement dated April 26, 2006 (as at any time amended, modified, restated or supplemented, the “Pre-Petition Loan Agreement”), pursuant to which Pre-Petition Lenders have made loans to Garlock Sealing and the Pre-Petition Affiliate Borrowers secured by certain personal property of Borrowers, the other Pre-Petition Affiliate Borrowers and the other Pre-Petition Affiliate Guarantors.
     Pre-Petition Affiliate Borrowers have informed Pre-Petition Agent and the Pre-Petition Lenders that on or before the Petition Date (as defined below), Garlock Sealing, Garrison and The Anchor Packing Company, a North Carolina corporation (“Anchor”), will file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in jointly administered cases (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Western District of North Carolina (together with any other court having jurisdiction over the Chapter 11 Cases or any proceeding therein from time to time, the “Court”), with the intention, among other things, of creating a trust pursuant to Section 524(g) of the Bankruptcy Code to address and resolve all current and future asbestos claims against Borrowers. In connection with the filing of the Chapter 11 Cases, Borrowers will cease to be parties to the Pre-Petition Loan Agreement as contemplated by and provided in that certain Fifth Amendment to Amended and Restated Loan and Security Agreement and Amendment to Other Loan Documents dated June 4, 2010 (the “Fifth Amendment”), among Pre-Petition Affiliate Borrowers, Pre-Petition Affiliate Guarantors, Pre-Petition Agent and Pre-Petition Lenders, and that Lender extend financing to Borrowers in accordance with the provisions of this Agreement.
     Lender is willing to make loans and other extensions of credit to Borrowers, subject to the terms and conditions of this Agreement and subject to the terms and conditions set forth in orders of the Court approving the proposed financing.
     NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the parties hereto, intending to be bound hereby, agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION
     1.1. Definitions.
     As used in this Agreement, the following terms shall have the following meanings ascribed to them (terms used in the singular to have the same meaning when used in the plural, and vice versa):
     Acceptable Plan — a Reorganization Plan that (i) provides for allowance of all claims in favor of Lender as fully secured claims; Full Payment of all Obligations on the effective date of such Reorganization Plan; an effective date no later than forty-five (45) days after the date of entry of the Confirmation Order with respect to such Reorganization Plan; the creation of a trust pursuant to Section 524(g) of the Bankruptcy Code to address, administer and resolve all claims against Borrowers arising in connection with asbestos-containing products; and, unless not approved by the Court, a full and complete release of any and all claims that any Borrower or the Estate might have or assert against Lender (whether arising prior to or after the Petition Date), including all claims that arise under any provision in Chapter 5 of the Bankruptcy Code; or (ii) is otherwise acceptable to Lender in its discretion.
     Accommodation Payment — as defined in Section 5.10.4.
     Account — shall have the meaning given to the term “account” in the UCC and shall include any right of a Borrower to payment for goods sold or leased or for services rendered that is not evidenced by an Instrument or Chattel Paper, whether or not earned by performance.
     Account Debtor — a Person who is or becomes obligated under or on account of an Account, Chattel Paper or General Intangible.
     Adjusted LIBOR Rate — for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded upward, if necessary, to the nearest 1/8th of 1%), determined by Lender at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to: (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Lender); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Lender’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
     Adjusted Net Earnings — with respect to Borrowers for any fiscal period, net income after provision for income taxes for such fiscal period, as determined in accordance with GAAP and reported on the financial statements delivered in accordance with Section 10.1.3 for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain or non-cash loss arising from any write-up or write down in the book value of any asset; (c) earnings or losses of any Person, substantially all the assets of which have been acquired by any Borrower in any manner, to the extent realized by such other Person prior to the date of acquisition; (d) earnings of any Person in which any Borrower has an ownership interest unless (and only to the extent) such earnings shall actually have been received by any Borrower in the form of cash distributions; (e) earnings or losses of any Person to which assets of any Borrower shall have been sold, transferred or disposed of, or into which any Borrower shall have been merged, or which has been a party with any Borrower to any consolidation or other form of reorganization, prior to the date of such transaction; (f) non-cash gain or non-cash loss arising from the acquisition of debt or equity securities of any Borrower or from cancellation or forgiveness of Debt; (g) non-cash gain or non-cash loss arising from extraordinary items, as determined in accordance with GAAP, or from any other non-recurring transaction; (h) non-cash gain or non-cash loss arising from or relating to Hedging Agreements; (i) non-cash gains and non-cash losses related to asbestos exposure attributable to the calculation for any Borrower of (i) the estimated liability for pending, settled and unasserted asbestos claims exposure, (ii) solvent insurance available for asbestos claims and (iii) asbestos insurance policy receivables (net of reserves for asbestos liabilities not covered by insurance); and (j) any non-cash interest income of any Borrower unless and until such non-cash interest is paid in cash, in each case as determined by Borrowers in accordance with GAAP.
     Affiliate — a Person (i) who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (ii) who beneficially owns or holds 10% or more of any class of the Equity Interests of another Person; (iii) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person; or (iv) who is an officer, director, partner or managing member who controls another Person. For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.
     Aggregate Revolver Outstandings — at any date of determination thereof, the sum of (a) the unpaid balance of Revolver Loans, (b) the aggregate amount of Pending Revolver Loans, (c) one hundred percent (100%) of the aggregate undrawn amount of all outstanding Letters of Credit, and (d) the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit.
     Agreement — shall have the meaning ascribed to such term in the preamble of this Agreement, including all Exhibits and Schedules hereto.
     Allocable Percentage — as defined in Section 5.10.4.
     Anchor — as defined in the preamble to this Agreement.
     Anchor Note — that certain promissory note dated July 2, 1998, made by Anchor in favor of Garrison.
     Anti-Terrorism Laws — any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT Act.
     Applicable Law — all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, DIP Loan Document or contract in question; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of Governmental Authorities; and all orders, judgments and decrees of all courts and arbitrators.
     Applicable Margin — a percentage on a per annum basis equal to 2.50% with respect to Revolver Loans that are Base Rate Loans and 3.50% with respect to Revolver Loans that are LIBOR Loans.
     Approved Credit Enhancement — in Lender’s discretion, either (i) an irrevocable letter of credit that is in form and substance acceptable to Lender, issued or confirmed by a bank acceptable to Lender, and payable in Dollars at a place of payment within the United States that is acceptable to Lender, which letter of credit is assigned to Lender (with such assignment acknowledged by the issuing or confirming bank) or, if so requested by Lender, duly transferred to Lender (together with sufficient documentation to permit direct draws under any such letter of credit by Lender) or (ii) credit insurance that is issued by a credit insurance company acceptable to Lender and is in form and substance acceptable to Lender (which credit insurance shall be payable to Lender, in Dollars pursuant to an acceptable loss payable endorsement).
     Approved Short-Term Investments — short term investments made in conformity with the existing investment policies of Borrowers attached as Schedule 10.2.11, provided that (i) such direct or indirect obligations of the United States of America or of the listed European governments mature within one year from the date of acquisition thereof and (ii) each other investment must mature not more than one year from the date of creation thereof (or in the case of money market and other funds, have an average maturity of not more than one year) and be capable of being liquidated and converted into readily available cash within ten Business Days at any time without penalty in excess of the lesser of $500,000 or 2% of the amount of such investment), in each case to the extent authorized by an order of the Court if required by Applicable Law and similar short-term investments made by any Foreign Subsidiary.
     Asbestos Insurance Policy — an insurance policy maintained by Parent or any Subsidiary thereof, on behalf of, among others, Garlock and one or more other Obligors with respect to which any such Obligor is entitled to (or claims entitlement to) insurance coverage for claims made against any such Obligor (or any of its predecessors) for alleged asbestos related injuries.
     Asset Disposition — a sale, lease, license, consignment or other transfer or disposition of Property of a Borrower, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
     Availability — at any time, an amount equal to (i) the lesser of (a) the amount of the Commitment at such time and (b) the Borrowing Base at such time minus (ii) the Aggregate Revolver Outstandings with respect to all Borrowers at such time.
     Availability Reserve — on any date of determination thereof, an amount equal to the sum of the following (without duplication): (i) the Inventory Reserve; (ii) the Rent Reserve; (iii) any amounts which any Obligor is obligated to pay to Lender or other Persons pursuant to the provisions of any of the DIP Loan Documents that Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the DIP Loan Documents, except to the extent Lender has been reimbursed for such amount; (iv) the aggregate amount of reserves established by Lender from time to time in its Credit Judgment in respect of Banking Relationship Debt; (v) the aggregate amount of all liabilities and obligations that are secured by Liens upon any of the Collateral that are senior in priority to Lender’s Liens if such Liens are not Permitted Liens (provided that the imposition of a reserve hereunder on account of such Liens shall not be deemed a waiver of the Event of Default that arises from the existence of such Liens); (vi) the Carve-Out Reserve; and (vii) such additional reserves, in such amounts and with respect to such matters, as Lender in its Credit Judgment may elect to impose from time to time, provided that Lender will notify Borrower Agent promptly following the implementation of any such additional reserve.
     Average Availability — for any period, an amount equal to the sum of the amount of Availability on each day during such period, as determined by Lender, divided by the number of days in such period.
     Average Revolver Loan Balance — for any period, the amount obtained by adding the unpaid balance of Revolver Loans plus one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Letters of Credit at the end of each day for the period in question and by dividing such sum by the number of days in such period.

     Avoidance Claim — any claim or cause of action that could be asserted by or on behalf of any Borrower or the Estate against a Person under Sections 544, 546, 547, 548, 549, 550 or 553 of the Bankruptcy Code.
     Bank Products — any one or more of the following types of products, services or facilities extended to any Obligor by Lender or any Affiliate of Lender: (i) commercial credit cards; (ii) merchant card services; (iii) products or services under Cash Management Agreements; (iv) products under Hedging Agreements; (v) equipment leasing facilities; (vi) bank guarantees and other indemnity agreements, letters of credit, documentary collections and other similar services (excluding, however, Letters of Credit); (vii) interstate depository network services; and (viii) such other banking products or services provided by Lender or any Affiliate of Lender as may be requested by any Obligor.
     Banking Relationship Debt — Debt or other obligations of an Obligor to Lender (or any Affiliate of Lender) arising out of or relating to Bank Products.
     Bankruptcy Code — Title 11 of the United States Code.
     Base Rate — for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) Adjusted LIBOR Rate for a 30-day interest period as determined on such day, plus 1.00%.
     Base Rate Loan — a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the Base Rate.
     Blocked Person — as defined in Section 9.1.27(ii).
     Board of Governors — the Board of Governors of the Federal Reserve System.
     Borrower and Borrowers — as defined in the preamble to this Agreement.
     Borrower Agent — as defined in Section 4.4.
     Borrowing — a borrowing consisting of Revolver Loans of one Type made on the same day by Lender or a conversion of a Revolver Loan or Revolver Loans of one Type from Lender on the same day.
     Borrowing Base — on any date of determination thereof, an amount equal to the sum of (i) 85% of the Net Amount of Eligible Accounts of Borrowers on such date plus (ii) the Inventory Formula Amount on such date minus (iii) the Availability Reserve on such date.
     Borrowing Base Certificate — a certificate, in the form reasonably requested by Lender, by which Borrowers shall certify to Lender, with such frequency as required herein, the calculation of Availability, including the calculation of the Borrowing Base and each component thereof, all in such detail as shall be reasonably satisfactory to Lender.
     Business Day — any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of Georgia or North Carolina or is a day on which banking institutions located in either such state are closed; provided, however, that when used with reference to a LIBOR Loan (including the making, continuing, prepaying or repaying of any LIBOR Loan), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

     Capital Adequacy Regulation — any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.
     Capital Expenditures — expenditures made or liabilities incurred for the acquisition of any Fixed Assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations; provided, however, that the amount of Capital Expenditures by any Borrower (or, in the case of any Borrower that consists of more than one division, by any division of such Borrower) during any fiscal period shall be reduced by the amount of sales proceeds (net of taxes, commissions, fees and other transaction costs and expenses) received by such Borrower (or division) during such period from its sale of Fixed Assets to the extent permitted under this Agreement, but in no event shall such amount be less than zero.
     Capitalized Lease Obligation — any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Carve-Out — shall have meaning ascribed to such term in the Interim DIP Financing Order and, upon entry by the Court, the Final DIP Financing Order.
     Carve-Out Reserve — a reserve for the Carve-Out, which shall be equal to no more than $1,000,000 plus an estimate by Lender for amounts accrued and unpaid pursuant to 28 U.S.C. 1930(a)(6); provided, however, that no Carve-Out Reserve will apply on any date if (i) Borrowers’ available cash on hand and on deposit with Lender on such date less Borrowers’ checks in float on such date exceeds the outstanding amount of Obligations on such date (after deducting from such cash any amount Borrowers have requested on such date to use as proceeds of Collateral), whether or not such Obligations are then contingent or are due or payable, (ii) no Event of Default exists on such date, and (iii) no Out-of-Formula Condition exists at the time of or would result from any pending request for use of proceeds of Collateral.
     Cash Collateral — cash, and any interest or other income earned thereon, that is deposited with Lender in accordance with this Agreement in order to Cash Collateralize any LC Obligations or other Obligations and as security for the Obligations to the extent provided in this Agreement.
     Cash Collateral Account — a demand deposit, money market or other account established by Lender at such financial institution as Lender may select in its discretion, including Lender, which account shall be in Lender’s name and subject to Lender’s Liens.
     Cash Collateralize — with respect to LC Obligations arising from Letters of Credit outstanding on any date or Obligations arising under Hedging Agreements on such date, the deposit with Lender of either (i) immediately available funds into the Cash Collateral Account in an amount equal to 105% of the sum of the aggregate Undrawn Amounts of such Letters of Credit and other existing LC Obligations, all Obligations existing under such Hedging Agreements, and all related fees and other amounts due in connection with such LC Obligations and Hedging Agreements, as applicable, or (ii) an irrevocable letter of credit in form and substance satisfactory to Lender, issued by an issuer satisfactory to Lender in an amount equal to 105% of the sum of the aggregate Undrawn Amounts of such Letters of Credit and other existing LC Obligations, all Obligations existing under such Hedging Agreements, and all related fees and other amounts due in connection with such LC Obligations and Hedging Agreements, as applicable.
     Cash Equivalents — (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition; (ii) domestic certificates of deposit and time deposits having maturities of not more than 12 months from the date of acquisition, bankers’

acceptances having maturities of not more than 12 months from the date of acquisition and overnight bank deposits, in each case issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, which at the time of acquisition are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and (unless issued by Lender) not subject to offset rights in favor of such bank arising from any banking relationship with such bank; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above; (iv) commercial paper having at the time of investment therein or a contractual commitment to invest therein a rating of A-1 (or better) by S&P or P-1 (or better) by Moody’s, and having a maturity within 9 months after the date of acquisition thereof; and (v) shares of any money market fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) — (iv), (b) has net assets not less than $500,000,000 and (c) has the highest rating obtainable from either Moody’s or S&P.
     Cash Management Agreement — any agreement entered into from time to time between any Obligor, on the one hand, and Lender or any of its Affiliates, on the other, in connection with cash management services for operating, collections, payroll, trust or other depository or disbursement accounts of such Obligor provided by such banking or financial institution, including automated clearinghouse services, controlled disbursement services, e-payable services, electronic funds transfer services, information reporting services, lockbox services, stop payment services, cash-pooling and netting services, daylight and other overdraft services, returned items services, wire transfer services, treasury services and depository services.
     Cash Management Order — a “first day order” entered by the Court at or about the time of the commencement of the Chapter 11 Cases that authorizes the continuation of Borrowers’ Pre-Petition cash management relationship with Lender and that includes, among other things, provisions authorizing Lender, in the Ordinary Course of Business, to set off against Deposit Accounts maintained by Borrowers with Lender all fees and expenses for cash management services provided to Borrowers by Lender and for indebtedness arising from Bank Products, analysis charges and other fees and expenses arising or incurred in connection therewith, in each case whether the foregoing are incurred or arise before or after the Petition Date, which order shall be in form and substance satisfactory to Lender in its discretion.
     CERCLA — the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.)
     Change of Control — the occurrence of any of the following: (i) any Borrower ceases to be a Wholly Owned Subsidiary of Parent, except as otherwise permitted pursuant to this Agreement; or (ii) a “Change of Control” or similar event occurs within the meaning of any document or agreement evidencing Debt of any Borrower or any of their respective Subsidiaries (other than the Obligations) having an outstanding principal balance of $5,000,000 or greater.
     Chapter 11 Cases — as defined in the recitals to this Agreement.
     Chattel Paper — shall have the meaning given to the term “chattel paper” in the UCC, but shall exclude chattel paper related exclusively to Fixed Assets.
     CIP — Coltec Industrial Products LLC, a Delaware limited liability company.
     CIP/GGB Pledge Agreement — the Amended and Restated Pledge Agreement dated as of January 1, 2010, executed by Coltec in favor of Garlock Sealing, pursuant to which Coltec grants Garlock Sealing a Lien in the Membership Interests.

     CIP/GGB Purchase Agreement — the Purchase and Sale Agreement, dated March 11, 2005, between Coltec and Garlock Sealing, with respect to the sale by Garlock Sealing to Coltec of the Membership Interests.
     Claims — all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, and all reasonable out-of-pocket costs (including reasonable out-of-pocket remedial response costs), charges, expenses and disbursements, of any kind or nature (including reasonable out-of-pocket attorneys’, accountants’, consultants’, or paralegals’ fees and expenses) which may at any time (including at any time following Full Payment of the Obligations, termination of the Commitment, or the Petition Date) be imposed on, incurred by, or asserted against any Lender Indemnitee in any way relating to or arising out of (i) the administration or enforcement of or performance under any of the DIP Loan Documents or consummation of any of the transactions described herein, (ii) any action taken or omitted to be taken by any Lender Indemnitee under or in connection with any of the DIP Loan Documents, (iii) the existence, perfection or realization upon Lender’s Liens upon any Collateral, (iv) the exercise by Lender of any of its rights or remedies under or in connection with any of the DIP Loan Documents, or (v) the failure of any Obligor to observe, perform or discharge any of such Obligor’s covenants or duties under any of the DIP Loan Documents or the inaccuracy or incompleteness of any representation or warranty of any Borrower in any of the DIP Loan Documents, in each case including any reasonable out-of-pocket costs or expenses incurred by any Lender Indemnitee in connection with any investigation, litigation, arbitration or other judicial or non-judicial proceeding (including any Insolvency Proceeding or appellate proceedings) whether or not such Lender Indemnitee is a party thereto.
     Closing Date — the date on which all of the conditions precedent in Section 11 are satisfied or waived and the initial Revolver Loans are made under this Agreement.
     Collateral — all of the Property and interests in Property in which a security interest or Lien is granted in Section 7 as security for the payment or performance of any of the Obligations; all Property in which a security interest or Lien is granted in any of the Security Documents as security for the payment or performance of any of the Obligations, whether or not such Property or interest in Property was in existence on or acquired by Borrowers after the Petition Date; and all Property in which a Lien is granted in any of the DIP Financing Orders as security for the payment or performance of any of the Obligations, whether or not such Property or interest in Property was in existence on or acquired by Borrowers after the Petition Date. The term Collateral shall include Springing Lien Collateral immediately upon satisfaction of the Springing Lien Conditions.
     Coltec — Coltec Industries Inc, a Pennsylvania corporation.
     Coltec/Stemco Subordinated Guaranty — the Amended and Restated Guaranty Agreement dated as of January 1, 2010, pursuant to which Coltec guaranties the obligations under the Stemco Subordinated Note.
     Coltec Subordinated Grid Note — the subordinated revolving credit promissory note dated June 30, 2005, made by Coltec and payable to the order of Garlock Sealing with a revolving credit maximum amount of $7,500,000.
     Coltec Subordinated Note — the amended and restated subordinated promissory note dated as of January 1, 2010, made by Coltec and payable to the order of Garlock Sealing in the original principal amount of $73,381,000.

     Combined Total Assets — as of any date of determination, the combined Total Assets of Borrowers and their combined Subsidiaries, as determined on a combined basis in accordance with GAAP.
     Commercial Tort Claim — shall have the meaning given to the term “commercial tort claim” in the UCC.
     Commitment — the commitment of Lender to make Revolver Loans and issue Letters of Credit pursuant to the DIP Facility, which shall not exceed $10,000,000 in the aggregate amount outstanding at any time (except as otherwise provided herein or in any DIP Financing Order with respect to Lender’s election to fund the Carve-Out).
     Commitment Termination Date — the date on which the Commitment is terminated, which shall be the soonest to occur of: (i) the last day of the DIP Term, (ii) the effective date of any confirmed Acceptable Plan, (iii) the date of filing by any Borrower of any Reorganization Plan that is not an Acceptable Plan, (iv) the date of entry of a Confirmation Order with respect to a Reorganization Plan filed by a Person other than a Borrower if such Reorganization Plan is not an Acceptable Plan, (v) the effective date of any sale of all or substantially all of the Collateral, (vi) the effective date of termination of the Commitment pursuant to Section 6.2 of this Agreement (whether by Lender upon or after the occurrence of an Event of Default or by Borrowers), (vii) the date on which Lender is granted relief from the automatic stay (after giving effect to the five (5) Business Day notice required for Lender to enforce its Liens as described in the Interim DIP Financing Order), or (viii) the date on which any of the Chapter 11 Cases is dismissed or converted by the Court.
     Committee — a creditors’, equity security holders’ or other committee appointed in the Chapter 11 Cases.
     Compliance Certificate — a Compliance Certificate to be provided by Borrower Agent to Lender in accordance with, and in the form annexed as Exhibit A to, this Agreement and the supporting schedules to be annexed thereto.
     Confirmation Order — an order entered by the Court confirming a Reorganization Plan.
     Consolidated — the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
     Contingent Obligation — with respect to any Person, any obligation of such Person arising from any guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the Ordinary Course of Business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligations or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase Property or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the amount of the liability for such Contingent Obligation required to be recorded in accordance with GAAP.
     Contributing Borrower — as defined in Section 5.10.4.
     Controlled Disbursement Account — a demand deposit account maintained by Borrowers at Lender (or an Affiliate of Lender) and to which proceeds of Revolver Loans may be wired from time to time.
     Court — shall have the meaning ascribed to such term in the recitals of this Agreement.
     Credit Judgment — Lender’s reasonable judgment exercised in a manner consistent with its customary practices or otherwise in good faith, based upon its consideration of any factor that it believes (i) will or would reasonably be expected to affect adversely the quantity, quality, mix or value of any Collateral, the enforceability or priority of Lender’s Liens thereon or the amount that Lender would be likely to receive (after taking into account delays in the payment and estimated costs of enforcement) in the collection of the Accounts or liquidation of any of the Collateral; (ii) causes any collateral report or financial information delivered to Lender by any Person on behalf of any Obligor to be incomplete, inaccurate or misleading in any material respect; or (iii) creates or reasonably would be expected to create or result in a Default or Event of Default. In exercising such judgment, Lender may consider such factors already included in or tested by the definitions of Eligible Accounts or Eligible Inventory, as well as any of the following: (a) the financial and business climate of Borrowers’ industry, to the extent such climate would reasonably be expected to have an effect on Borrowers; (b) changes in collection history and dilution with respect to the Accounts; (c) changes in demand for, and pricing of, any Inventory; (d) material changes in any concentration risks with respect to Accounts or Inventory; and (e) any of the factors that would reasonably be expected to materially increase the credit risk of lending to any of Borrowers on the security of the Collateral.
     CWA — the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
     Debt — as applied to a Person means, without duplication, all liabilities, obligations and indebtedness of such Person to any other Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise, consisting of indebtedness for Money Borrowed or the deferred purchase price of property, excluding trade payables, but including (i) Capitalized Lease Obligations and all obligations or liabilities created or arising under any conditional sale or other title retention agreement with respect to property used or acquired by such Person, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the applicable Person prepared in accordance with GAAP; (ii) all obligations and liabilities of any Person secured by any Lien on such Person’s Property, even though such Person shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such Property shall be included in Debt only to the extent of the book value of such Property as would be shown on a balance sheet of such Person prepared in accordance with GAAP; (iii) all Contingent Obligations of such Person; (iv) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and (v) in the case of an Obligor

(without duplication), the Obligations. The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.
     Default — an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
     Default Rate — on any date, a rate per annum that is equal to (i) in the case of each Revolver Loan outstanding on such date, 2% in excess of the rate otherwise applicable to such Revolver Loans on such date, and (ii) in the case of any of the other Obligations outstanding on such date, 2% in excess of the Base Rate in effect on such date plus the Applicable Margin otherwise applicable to Base Rate Loans on such date.
     Deposit Account — shall have the meaning given to the term “deposit account” in the UCC.
     DIP Facility — the credit facility established by Lender in favor of Borrowers under Section 2 of this Agreement and pursuant to which the Commitment is made available by Lender.
     DIP Financing Orders — collectively, the Interim DIP Financing Order and the Final DIP Financing Order.
     DIP Loan Documents — this Agreement, each other Security Document, each Guaranty Agreement, the Subordination Agreements, the Notices of Borrowing, Borrowing Base Certificates, Compliance Certificates, UCC-1 financing statements and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Obligations contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed, restated or substituted from time to time.
     DIP Term — a period commencing on the date of entry of the Interim DIP Financing Order and ending on the Outside Commitment Date.
     Distribution — in respect of any entity, (i) any payment of any dividends or other distributions on Equity Interests of the entity (except distributions in such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.
     Document — shall have the meaning given to the term “document” in the UCC, but shall exclude documents related exclusively to Fixed Assets.
     Dollars and the sign $ — lawful money of the United States of America.
     Domestic Subsidiary — a Subsidiary of a Borrower that is incorporated under the laws of a state of the United States or the District of Columbia.
     Dominion Account — a special account of a Borrower or Lender established by such Borrower at Lender and over which Lender shall have exclusive access and control for withdrawal purposes.
     EBITDA — with respect to any fiscal period of Borrowers, Adjusted Net Earnings, plus, to the extent deducted in the determination of Adjusted Net Earnings for that fiscal period, interest expenses, federal, state, local and foreign income taxes, and depreciation and amortization.

     Electronic Chattel Paper — shall have the meaning given to the term “electronic chattel paper” in the UCC.
     Eligible Account — an Account that arises in the Ordinary Course of Business of a Borrower from the sale of Inventory or rendition of services, is payable in Dollars, is subject to Lender’s duly perfected Lien, and is deemed by Lender, in its Credit Judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if (i) it arises out of a sale made by a Borrower to an Affiliate of a Borrower, a Person controlled by an Affiliate of a Borrower or a Blocked Person; (ii) it is unpaid for more than 60 days after the original due date shown on the invoice; (iii) it is due or unpaid more than 90 days after the original invoice date; (iv) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts under clauses (ii) or (iii) above; (v) the total unpaid Accounts of the Account Debtor exceed 20% of the aggregate amount of all Accounts, to the extent of such excess; (vi) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (vii) the Account Debtor is also such Borrower’s creditor or supplier, or has disputed liability with respect to such Account or has made any claim with respect to any other Account due from such Account Debtor to such Borrower, or the Account otherwise is subject to any right of setoff (unless waived pursuant to an agreement acceptable to Lender), counterclaim, recoupment, reserve, defense or chargeback, provided that the Accounts of such Account Debtor shall be ineligible only to the extent of the amount owing to such creditor or supplier or the amount of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (viii) an Insolvency Proceeding has been commenced by or against the Account Debtor, unless otherwise approved by Lender, or the Account Debtor has failed, suspended or ceased doing business; (ix) to Borrowers’ knowledge, the Account Debtor is not Solvent; (x) the invoice relating thereto is sent to a location outside the United States or Canada or, to Borrowers’ knowledge, such Account arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or Canada or that has its principal office, assets or place of business outside of the United States or Canada, except, in any such case, to the extent that the sale is supported or secured by an Approved Credit Enhancement; (xi) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (xii) the Account Debtor is the United States or any department, agency or instrumentality thereof, unless the applicable Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and Applicable Law disallows or restricts an assignment of Accounts on which it is the Account Debtor; provided, that, unless Lender otherwise notifies Borrowers, Accounts not satisfying this clause (xii) in the aggregate amount not exceeding $1,000,000 shall be Eligible Accounts if all other requirements of this definition are met; (xiii) the Account Debtor is located in any jurisdiction which requires the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such jurisdiction of payment of such Account unless the applicable Borrower has either qualified to transact business in such jurisdiction or filed a Notice of Business Activities Report or other required report with the appropriate officials in those jurisdictions for the then current year; (xiv) the Account Debtor is located in a jurisdiction in which such Borrower is deemed to be doing business under the laws of such jurisdiction and which denies creditors access to its courts in the absence of qualification to transact business in such jurisdiction or of the filing of any reports with such jurisdiction, unless such Borrower has qualified to transact business in such jurisdiction or has filed all required reports; (xv) the Account is subject to a Lien other than a Permitted Lien; (xvi) the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor, the services giving rise to such Account have not been performed by such Borrower and accepted by the Account Debtor, or the Account otherwise does not represent a final sale; (xvii) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (xviii) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (xix) such Borrower has made any agreement with the

Account Debtor for any deduction therefrom, except for discounts or allowances for prompt payment or otherwise made in the Ordinary Course of Business and which discounts or allowances (other than discounts for prompt payment in the Ordinary Course of Business) are reflected in the calculation of the face value of each invoice related to such Account; (xx) such Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; (xxi) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (xxii) it arises from the sale of Inventory that is not Eligible Inventory pursuant to clause (ii) of the definition of “Eligible Inventory”; or (xxiii) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.
     Eligible Inventory — Inventory which is owned by a Borrower (other than packaging or shipping materials, labels, samples, display items, bags, and replacement parts and manufacturing supplies used in a Borrower’s business) and which Lender, in its Credit Judgment, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (i) it is raw materials, finished goods or, if the Value of Eligible Inventory is being determined pursuant to a Qualified Appraisal, work-in-process; (ii) it is owned by a Borrower and it is not held by such Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (iii) it is in good and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (iv) it is not slow-moving, obsolete or unmerchantable and is not goods returned to such Borrower by or repossessed from an Account Debtor; (v) it meets all standards imposed by any Governmental Authority and does not constitute hazardous materials under any Environmental Law to the extent such goods can be transported or sold only with licenses or permits that are not readily available; (vi) it conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (vii) it is at all times subject to Lender’s duly perfected, first priority security interest and no other Lien except, in each case, a Permitted Lien; (viii) if it is located in a public warehouse or in possession of a bailee or in a facility leased by a Borrower, the applicable warehouseman, bailee or lessor has delivered to Lender a Lien Waiver or, if required by Lender, a Rent Reserve has been established for such location; (ix) it is not in transit or outside the continental United States and is not consigned or leased to any Person; (x) it is not the subject of a negotiable warehouse receipt or other negotiable Document; (xi) it has not been sold or leased and such Borrower has not received any deposit or down payment in respect thereof in anticipation of a sale; (xii) it does not contain or bear any Intellectual Property licensed to a Borrower by any Person, unless Lender is satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of Section 12 without infringing the rights of such Person or violating any contract with such Person (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement) and, if requested by Lender, as to which such Borrower has delivered to Lender a consent or sublicense agreement from such licensor in form and substance acceptable to Lender; and (xiii) it is not the subject of an Intellectual Property Claim.
     Enforcement Action — action taken or to be taken by Lender, during any period that an Event of Default exists, to enforce collection of the Obligations or to realize upon any Collateral (whether by judicial action, under power of sale, by self-help repossession, by notification to Account Debtors, or by exercise of rights of setoff or recoupment); provided, however, that, for the avoidance of doubt, none of the following shall constitute an Enforcement Action: (i) making demand for payment or accelerating the maturity of the Obligations; (ii) the receipt and application by Lender to the Obligations of collections of Accounts or proceeds of other Collateral received from account debtors or through any lockbox or other cash management arrangement, whether or not any Default or Event of Default exists at the time of receipt or application; (iii) the implementation of reserves under this Agreement; (iv) the cessation (whether temporary or permanent) of lending under this Agreement due to the existence of an Out-of-Formula Condition or a Default or an Event of Default or the failure to satisfy conditions precedent; or (v)

the exercise by Lender of any right of offset with respect to Banking Relationship Debt, whether prior to or after a Default or Event of Default.
     Environmental Laws — all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether now or hereafter in effect, including CERCLA, RCRA and CWA.
     Environmental Release — a release as defined in CERCLA or under any other applicable Environmental Laws.
     Equipment — shall have the meaning given to the term “equipment” in the UCC and shall include with respect to any Person, all of such Person’s now owned or hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory, books and records and other tangible personal property included as Collateral pursuant to Section 7.1(a)) including embedded software, motor vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by such Person and all of such Person’s rights and interests with respect thereto under such leases (including options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.
     Equity Interest — (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.
     ERISA — the Employee Retirement Income Security Act of 1974.
     Estate — the estate created in each of the Chapter 11 Cases pursuant to Section 541(a) of the Bankruptcy Code.
     Eurocurrency Liabilities — as defined in the definition of Reserve Percentage.
     Event of Default — as defined in Section 12.
     Excess — as defined in Section 3.11.
     Excluded Taxes — with respect to Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of Lender, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which its principal office is located or, in the case of Lender, in which its applicable lending office is located.

     Executive Order No. 13224 — Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
     Existing Letter of Credit — shall have the meaning ascribed to such term in Section 2.3.5.
     Extended Term Letter of Credit — a standby Letter of Credit which has an expiration date that is (x) after the first anniversary of the issuance of such Letter of Credit and (y) on or before the third anniversary of the issuance of such Letter of Credit (which expiration date may extend beyond the last Business Day of the DIP Term) and to which the following conditions and/or requirements apply: (i) the aggregate face amount of all such Letters of Credit which are outstanding at any one time shall not exceed $500,000 and (ii), if any such Letter of Credit remains outstanding on or after the Commitment Termination Date or on the last Business Day of the DIP Term, then Borrowers shall be required to Cash Collateralize such Letter of Credit in accordance with the provisions of Section 2.3.3.
     Extraordinary Expenses — all costs, expenses, fees (including reasonable out-of-pocket fees incurred to Lender Professionals) or advances that Lender may suffer or incur during any period that a Default or Event of Default exists, on account of or in connection with (i) the audit, inspection, repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral; (ii) any action, suit, litigation, arbitration, contest or other judicial or non-judicial proceeding (whether instituted by or against Lender, any Obligor, any receiver or trustee for any Obligor or any representative of creditors of any Obligor or any other Person) in any way arising out of or relating to any of the Collateral (or the validity, perfection, priority or avoidability of Lender’s Liens with respect to any of the Collateral), any of the DIP Loan Documents or the validity, allowance or amount of any of the Obligations, including any lender liability or other Claims asserted against Lender; (iii) the exercise, protection or enforcement of any rights or remedies of Lender in, the Chapter 11 Cases; (iv) the settlement or satisfaction of any Liens upon any Collateral (whether or not such Liens are Permitted Liens); (v) the collection or enforcement of any of the Obligations, whether by Enforcement Action or otherwise; (vi) the negotiation, documentation, and closing of any amendment, waiver, restructuring or forbearance agreement with respect to the DIP Loan Documents or Obligations; (vii) amounts advanced by Lender pursuant to Section 8.1.3; or (viii) the enforcement of any of the provisions of any of the DIP Loan Documents. Such costs, expenses and advances may include transfer fees, taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, travel expenses, all other fees and expenses payable or reimbursable by Borrowers or any other Obligor under any of the DIP Loan Documents, and all other fees and expenses associated with the enforcement of rights or remedies under any of the DIP Loan Documents, but excluding overhead of Lender or compensation paid to employees (including inside legal counsel who are employees) of Lender.
     Federal Funds Rate — (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Lender on the applicable day on such transactions, as determined by Lender.
     FEIN — with respect to any Person, the Federal Employer Identification Number of such Person.
     Final DIP Budget — shall have the meaning ascribed to such term in Section 10.1.11.

     Final DIP Motion — the final motion of Borrowers for approval of the Final DIP Financing Order.
     Final DIP Financing Order — an order that is entered by the Court pursuant to Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001(c), contains provisions substantially the same as those in the Interim DIP Financing Order, is otherwise in form and substance acceptable to Lender in all respects, and authorizes the continued provision of financing to Borrowers pursuant to the DIP Loan Documents.
     Fiscal Quarter — a period of three (3) consecutive months that end on the last day of March, June, September or December.
     Fiscal Year — the fiscal year of Borrowers and their Subsidiaries for accounting and tax purposes, which ends on December 31 of each year.
     Fixed Assets — with respect to each Borrower, all Real Property and Equipment at any time owned by such Borrower.
     Fixed Charge Coverage Ratio — as of any date of determination for any period, the ratio of (i) EBITDA to (ii) Fixed Charges, as determined for Borrowers on a combined basis.
     Fixed Charges — with respect to any fiscal period of Borrowers on a combined basis, without duplication, (i) interest expense, plus (ii) Capital Expenditures (excluding Capital Expenditures funded with Debt other than Revolver Loans, but including, without duplication, principal payments with respect to such Debt), plus (iii) scheduled principal payments of Debt, plus (iv) federal, state, local and foreign income taxes payable in cash (excluding deferred taxes and without giving effect to any cash tax refund), plus (v) all Distributions (to the extent approved by the Court and consented to by Lender) made by any Borrower during such fiscal period.
     FLSA — the Fair Labor Standards Act of 1938.
     Foreign Subsidiary — a Subsidiary that is not a Domestic Subsidiary.
     Full Payment — with respect to any Obligations, the full, final and indefeasible payment in full, in cash and in Dollars (or, if requested by Lender with respect to any reimbursement obligations owing with respect to any Letter of Credit issued in a foreign currency, in such foreign currency), of such Obligations, including all interest, fees and other charges payable in connection therewith under any of the DIP Loan Documents, whether such interest, fees or other charges accrue or are incurred prior to or during the pendency of the Chapter 11 Cases or any other Insolvency Proceeding; with respect to any LC Obligations represented by undrawn Letters of Credit and Banking Relationship Debt (including Debt arising under Hedging Agreements), the depositing of cash with Lender, as security for the payment of such Obligations, not to exceed 105% of the aggregate undrawn amount of such Letters of Credit and 105% of Lender’s good faith estimate of the amount of Banking Relationship Debt due and to become due after termination of such Bank Products. The Full Payment of the Obligations shall not be deemed to have occurred until the Commitment has expired or been terminated.
     Funded Debt — with respect to Obligors and their Domestic Subsidiaries, (i) Debt of Obligors and their Domestic Subsidiaries consisting of or relating to (a) the borrowing of money or the obtaining of credit (other than trade payables incurred in the Ordinary Course of Business), including the Obligations, (b) the deferred purchase price of assets (other than trade payables incurred in the Ordinary Course of Business), or (c) Capitalized Lease Obligations, and (ii) Debt of the type referred to in clause (i) of another Person guaranteed by an Obligor or Domestic Subsidiary.

     GAAP — generally accepted accounting principles in the United States in effect from time to time.
     Garlock Bearing — GGB, LLC (formerly Glacier Garlock Bearings LLC), a Delaware limited liability company.
     Garlock Note — that certain promissory note dated as of August 1, 1996, in the original principal amount of $375,000,000, made by Garlock Sealing (successor to Stemco LP (DE), which itself was successor to Stemco LLC, which itself was successor by merger to Stemco Inc.) and assigned to Garrison.
     Garlock Revolving Note — that certain revolving note dated as of September 13, 1996 made by Garrison in favor of Garlock Sealing in the original principal amount of $200,0000,000 in connection with the Letter Agreement.
     Garlock Sealing — as defined in the preamble to this Agreement.
     Garrison — as defined in the preamble to this Agreement.
     Garrison Note — that certain demand note dated as of September 13, 1996 made by Garlock Sealing to Garrison in the original principal amount of $200,000,000 in connection with the Letter Agreement.
     General Intangible — shall have the meaning given to the term “general intangible” in the UCC, but shall exclude general intangibles related exclusively to Fixed Assets. The term “general intangibles” shall include, except to the extent related exclusively to Fixed Assets, each Borrower’s choses in action, causes of action, company or other business records, inventions, blueprints, designs, patents, patent applications, trademarks, trademark applications, trade names, trade secrets, service marks, goodwill, brand names, copyrights, registrations, licenses, franchises, customer lists, permits, tax refund claims, computer software, operational manuals, internet addresses and domain names, insurance refunds and premium rebates, all rights to indemnification and all other intangible property of such Borrower of every kind and nature (other than Accounts).
     Goods — shall have the meaning given to the term “goods” in the UCC.
     Governmental Approvals — all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     Governmental Authority — any federal, state, municipal, national, foreign or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the District of Columbia or a foreign entity or government.
     Guarantors — each Person who guarantees payment or performance of the whole or any part of the Obligations.
     Guaranty — each guaranty agreement now or hereafter executed by a Guarantor in favor of Lender with respect to any of the Obligations.
     Hedging Agreement — any interest rate protection agreement, foreign currency exchange agreement, forward contract, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

     Indemnified Taxes — Taxes other than Excluded Taxes.
     Insolvency Proceeding — any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (i) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (ii) the appointment of a receiver (or administrative receiver), trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property, (iii) an assignment or trust mortgage for the benefit of creditors of such Person, or (iv) the liquidation, dissolution or winding up of the affairs of such Person.
     Instrument — shall have the meaning given to the term “instrument” in the UCC.
     Insurance Receivables Rights — all rights and interests, now owned or hereafter acquired, in and to the insurance accounts receivable with respect to, or otherwise payable under, the Asbestos Insurance Policies, and any supplementary or other contracts issued in connection with such Asbestos Insurance Policies, any additional insurance proceeds of such insurance policies which are or may hereafter become payable, and all claims, options, privileges, rights and interests in and under such policies to collect and receive such accounts receivable and insurance proceeds, subject to all of the terms and conditions of such policies.
     Intellectual Property — all intellectual and similar Property of a Person of every kind and description, including inventions, designs, patents, patent applications, copyrights, trademarks, service marks, trade names, mask works, trade secrets, confidential or proprietary information, know-how, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, all books and records describing or used in connection with the foregoing and all licenses, or other rights to use any of the foregoing.
     Intellectual Property Claim — the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property is violative of any ownership or right to use any Intellectual Property of such Person.
     Intercompany Notes — collectively, the Anchor Note, the Garlock Note, the Garlock Revolving Note, and the Garrison Note.
     Intercompany Services Agreements — collectively, the Intercompany Services Agreement dated as of June 1, 2010, among Parent, Coltec and Garlock Sealing, and the Intercompany Services Agreement dated as of June 1, 2010, among Parent, Coltec and Garrison.
     Interest — as defined in Section 3.11.
     Interest Period — as defined in Section 3.1.3.
     Interim DIP Budget — means a cash flow forecast, in form and substance acceptable to Lender, projecting, among other things, each Borrower’s forecasted cash flow, cash receipts and disbursements (including costs of the Chapter 11 Cases) for each week in the four-week period following the Petition Date as well as a depiction of operating results for the four-week period following the Petition Date, a summary of which is to be attached to the Interim DIP Motion as such budget may be amended, modified, restated, extended or supplemented from time to time with Lender’s prior written consent.

     Interim DIP Financing Order — an order which is entered by the Court, following proper notice and a hearing thereon, which is in all respects satisfactory to Lender and which, among other things, approves the form and substance of the DIP Loan Documents evidencing the DIP Facility; grants judicial Liens to Lender pursuant to Section 364 of the Bankruptcy Code as contemplated herein and as provided for in the DIP Loan Documents; confers Section 503(b) administrative status and Section 364(c)(1) priority status on all Obligations; and finds that Lender has acted in good faith in connection with the proposed financing and is entitled to the benefits of Section 364(e) of the Bankruptcy Code.
     Interim DIP Motion — the motion of Borrowers for approval of the DIP Facility and for entry of the Interim DIP Financing Order.
     Interim Period — the period commencing on the date that the Interim DIP Financing Order is entered by the Court and ending on the sooner to occur of the date that (a) the Final DIP Financing Order is entered by the Court or (b) is forty-five (45) days after the date of entry of the Interim DIP Financing Order.
     Inventory — shall have the meaning given to the term “inventory” in the UCC and shall include all goods intended for sale or lease by a Borrower, or for display or demonstration; all work in process, all raw materials and other materials and supplies of every nature and description used or which might be used in connection with the manufacture, printing, packing, shipping, advertising, selling, leasing or furnishing of such goods or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
     Inventory Formula Amount — on any date of determination thereof, (a) prior to the date of delivery to Lender of the first Qualified Appraisal and Lender’s approval thereof, an amount equal to 50% of the Value of Eligible Inventory of Borrowers on such date, and (b) on or after the date of delivery to Lender of the first Qualified Appraisal and Lender’s approval thereof, the lesser of (i) 65% of the Value of Eligible Inventory of Borrowers on such date or (ii) 85% of the product obtained by multiplying (x) the Value of Eligible Inventory of Borrowers on such date in respect of which a Qualified Appraisal has been conducted by (y) the Net Orderly Liquidation Value Percentage.
     Inventory Reserve — such reserves as may be established from time to time by Lender in its Credit Judgment to reflect changes in the salability of any Eligible Inventory in the Ordinary Course of Business or such other factors as may negatively impact the Value of any Eligible Inventory. Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, markdowns, and vendor chargebacks.
     Investment Property — shall have the meaning given to the term “investment property” in the UCC and shall include all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts and commodity accounts.
     LC Application — an application by any or all Borrowers to Lender (which may be joined in by any other Obligor or any Subsidiary of a Borrower), pursuant to a form approved by Lender, for the issuance of a Letter of Credit, that is submitted to Lender at least 3 Business Days prior to the requested issuance of such Letter of Credit.
     LC Conditions — the following conditions, the satisfaction of each of which is required before Lender shall be obligated issue a Letter of Credit: (i) each of the conditions set forth in Section 11 has been and continues to be satisfied, including the absence of any Default or Event of Default; (ii) after giving effect to the issuance of the requested Letter of Credit and all other unissued Letters of Credit for which an LC Application has been signed by a Borrower and approved by Lender, the LC Obligations would not exceed $8,000,000 and no Out-of-Formula Condition would exist, and, if no Revolver Loans are outstanding, the LC Obligations do not, and would not upon the issuance of the requested Letter of Credit, exceed Availability; (iii) such Letter of Credit (A) satisfies each of the LC Expiry Date Conditions or (B) otherwise constitutes an Extended Term Letter of Credit; (iv) the currency in which payment is to be made under the Letter of Credit is Dollars or, with Lender’s consent, another currency in which Lender issues letters of credit; and (v) the form of the proposed Letter of Credit is reasonably satisfactory to Lender, provides for sight drafts only and does not contain any language that automatically increases the amount available to be drawn under the Letter of Credit. All of the LC Conditions shall be deemed to have been satisfied with respect to the Existing Letter of Credit upon entry of the Interim DIP Financing Order.
     LC Documents — any and all agreements, instruments and documents (including an LC Application) required by Lender to be executed by Borrowers or any other Person and delivered to Lender for the issuance, amendment or renewal of a Letter of Credit.
     LC Expiry Date Conditions — the conditions that a Letter of Credit have an expiration date that is no more than 365 days from the date of issuance, in the case of standby Letters of Credit, and no more than 180 days from the date of issuance, in the case of documentary Letters of Credit, and that, in either event, such expiration date be at least 30 days prior to the last Business Day of the DIP Term unless otherwise agreed by Lender in its discretion.
     LC Facility — the subfacility in the amount of $8,000,000 for Letters of Credit established as part of the Commitment pursuant to Section 2.3.
     LC Obligations — on any date, an amount (in Dollars) equal to the sum of (without duplication) (i) all amounts then due and payable by any Obligor on such date by reason of any payment that is made by Lender under a Letter of Credit and that has not been repaid to Lender, plus (ii) the aggregate Undrawn Amount of all Letters of Credit which are then outstanding or for which an LC Application has been delivered to and accepted by Lender, plus (iii) all fees and other amounts due in respect of Letters of Credit outstanding on such date.
     LC Request — a request for issuance of a Letter of Credit, to be provided by a Borrower to Lender, in form satisfactory to Lender.
     Lender — shall have the meaning ascribed to such term in the preamble of this Agreement.
     Lender Indemnitees — Lender and its Affiliates, and all of its and its Affiliates’ respective present and future officers, directors, employees, agents and Lender Professionals.
     Lender Professionals — attorneys, accountants, appraisers, business valuation experts, environmental engineers or consultants, turnaround consultants and other professionals or experts retained by Lender.
     Letter Agreement — that certain letter agreement between Garlock Sealing and Garrison dated as of September 13, 1996, as at any time amended.
     Letter of Credit — a standby or documentary letter of credit issued by Lender for the account of any Borrower (whether individually or as co-applicant with another Obligor or Subsidiary of an Obligor), including the Existing Letter of Credit.

     Letter-of-Credit Right — shall have the meaning given to the term “letter-of-credit-right” in the UCC.
     LIBOR Lending Office — the office designated by Lender as its LIBOR Lending Office or, in the absence of such designation, the office of Lender at the address shown for Lender on the signature page hereof.
     LIBOR Loan — a Revolver Loan, or portion thereof, during any period in which it bears interest at a rate based upon the applicable Adjusted LIBOR Rate.
     Lien — any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases (as lessor) and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, an Obligor shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
     Lien Waiver — an agreement duly executed in favor of Lender, in form and content reasonably acceptable to Lender, by which (i) for locations leased by an Obligor, an owner or mortgagee of premises upon which any Property of an Obligor is located agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Lender’s Lien therein and to permit Lender to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property, or (ii) for locations at which any Obligor places Inventory with a warehouseman or a processor, such warehouseman or processor agrees to waive or subordinate any Lien it may have with respect to such Property in favor of Lender’s Lien therein and to permit Lender to enter upon such premises and remove such Property or to use such premises to store or dispose of such Property; provided, that the Lien waiver agreements executed in connection with the Pre-Petition Loan Agreement are deemed reasonably acceptable Lien Waivers hereunder.
     Loan Account — the loan account established by Lender on its books pursuant to Section 5.7.
     Loan Year — a period commencing each calendar year on the same month and day as the date of this Agreement and ending on the same month and day in the immediately succeeding calendar year, with the first such period (i.e. the first Loan Year) to commence on the date of this Agreement.
     Margin Stock — shall have the meaning ascribed to it in Regulation U and of the Board of Governors.
     Material Adverse Effect — the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (i) has a material adverse effect upon the business, operations, Properties or condition (financial or otherwise) of Obligors and their Subsidiaries, taken as a whole; (ii) has or would be reasonably expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any of the other DIP Loan Documents against any Borrower or against any other Obligor with assets having a book value of $2,000,000 or more; (iii) has a material adverse effect upon the value of the Collateral, taken as a whole, the Liens of Lender with respect to the Collateral, taken as a whole, or the priority of such Liens, taken as a whole; (iv) impairs in any material respect the ability of any Borrower or the ability of any other Obligor with assets having a book value of $2,000,000 or more to perform its obligations under this Agreement or any of the other DIP Loan Documents, including repayment of any of the Obligations when due; or (v) impairs in any material respect the ability of Lender to enforce or collect the Obligations or realize upon any material portion of the Collateral in accordance with this Agreement, the other DIP Loan Documents and Applicable Law.
     Material Contract — an agreement to which an Obligor is a party (other than the DIP Loan Documents) (i) which is deemed to be a material contract of Parent and its Subsidiaries as provided in Regulation S-K promulgated by the SEC under the Securities Act of 1933 (excluding material contracts described under paragraph (b)(10)(iii) of Item 601 of Regulation S-K) or (ii) for which breach, termination, cancellation, nonperformance or failure to renew would reasonably be expected to have a Material Adverse Effect.
     Maximum Rate — the maximum non-usurious rate of interest permitted by Applicable Law that at any time, or from time to time, may be contracted for, taken, reserved, charged or received on the Debt in question or, to the extent that at any time Applicable Law may thereafter permit a higher maximum non-usurious rate of interest, then such higher rate. Notwithstanding any other provision hereof, the Maximum Rate shall be calculated on a daily basis (computed on the actual number of days elapsed over a year of 365 or 366 days, as the case may be).
     Membership Interests — the membership interests of CIP and Garlock Bearing previously owned by Garlock Sealing and sold to Coltec pursuant to the CIP/GGB Purchase Agreement.
     Money Borrowed — as applied to any Person, without duplication, (i) Debt arising from the lending of money by any other Person to such Person; (ii) Debt, whether or not in any such case arising from the lending of money by another Person to such Person, (A) which is represented by notes payable or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property (other than accounts payable); (iii) Debt that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit; and (v) Debt of such Person under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Person.
     Moody’s — Moody’s Investors Services, Inc.
     Multiemployer Plan — has the meaning set forth in Section 4001(a)(3) of ERISA.
     Net Amount — on any date of determination thereof, the face amount of Accounts of Borrowers on such date less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or sales, excise or other similar Taxes) at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date.
     Net Orderly Liquidation Value Percentage — at any date and with respect to any Inventory, the percentage of the Value of such Inventory expected to be realized at an orderly, negotiated sale of such Inventory that is held within a reasonable period of time, as such percentage is reasonably determined by Lender from the most recent Qualified Appraisal received by Lender on or before such date.
     Notice of Borrowing — as defined in Section 4.1.1(i).
     Notice of Conversion/Continuation — as defined in Section 3.1.2(ii).

     Obligations — in each case, whether now in existence or hereafter incurred or arising, (i) the principal of, and interest and premium, if any, on the Revolver Loans, (ii) all LC Obligations and all other obligations of any Obligor to Lender arising in connection with the issuance of any Letter of Credit, (iii) all liabilities and obligations of Borrowers under any indemnity for Claims, (iv) all Extraordinary Expenses, (v) all amounts funded with Revolver Loans under the Carve-Out (whether or not, at the time or as a result of such funding, the aggregate amount of the Revolver Loans and the other Obligations exceeds the Commitment or an Out-of-Formula Condition exists), (vi) all Banking Relationship Debt, and (vii) all other Debts, covenants, duties and obligations (including Contingent Obligations) now or at any time or times hereafter owing by any Obligor to Lender under or pursuant to this Agreement or any of the other DIP Loan Documents (including any Guaranty), whether evidenced by any note or other writing, whether arising from any extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, including all interest, charges, expenses, fees or other sums chargeable to any or all Obligors under any of the DIP Loan Documents.
     Obligor — each Borrower and each Guarantor.
     Ordinary Course of Business — with respect to any transaction involving any Person, the ordinary course of such Person’s business, as undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any DIP Loan Document.
     Organic Documents — with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.
     OSHA — the Occupational Safety and Hazard Act of 1970.
     Out-of-Formula Condition — as defined in Section 2.1.2.
     Out-of-Formula Loan — a Revolver Loan made or outstanding when an Out-of-Formula Condition exists or the amount of any Revolver Loan which, when funded, results in an Out-of-Formula Condition.
     Outside Commitment Date — December 7, 2011; provided however that such date shall be extended for twelve-month renewals (not to exceed a total of 4 such renewals) upon Borrowers’ written request to Lender on or before 10 days prior to the last day of the then applicable DIP Term, in each case subject to the satisfaction of each of the Renewal Conditions (or the waiver thereof by Lender in writing in its discretion) on each anniversary date.
     Parent — EnPro Industries, Inc., a North Carolina corporation.
     Paying Borrower — as defined in Section 5.10.4.
     Payment Account — one or more accounts maintained by Lender to which all monies from time to time deposited to a Dominion Account shall be transferred and all other payments shall be sent in immediately available federal funds.
     Payment Intangible — shall have the meaning given to the term “payment intangible” in the UCC.

     Payment Item — each check, draft, or other item of payment payable to a Borrower evidencing or constituting proceeds of any of the Collateral.
     Pending Revolver Loans — at any date, the aggregate principal amount of all Revolver Loans which have been requested in any Notice of Borrowing received by Lender but which have not theretofore been advanced by Lender.
     Permitted Contingent Obligations — Contingent Obligations (i) arising from endorsements of items of payment for collection or deposit in the Ordinary Course of Business, (ii) arising from Hedging Agreements entered into in the Ordinary Course of Business pursuant to this Agreement or with Lender’s prior written consent, (iii) of any Borrower and its Subsidiaries set forth on Schedule 10.2.3, including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal, (iv) incurred in the Ordinary Course of Business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations, (v) arising under indemnity agreements to title insurers to cause such title insurers to issue to Lender title insurance policies, (vi) with respect to customary indemnification obligations in favor of purchasers in connection with Asset Dispositions permitted under Section 10.2.9, (vii) consisting of reimbursement obligations from time to time owing by any Borrower to Lender with respect to Letters of Credit (but in no event to include reimbursement obligations at any time owing by a Borrower to any other Person that may issue letters of credit for the account of Borrowers), (viii) under any Guaranty, (ix) under the Coltec/Stemco Subordinated Guaranty, (x) arising under guaranties by any Borrower of the payment or performance of any Debt or other obligations of another Obligor permitted to be incurred under the terms of this Agreement, (xi) arising under unsecured guaranties entered into by any Borrower in the Ordinary Course of Business guaranteeing obligations and liabilities not constituting Debt of any Obligor or any Obligor’s respective Subsidiaries, (xii) arising under unsecured guaranties entered into by any Borrower guaranteeing obligations and liabilities incurred by Foreign Subsidiaries in the Ordinary Course of Business under commercial credit cards, (xiii) arising under indemnity agreements with respect to discontinued operations to the extent that (a) such Contingent Obligations have been approved by Lender or (b) the aggregate amount of such Contingent Obligations incurred under this clause (xiii) without Lender’s approval does not exceed $1,000,000, and (xiv) of Foreign Subsidiaries.
     Permitted Fixed Asset Debt — Debt of Borrowers that is unsecured or is secured only by a Fixed Asset Lien, provided that the aggregate principal amount of such Debt outstanding at any time does not exceed $2,000,000. For the purposes of this definition, (a) any such Debt (but not any increase in the principal amount thereof after the Closing Date) of Borrowers that is listed on Schedule 10.2.3 shall not be included in the calculation of the amount of Permitted Fixed Asset Debt and (b) the principal amount of any Debt consisting of capitalized leases shall be computed as a Capitalized Lease Obligation.
     Permitted Fixed Asset Lien — a Lien upon Fixed Assets, but only if such Lien shall at all times be confined solely to Fixed Assets (and Chattel Paper, Documents and General Intangibles solely related thereto and proceeds, including insurance proceeds, thereof) and, in the case of any such Lien on Real Property, Borrowers shall have delivered to Lender a duly executed mortgagee waiver and access agreement from the applicable mortgagee, in form and substance reasonably acceptable to Lender, whereby such mortgagee acknowledges that it does not have a Lien on any of the Collateral and agrees to allow Lender access to the mortgaged Real Property.
     Permitted Foreign Subsidiary Investments — means (i) any Debt incurred by any Foreign Subsidiary of a Borrower to any other subsidiary of Parent that is not a Borrower, and (ii) Debt of any Foreign Subsidiary existing on the Closing Date, including any refinancing or refunding thereof that satisfies the Refinancing Conditions.

     Permitted Lien — a Lien of a kind specified in Section 10.2.5.
     Permitted Restrictive Agreements — as defined in Section 10.2.15.
     Permitted Senior Lien — a Permitted Lien of the type described in clauses (v), (ix), (xii) and (xiii) of Section 10.2.5.
     Person — an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a Governmental Authority.
     Petition Date — June 5, 2010.
     Plan — an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (i) maintained by a Borrower for employees or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which an Borrower is then making or accruing an obligation to make contributions or has within the preceding five (5) years made or accrued such contributions.
     Pledge Agreement — any Pledge Agreement or similar document executed by any Obligor evidencing the pledge by any such Person to Lender, as security for the Obligations, of any Equity Interests owned by such Person in any of its Subsidiaries or the pledge of any Debt owing to such Person.
     Post-Petition — any date and time after the date and time of the commencement of the Chapter 11 Cases.
     Pre-Petition — any date and time prior to the date and time of the commencement of the Chapter 11 Cases.
     Pre-Petition Affiliate Borrowers — shall have the meaning ascribed to such term in the recitals of this Agreement.
     Pre-Petition Agent — shall have the meaning ascribed to such term in the recitals of this Agreement.
     Pre-Petition Lenders — shall have the meaning ascribed to such term in the recitals of this Agreement.
     Pre-Petition Loan Agreement — shall have the meaning ascribed to such term in the recitals to this Agreement.
     Pre-Petition Loan Obligations — all of each Borrower’s “Obligations” under (and as defined in) the Pre-Petition Loan Agreement.
     Prime Rate — the rate of interest announced by Lender from time to time as its prime rate. Such rate is set by Lender on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

     Professional Expenses — the fees and reimbursable expenses of a Professional Person.
     Professional Person — a Person who is an attorney, accountant, appraiser, auctioneer or other professional and who is retained in the Chapter 11 Cases, with Court approval, by (i) Borrowers pursuant to Section 327 of the Bankruptcy Code or (ii) a Committee pursuant to Section 1103(a) of the Bankruptcy Code.
     Projections — the projections most recently received by Lender pursuant to and as required by Section 10.1.5, which, at Lender’s request, will include combining projections.
     Properly Contested — in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Obligor with a book value of $500,000 or more; (iv) no Lien (other than a Permitted Lien) is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of Applicable Law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (vi) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor promptly pays such Debt and all penalties, interest and other amounts due in connection therewith.
     Property — any interest in any kind of property or asset, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.
     Qualified Appraisal — the then most recently conducted appraisal of Borrowers’ Inventory conducted by or at the request of, and that is acceptable to, Lender in its discretion.
     RCRA — the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
     Real Property – with respect to any Person, all of such Person’s now or hereafter owned or leased estates in real property, including all fee, leasehold and future interests, together with all of such Person’s now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.
     Refinancing Conditions — the following conditions, each of which must be satisfied before Refinancing Debt shall be permitted under Section 10.2.3: (i) the Refinancing Debt is in an aggregate principal amount that does not exceed the aggregate principal amount of the Debt being extended, renewed or refinanced, (ii) the Refinancing Debt has a later or equal final maturity (or a maturity after the scheduled last day of the DIP Term) and a longer or equal weighted average life than the Debt being extended, renewed or refinanced, (iii) the Refinancing Debt does not bear a rate of interest that exceeds, as of the date of such extension, renewal or refinancing, a market rate (as determined in good faith by a Senior Officer) for Debt of such type issued by an entity similar to the Borrower that is liable on the Debt being extended, renewed or refinanced, (iv) if the Debt being extended, renewed or refinanced is subordinate to the Obligations, the Refinancing Debt is subordinated to the same extent, (v) the covenants contained in any instrument or agreement relating to the Refinancing Debt are no less favorable in any material respect, taken as a whole, to the Borrowers than those relating to the Debt being extended, renewed or refinanced, (vi) at the time of and after giving effect to such extension, renewal or refinancing, no Default or Event of Default shall exist, (vii) no additional Lien is granted to secure the repayment of the Refinancing Debt (it being acknowledged that an existing Lien that applies to after acquired Property shall not constitute a new Lien), and (viii) no additional Obligor (or Subsidiary thereof) is or may become obligated on the Refinancing Debt.
     Refinancing Debt — Debt for Money Borrowed that is permitted by Section 10.2.3 and that is the subject or the result of an extension, renewal or refinancing.
     Regulation D — Regulation D of the Board of Governors.
     Reimbursement Date — as defined in Section 2.3.1(iii).
     Renewal Conditions — on any date, the following conditions, the satisfaction (or waiver in writing by Lender) of each of which is required to extend the Outside Commitment Date: (a) no Default or Event of Default exists under this Agreement on the date in question (including under Section 10.1.5 of this Agreement); (b) on the anniversary date for each twelve-month renewal, Borrowers pay to Lender the renewal fees set forth in Section 3.2.5 of this Agreement; (c) satisfaction of benchmarks measuring and regarding the status of and progress in the Chapter 11 Cases as determined by Lender in its reasonable discretion; and (d) Lender and Borrowers have agreed to any changes in pricing (including the interest rate, unused line fee and renewal fee) necessary to reflect changes in market conditions (for credit facilities of comparable size and type and to borrowers of this type) since the Petition Date or most recent anniversary date, as applicable; provided, however, that if Borrowers or Lender cannot agree to such changes in pricing, then the Outside Commitment Date shall be extended for a 90-day period after the anniversary date in question and the pricing in effect immediately prior to such anniversary date shall continue to apply for such 90-day period.
     Renewal Date — shall have the meaning ascribed to such term in Section 3.2.5.
     Rent Reserve — on any date, the aggregate of (i) all past due rent, fees or other charges owing on such date by any Borrower to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other person who is in possession of any Collateral or has asserted any Lien or claim thereto, and (ii) such reserve as Lender may establish equal to up to three (3) months rent or other charges with respect to any Collateral in the possession of, or at a location owned by, a Person other than a Borrower if such Person has not duly executed and delivered to Lender a Lien Waiver satisfactory to Lender.
     Reorganization Plan — a plan of reorganization filed in the Chapter 11 Cases under Section 1121 of the Bankruptcy Code.
     Reportable Event — any of the events set forth in Section 4043(c) of ERISA other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation or expressly waived by the Pension Benefit Guaranty Corporation.
     Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

     Restricted Investment — any acquisition of Property by a Borrower or any of its Subsidiaries in exchange for cash or other Property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by such Borrower or any of its Subsidiaries of any other Property, or a loan, advance, capital contribution or subscription, except the following: (i) acquisitions of Fixed Assets or other Property to be used in the Ordinary Course of Business of such Borrower or any of its Subsidiaries so long as the acquisition costs thereof are Capital Expenditures permitted hereunder; (ii) acquisitions of goods held for sale or lease or to be used in the manufacture of goods or the provision of services by such Borrower or any of its Subsidiaries in the Ordinary Course of Business and licenses and leases of Intellectual Property in the Ordinary Course of Business; (iii) acquisitions of current assets in the Ordinary Course of Business of such Borrower or any of its Subsidiaries; (iv) acquisitions of Cash Equivalents to the extent they are not subject to rights of offset in favor of any Person other than Lender or any Affiliate thereof; (v) acquisitions of Approved Short-Term Investments; (vi) loans and other advances of money to the extent not prohibited by Section 10.2.2; (vii) Permitted Foreign Subsidiary Investments; (viii) Hedging Agreements entered into in the Ordinary Course of Business pursuant to this Agreement or with Lender’s prior written consent; and (ix) other acquisitions for fair market value with an aggregate purchase price not in excess of $500,000 in any twelve-month period.
     Restrictive Agreement — an agreement (other than any of the DIP Loan Documents) that, if and for so long as a Borrower or any Subsidiary of such Borrower is a party thereto, would prohibit, condition or restrict such Borrower’s or Subsidiary’s right to incur or repay Debt for Money Borrowed (including any of the Obligations); grant Liens upon any of such Borrower’s or Subsidiary’s assets (including Liens granted in favor of Lender pursuant to the DIP Loan Documents); declare or make Distributions; amend, modify, extend or renew any agreement evidencing Debt for Money Borrowed (including any of the DIP Loan Documents); or repay any Debt owed to another Obligor.
     Revolver Loan — a loan made by Lender as provided in Section 2.1 (including any Out-of-Formula Loan).
     S&P — Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.
     Schedule of Accounts — as defined in Section 8.2.1.
     SEC — Securities and Exchange Commission.
     Security Documents — collectively, this Agreement as it relates to a security interest in the Collateral, and any other mortgage instrument, security agreement or similar instrument heretofore or hereafter executed by each Borrower or other Person granting Lender a security interest in any Collateral to secure the Obligations.
     Senior Officer — the chairman of the board of directors, the president, the chief financial officer, vice president or treasurer of, or in-house legal counsel to, an Obligor.
     Senior Financial Officer — the chief financial officer or the treasurer of Borrower Agent.
     Software — shall have the meaning given to the term “software” in the UCC.
     Solvent — as to any Person, such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s debts (including identified contingent liabilities), (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including identified contingent liabilities), of such Person as they become absolute and matured, (iii) is able to pay all of its debts as such debts mature, (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (v) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the DIP Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries. As used herein, the term “fair saleable value” of a Person’s assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.
     Springing Lien Collateral — collectively, Fixed Assets, Software and Intellectual Property embedded in Fixed Assets, and General Intangibles, Chattel Paper and Documents exclusively related to Fixed Assets.
     Springing Lien Conditions — the following conditions, the satisfaction of which shall result in the automatic creation and attachment of duly perfected Liens upon the Springing Lien Collateral, regardless of whether such conditions are satisfied on, before or after the Commitment Termination Date: (i) the Carve-Out is funded by Revolver Loans or proceeds of Collateral, in whole or in part, and (ii) at the time of or after giving effect to such funding of all or part of the Carve-Out, any Obligations remain unpaid.
     Statutory Reserves — on any date, the percentage (expressed as a decimal) established by the Board of Governors which is the then stated maximum rate for all reserves (including all basic, emergency, supplemental or other marginal reserve requirements and taking into account any transitional adjustments or other scheduled in reserve requirements) applicable to any member bank of the Federal Reserve System in respect to Eurocurrency Liabilities (or any successor category of liabilities under Regulation D). Such reserve percentage shall include those imposed pursuant to said Regulation D. The Statutory Reserve shall be adjusted automatically on and as of the effective date of any change in such percentage.
     Stemco Holdings — Stemco Holdings, Inc., a Delaware corporation.
     Stemco LP (DE) — Stemco Delaware LP, a former Delaware limited partnership.
     Stemco LP (TX) — Stemco LP, a Texas limited partnership.
     Stemco Pledge Agreement — the Amended and Restated Pledge Agreement dated as of January 1, 2010, executed by Coltec in favor of Garlock Sealing (as successor by merger to Stemco LP (DE)), pursuant to which Coltec grants Garlock Sealing a Lien in the equity interests Coltec owns of both Stemco Holdings and Stemco LP (TX).
     Stemco Subordinated Note — the amended and restated subordinated promissory note dated as of January 1, 2010, made by Stemco LP (TX) and payable to the order of Garlock Sealing (as successor by merger to Stemco LP (DE)) in the original principal amount of $153,865,000.
     Subordinated Debt — (i) the Intercompany Notes and (ii) any other Debt incurred by a Borrower that is expressly subordinated and made junior in right of payment to the Full Payment of the Obligations and, to the extent that such Debt is incurred on or after the Closing Date, such Debt is payable on terms and conditions (including terms relating to interest, fees, repayment and subordination) that are reasonably satisfactory to Lender.

     Subordination Agreement — the subordination provisions contained herein or any subordination agreement executed and delivered after the Closing Date on terms and conditions acceptable to Lender.
     Subsidiary — any Person in which more than 50% of its outstanding Voting Securities or more than 50% of all Equity Interests is owned directly or indirectly by a Borrower, by one or more other Subsidiaries of Borrower or by Borrower and one or more other Subsidiaries.
     Supporting Obligation — shall have the meaning given to the term “supporting obligation” in the UCC.
     Tax Sharing Agreement — that certain Tax Sharing Agreement to be dated as of June 1, 2010, by and among Parent and its Domestic Subsidiaries, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time with the prior written consent of Lender.
     Taxes — any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, intangible, stamp, recording, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto.
     Type — any type of a Revolver Loan determined with respect to the interest option applicable thereto, which shall be either a LIBOR Loan or a Base Rate Loan.
     UCC — the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of North Carolina or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.
     Undrawn Amount — on any date with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit in Dollars.
     Upstream Payment — a payment or distribution of cash or other Property by a Subsidiary of a Borrower to such Borrower or to another Subsidiary of such Borrower that controls such initial Subsidiary, whether in repayment of Debt owed by such Subsidiary to such Borrower or other Subsidiary, as a dividend or distribution on account of such Borrower’s or other Subsidiary’s ownership of Equity Interests or otherwise.
     U.S. Bankruptcy Administrator — the United States Bankruptcy Administrator for the Western District of North Carolina.
     USA PATRIOT Act — the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
     Value — with reference to the value of Inventory, value reasonably determined by Lender in good faith on the basis of the lower of cost or market value of such Eligible Inventory, with the cost thereof calculated on a first-in, first-out basis in accordance with GAAP.
     Voting Securities — Equity Interests of any class or classes of a corporation or other entity the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors or individuals performing similar functions.

     Weekly Period-to-Date — as of any date of determination during the Interim Period, the cumulative number of weeks elapsed since the Petition Date. For the avoidance of doubt, the Weekly Period-to-Date shall include periods consisting of (i) the 1-week period elapsed since the Petition Date, (ii) the 2-week period elapsed since the Petition Date, (iii) the 3-week period elapsed since the Petition Date and so forth through the end of the Interim Period.
     Wholly Owned Subsidiary — with respect to any Person, any Subsidiary of such Person all of the Equity Interests of which (except directors’ qualifying shares) are, directly or indirectly, owned and controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more of such Subsidiaries.
     1.2. Accounting Terms. Unless otherwise specified herein, all terms of an accounting character used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent combined financial statements of Borrowers and their Subsidiaries heretofore delivered to Lender and using the same method for inventory valuation as used in such financial statements, except for any change required by GAAP; provided, however, that for purposes of determining Borrowers’ compliance with financial covenants contained in Section 10.3, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP as in effect on the date of this Agreement and applied on a basis consistent with the application used in the financial statements referred to in Section 9.1.9.
     1.3. Other Terms. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.
     1.4. Certain Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All references to statutes shall include all related rules and implementing regulations and any amendments of same and any successor statutes, rules and regulations; to any agreement, instrument or other documents (including any of the DIP Loan Documents) shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof; to any Person (including Lender or an Obligor) shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of each DIP Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement; or to the “discretion” of Lender shall mean the sole and absolute discretion of Lender. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing by Lender pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Lender. All calculations of Value shall be in Dollars, all Revolver Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars (except as otherwise provided in the definition of LC Obligations). In the event that any Letter of Credit is issued hereunder in a foreign currency, for purposes of calculating the amount of the Aggregate Revolver Outstandings, the LC Obligations and the Undrawn Amount as of any date of determination the foreign currency amount of such Letter of Credit shall be converted to Dollars by Lender using such exchange rates as Lender reasonably deems appropriate under the circumstances at such time. Whenever the phrase “to the best of Obligors’ knowledge” or words of similar import relating to the knowledge or the awareness of an Obligor are used in this Agreement or other DIP Loan Documents, such phrase shall mean and refer to the actual knowledge of a Senior Officer of a Borrower.
SECTION 2. CREDIT FACILITIES
     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other DIP Loan Documents, Lender agrees, to the extent and in the manner hereinafter set forth, to make the Commitment available to Borrowers as set forth hereinbelow:
     2.1. Commitment.
          2.1.1. Revolver Loans. Lender agrees, upon the terms and subject to the conditions set forth herein, to make Revolver Loans to Borrowers on any Business Day during the period from the Closing Date through the Business Day before the last day of the DIP Term, not to exceed (except as may be otherwise authorized in the DIP Financing Orders with respect to the funding of the Carve-Out) in aggregate principal amount outstanding at any time the Commitment at such time, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lender shall have no obligation to Borrowers whatsoever to honor any request for a Revolver Loan on or after the Commitment Termination Date or any request for a Revolver Loan that would exceed Availability but Lender may do so in its discretion. The Revolver Loans shall bear interest as set forth in Section 3.1. Each Revolver Loan shall, at the option of Borrowers, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Base Rate Loans or LIBOR Loans.
          2.1.2. Out-of-Formula Loans. If the unpaid balance of Revolver Loans and LC Obligations should exceed Availability at any time (in such case, an “Out-of-Formula Condition”), such Revolver Loans and LC Obligations shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the DIP Loan Documents. In the event that Lender in its discretion is willing to make Out-of-Formula Loans, such Out-of-Formula Loans shall be due and payable as provided in Section 5.2.1(iii) and shall bear interest as provided in Section 3.1.5.
          2.1.3. Use of Proceeds. The proceeds of the Revolver Loans may be used by Borrowers during the pendency of the Chapter 11 Cases exclusively for one or more of the following purposes: (a) to pay expenses and fees required to be paid to the office of the clerk of the Court or the office of the U.S. Bankruptcy Administrator; (b) to pay Professional Expenses of Professional Persons, subject to any limitations in the DIP Financing Orders, allowance by the Court, Borrowers’ receipt of an itemized billing and expense statement from such Professional Person and Lender’s right to object to the allowance of any such Professional Expenses, subject to the terms of the DIP Financing Orders; (c) to pay any of the Obligations; (d) to pay property taxes with respect to any Collateral to the extent nonpayment thereof is secured by a Lien senior to Lender’s Liens thereon; and (e) to pay other obligations incurred during the pendency of the Chapter 11 Cases in the Ordinary Course of Business or as authorized by the Court in orders entered in the Chapter 11 Cases and, solely during the Interim Period, in accordance with (and in amounts not to exceed 110% of the amounts provided for in) the Interim DIP Budget. Notwithstanding anything to the contrary contained herein, in no event shall proceeds of Revolver Loans or proceeds of any Collateral be used to pay Professional Expenses incurred in connection with the assertion of, joinder in or support of any claim, counterclaim, action, contested matter, objection, defense or other proceeding, the purpose of which is to seek or the result of which would be to obtain any order, judgment, declaration, or similar relief (i) seeking damages from Lender on account of any alleged cause of action arising on, before or after the Petition Date; (ii) invalidating, setting aside, avoiding or subordinating, in whole or in part, (A) any of the Obligations, or (B) any of the Liens in any of the Collateral granted to Lender under any of the DIP Loan Documents or the DIP Financing Orders; (iii) declaring any of the DIP Loan Documents to be invalid, not binding or unenforceable in any respect; (iv) preventing, enjoining, hindering or otherwise delaying Lender’s enforcement of any of the DIP Loan Documents, or any realization upon any Collateral (unless such enforcement or realization is in direct violation of an explicit provision in any of the DIP Financing Orders); (v) declaring any Liens granted or purported to be granted under any of the DIP Loan Documents to have a priority other than the priority set forth therein or in the DIP Financing Orders; or (vi) seeking to use the cash proceeds of any of the Collateral, other than as expressly authorized by the DIP Financing Orders, without the prior written consent of Lender. Nothing in this Section 2.1.3 shall be construed to waive Lender’s right to object to any requests, motions or applications made in or filed with the Court, including any applications for interim or final allowances of Professional Expenses, subject to the terms of the DIP Financing Orders.
          2.1.4. 364(c)(1) and 503(b) Priority. All Revolver Loans and other credit accommodations made by Lender to any Borrower shall constitute and be deemed a cost and expense of administration in the Chapter 11 Cases and shall be entitled to administrative status under Section 503(b) of the Bankruptcy Code and priority under Section 364(c)(1) of the Bankruptcy Code ahead of all other costs and expenses of administration incurred in the Chapter 11 Cases or in any superseding Chapter 7 case, subject to the Carve-Out.
     2.2. Reserved.
     2.3. LC Facility.
          2.3.1. Issuance of Letters of Credit. Subject to all of the terms and conditions hereof, Lender agrees to establish the LC Facility pursuant to which, during the period from the date hereof to (but excluding) the 30th day prior to the last day of the DIP Term, Lender shall issue one or more Letters of Credit on Borrower Agent’s request therefor from time to time, subject to the following terms and conditions:
     (i) Lender shall have no obligation to issue any Letter of Credit unless (x) at least three (3) Business Days prior to the date of issuance of a Letter of Credit, Lender receives an LC Request, LC Application and such other instruments and agreements as Lender may customarily require for the issuance of a letter of credit of equivalent type and amount as the requested Letter of Credit, and (y) each of the LC Conditions is satisfied on the date of Lender’s receipt of the LC Request and at the time of the requested issuance of a Letter of Credit.
     (ii) Letters of Credit may be requested by a Borrower only if they are to be used (a) to support obligations of such Borrower or one of its Subsidiaries (including with respect to discontinued operations), on a standby basis, (b) as documentary Letters of Credit, or (c) for such other purposes as Lender may approve from time to time in writing.
     (iii) Borrowers shall comply with all of the terms and conditions imposed on Borrowers by Lender that are contained in any LC Application or in any other agreement executed by or binding upon any Borrower that is customarily or reasonably required by Lender in connection with the issuance of any Letter of Credit. If Lender shall honor any request for payment under a Letter of Credit, Borrowers shall be jointly and severally obligated to pay to Lender, in Dollars on the same day as the date on which payment was made by Lender (the

“Reimbursement Date”), an amount equal to the amount paid by Lender under such Letter of Credit (or, if payment thereunder was made by Lender in a currency other than Dollars, an amount equal to the Dollar equivalent of such currency, as determined by Lender, as of the time of Lender’s payment under such Letter of Credit, in each case), together with interest from and after the Reimbursement Date until Full Payment is made by Borrowers at the Default Rate for Revolver Loans constituting Base Rate Loans. Until Lender has received payment from Borrowers in accordance with the foregoing provisions of this clause (iii), Lender, in addition to all of its other rights and remedies under this Agreement and any LC Application, shall be fully subrogated to the rights and remedies of each beneficiary under such Letter of Credit whose claims against Borrowers have been discharged with the proceeds of such Letter of Credit. Whether or not a Borrower submits any Notice of Borrowing to Lender, Borrowers shall be deemed to have requested from Lender a Borrowing of Base Rate Loans in an amount necessary to pay to Lender all amounts due Lender on any Reimbursement Date.
     (iv) As among Borrowers and Lender, Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary thereof. The obligation of Borrowers to reimburse Lender for any payment made by Lender under a Letter of Credit shall be absolute, unconditional, irrevocable and joint and several and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right which Borrowers may have at any time against a beneficiary of any Letter of Credit. In connection with the issuance of any documentary Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any Goods purported to be represented by any documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in the documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment of Goods is made; partial or incomplete shipment of, or failure or omission to ship, any or all of the goods referred to in a documentary Letter of Credit or documents applicable thereto; any deviation from instructions, delay, default or fraud by the shipper or any Person in connection with any goods or any shipping or delivery thereof; any breach of contract between the shipper or vendors and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, unless such errors, omissions, interruptions or delays are the result of the gross negligence or willful misconduct of Lender; errors in interpretation of technical terms; the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or any consequences arising from causes beyond the control of Lender, including any act or omission (whether rightful or wrongful) of any present or future Governmental Authority. The rights, remedies, powers and privileges of Lender under this Agreement with respect to Letters of Credit shall be in addition to, and cumulative with, all rights, remedies, powers and privileges of Lender under any of the LC Documents. Nothing herein shall be deemed to release Lender from any liability or obligation that it may have in respect to any Letter of Credit arising out of and directly resulting from its own gross negligence or willful misconduct.
     (v) No Letter of Credit shall be extended or amended in any respect that is not solely ministerial, unless all of the LC Conditions are met as though a new Letter of Credit were being requested and issued.

     (vi) Unless otherwise provided in any of the LC Documents, each LC Application and each standby Letter of Credit shall be subject to the then current Uniform Customs and Practice for Documentary Credits and any amendments or revisions thereto.
          2.3.2. Reserved.
          2.3.3. Cash Collateral Account. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding (i) at any time that an Event of Default exists, (ii) on or at any time after the Commitment Termination Date, (iii) on the day that is thirty (30) days prior to the last day of the DIP Term (except to the extent such LC Obligations relate to one or more Extended Term Letters of Credit), or (iv) at any time that Availability is less than zero, then Borrowers shall, on Lender’s request, forthwith pay to Lender the amount of any LC Obligations that are then due and payable and Cash Collateralize all outstanding Letters of Credit that are not then due and payable. If notwithstanding the occurrence of one or more of the events described in clauses (i), (ii), (iii) and (iv) in the immediately preceding sentence Borrowers fail to Cash Collateralize any outstanding Letters of Credit that are not then due and payable on the first Business Day following Lender’s demand therefor, Lender may advance such amount as Revolver Loans (whether or not the Commitment Termination Date has occurred or an Out-of-Formula Condition is created thereby). Such cash (together with any interest accrued thereon) shall be held by Lender in the Cash Collateral Account and shall be invested by Lender, within a reasonable amount of time following Borrowers’ request, in Cash Equivalents. Each Borrower hereby pledges to Lender and grants to Lender a security interest in all Cash Collateral held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all Obligations (including LC Obligations), whether or not then due or payable. From time to time after cash is deposited in the Cash Collateral Account, Lender may apply Cash Collateral then held in the Cash Collateral Account to the payment of any amounts, in such order as Lender may elect, as shall be or shall become due and payable by Borrowers to Lender with respect to the LC Obligations; provided, that if at any time the LC Obligations are reduced without the application of Cash Collateral to such LC Obligations, absent an Event of Default, the portion of Cash Collateral related to such LC Obligations so reduced shall be promptly paid by Lender to Borrowers. Neither Borrowers nor any other Person claiming by, through or under or on behalf of Borrowers shall have any right to withdraw any of the Cash Collateral held in the Cash Collateral Account, including any accrued interest, provided that upon termination or expiration of all Letters of Credit and the payment and satisfaction of all of the LC Obligations, any Cash Collateral remaining in the Cash Collateral Account shall be returned to Borrowers unless an Event of Default then exists (in which event Lender may apply such Cash Collateral to the payment of any other Obligations outstanding and, to the extent so applied, such Cash Collateral shall be applied in accordance with the provisions of Section 5 with any surplus to be turned over to Borrowers). The obligations of Borrowers under this Section 2.3.3 shall survive Full Payment of the Obligations and termination of the Commitment, including any obligations with respect to Extended Term Letters of Credit that remain outstanding beyond the Commitment Termination Date.

          2.3.4. Indemnifications. In addition to and without limiting any other indemnity which Borrowers may have to any Lender Indemnitee under any of the other DIP Loan Documents, each Borrower hereby agrees to indemnify and defend each of the Lender Indemnitees and to hold each of the Lender Indemnitees harmless from and against any and all Claims which any Lender Indemnitee may suffer, incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay or any performance or failure to perform under any Letter of Credit, (b) any suit, investigation or proceeding as to which Lender is or may become a party to as a consequence, directly or indirectly, of the issuance of any Letter of Credit or the payment or failure to pay thereunder or (c) Lender’s following any instructions of a Borrower with respect to any Letter of Credit or any Document received by Lender with reference to any Letter of Credit.
          2.3.5. Existing Letters of Credit. As of the Closing Date, there exists a certain letter of credit issued by Lender for the account of Garlock, as more fully described on Schedule 2.3.5 hereto (the “Existing Letter of Credit”). The parties hereto acknowledge and agree that, concurrently with the making of the initial Revolver Loans hereunder, such Existing Letter of Credit shall constitute a Letter of Credit hereunder for all purposes as fully as if such Existing Letter of Credit had been issued on such date and pursuant to the terms of Section 2.3.1.
     2.4. Bank Products. Borrowers may request Lender to provide, or to arrange for one or more of its Affiliates to provide, Bank Products, but Lender shall not have any obligation whatsoever to provide, or to arrange for the provision of, any Bank Products. If Bank Products are provided by an Affiliate of Lender, Borrowers agree to indemnify and hold Lender harmless from and against any and all Claims at any time incurred by Lender that arise from any indemnity given by Lender to such Affiliate that relate to such Bank Products; provided, however, nothing contained herein is intended to limit Borrowers’ rights, with respect to Lender or any Affiliate thereof, if any, which arise as a result of the execution of documents by and between Borrowers (or any of them) and Lender or any of its Affiliates that relate to Bank Products. Borrowers acknowledge that obtaining Bank Products from Lender or its Affiliates is in the discretion of Lender or its Affiliates and is subject to all rules and regulations of Lender or its Affiliates that are applicable to such Bank Products.
SECTION 3. INTEREST, FEES AND CHARGES
     3.1. Interest.
          3.1.1. Rates of Interest. Borrowers agree to pay interest in respect of all unpaid principal amounts of the Revolver Loans from the respective dates such principal amounts are advanced until paid (whether at stated maturity, on acceleration or otherwise) at a rate per annum equal to the applicable rate indicated below:
     (i) for Revolver Loans made or outstanding as Base Rate Loans, the Applicable Margin plus the Base Rate in effect from time to time; or
     (ii) for Revolver Loans made or outstanding as LIBOR Loans, the Applicable Margin plus the relevant Adjusted LIBOR Rate for the applicable Interest Period selected by Borrowers in conformity with this Agreement.
          Upon determining the Adjusted LIBOR Rate for any Interest Period requested by Borrowers, Lender shall promptly notify Borrowers thereof. Such determination shall, absent manifest error, be final, conclusive and binding on all parties and for all purposes. The applicable rate of interest for all Revolver Loans (or portions thereof) bearing interest based upon the Base Rate shall be increased or decreased, as the case may be, by an amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. Interest on each Revolver Loan shall accrue from and including the date on which such Revolver Loan is made, converted to a Revolver Loan of another Type or continued as a LIBOR Loan to (but excluding) the date of any repayment thereof; provided, however, that, if a Revolver Loan is repaid on the same day made, one day’s interest shall be paid on such Revolver Loan.
          3.1.2. Conversions and Continuations.
     (i) Borrowers may on any Business Day, subject to the giving of a proper Notice of Conversion/Continuation as hereinafter described, elect (A) to continue all or any part of a LIBOR Loan by selecting a new Interest Period therefor, to commence on the last day of the immediately preceding Interest Period, or (B) to convert all or any part of a Revolver Loan of one Type into a Revolver Loan of another Type; provided, however, during the period that any Default or Event of Default exists, Lender may declare that no Revolver Loan may be made or continued as or converted into a LIBOR Loan. Any conversion of a LIBOR Loan into a Base Rate Loan shall be made on the last day of the Interest Period for such LIBOR Loan.
     (ii) Whenever Borrowers desire to convert or continue Revolver Loans under Section 3.1.2(i), Borrower Agent shall give Lender notice thereof in form satisfactory to Lender (a “Notice of Conversion/Continuation”), at least one (1) Business Day before the requested conversion date, in the case of a conversion into Base Rate Loans, and at least three (3) Business Days before the requested conversion or continuation date, in the case of a conversion into or continuation of LIBOR Loans. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Revolver Loans to be converted or continued, the date of such conversion or continuation (which shall be a Business Day) and whether the Revolver Loans are being converted into or continued as LIBOR Loans (and, if so, the duration of the Interest Period to be applicable thereto and, in the absence of any specification by Borrowers of the Interest Period, an Interest Period of one month will be deemed to be specified) or Base Rate Loans. If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrowers shall have failed to deliver the Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such LIBOR Loans to Base Rate Loans.
          3.1.3. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of LIBOR Loans, Borrowers shall select an interest period (each an “Interest Period”) to be applicable to such LIBOR Loan, which interest period shall commence on the date such LIBOR Loan is made and shall end on a numerically corresponding day in the first, second, third or sixth month thereafter; provided, however, that:
     (i) the initial Interest Period for a LIBOR Loan shall commence on the date of such Borrowing (including the date of any conversion from a Revolver Loan of another Type) and each Interest Period occurring thereafter in respect of such Revolver Loan shall commence on the date on which the next preceding Interest Period expires;
     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that, if any Interest Period in respect of LIBOR Loans would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

     (iii) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall expire on the last Business Day of such calendar month; and
     (iv) no Interest Period shall extend beyond the last day of the DIP Term.
          3.1.4. Interest Rate Not Ascertainable. If Lender shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or Lender’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, Lender shall forthwith give notice (by telephone promptly confirmed in writing) to Borrowers of such determination. Until Lender notifies Borrowers that the circumstances giving rise to the suspension described herein no longer exist, Lender’s obligation to make LIBOR Loans shall be suspended, and such affected Revolver Loans then outstanding shall, at the end of the then applicable Interest Period or at such earlier time as may be required by Applicable Law, bear the same interest as Base Rate Loans.
          3.1.5. Default Rate of Interest. Borrowers shall pay interest at a rate per annum equal to the Default Rate (i) with respect to the principal amount of all of the Obligations (and, to the extent permitted by Applicable Law, all past due interest) upon the earlier to occur of Borrower Agent’s receipt of notice from Lender of Lender’s election to charge the Default Rate based upon the existence of any Event of Default, whether or not acceleration or demand for payment of the Obligations has been made; and (ii) with respect to the principal amount of any Out-of-Formula Loans upon Borrower Agent’s receipt of notice from Lender of Lender’s election to charge the Default Rate with respect thereto, whether or not demand for payment of any of the Out-of-Formula Loans has been made by Lender. To the fullest extent permitted by Applicable Law, the Default Rate shall apply and accrue on any judgment entered with respect to any of the Obligations. Each Borrower acknowledges that the cost and expense to Lender attendant upon the occurrence of an Event of Default are difficult to ascertain or estimate and that the Default Rate is a fair and reasonable estimate to compensate Lender for such added cost and expense. Interest accrued at the Default Rate shall be due and payable on demand.
          3.2. Fees. In consideration of Lender’s establishment of the Commitment in favor of Borrowers, Borrowers jointly and severally agree to pay the following fees:
          3.2.1. Closing Fee. Upon the entry of the Interim DIP Financing Order by the Court, Borrowers shall pay to Lender a closing fee in the amount of $100,000, which shall be paid concurrently with the funding of the initial Revolver Loans hereunder.
          3.2.2. Unused Line Fee. Borrowers shall be jointly and severally obligated to pay to Lender a fee equal to 0.75% per annum of the amount by which $10,000,000 exceeds the Average Revolver Loan Balance for any month (or portion thereof that the Commitment is in effect), such fee to be paid monthly, in arrears, on the first day of each month; but if the Commitment Termination Date shall occur on a day other than the first day of a month, then any such fee payable for the month in which termination shall occur shall be paid on the Commitment Termination Date.
          3.2.3. LC Facility Fees. Borrowers shall be jointly and severally obligated to pay: (i) to Lender, for all Letters of Credit, the Applicable Margin in effect for Revolver Loans that are LIBOR Loans on a per annum basis based on the average amount available to be drawn under Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; (ii) to Lender a Letter of Credit fronting fee of 0.125% per annum based on the average amount available to be drawn under all Letters of Credit outstanding and all Letters of Credit that are paid or expire during the period of measurement, payable monthly, in arrears, on the first Business Day of the following month; and (iii) to Lender all customary charges associated with the issuance, amending, negotiating, payment, processing and administration of all Letters of Credit. All Letter of Credit fees (other than the fronting fee) that are expressed as a percentage shall be increased to a percentage that is 2% greater than the percentage that would otherwise be applicable to LIBOR Loans when the Default Rate is in effect.
          3.2.4. Audit and Appraisal Fees and Expenses. Borrowers shall be jointly and severally liable to Lender for all reasonable costs and expenses incurred by Lender (including standard and actual fees charged by Lender’s internal appraisal department) in connection with (i) audits and reviews of any Obligor’s books and records and such other matters pertaining to any Obligor or any Collateral as Lender shall deem appropriate, and shall pay to Lender the standard amount charged by Lender per day ($1,000 per day as of the Closing Date) for each day that an employee or agent of Lender shall be engaged in an examination or review of any Obligor’s books and records, provided, that, unless a Default or Event of Default exists at the time any audit or review is initiated (in which event there shall be no limit on the number of examinations and reviews for which Borrowers shall be obligated to reimburse Lender), Borrowers shall not be obligated to reimburse Lender for the costs, expenses or charges associated with more than two audits or reviews initiated during a Loan Year, and (ii) appraisals of Inventory no more frequently than one per Loan Year, unless a Default or Event of Default exists (in which event, there shall be no limit on the number of appraisals for which Borrowers shall be obligated to reimburse Lender). The foregoing shall not be construed to limit Lender’s right to conduct audits as provided in Section 10.1.1 or otherwise obtain appraisals of the Collateral at the expense of Lender.
          3.2.5. Renewal Fees. Upon the satisfaction by Borrowers (or waiver by Lender) of each Renewal Condition and the extension of the Outside Commitment Date for a 12-month renewal in connection therewith, Borrowers agree to pay to the order of Lender the following renewal fees: (a) on the first Business Day of each 12-month renewal period for each of the first and second twelve-month renewal periods described in the definition of Outside Commitment Date, 0.75% of the amount of the DIP Facility in effect on such date, (b) on the first Business Day of the 12-month renewal period for the third such twelve-month renewal, 1.00% of the amount of the DIP Facility in effect on such date, and (c) on the first Business Day of the 12-month renewal period for the fourth such twelve-month renewal, 1.25% of the amount of the DIP Facility in effect on such date (the first Business Day of each of the foregoing 12-month renewal periods is referred to herein as a “Renewal Date”).
          3.2.6. General Provisions. All fees shall be fully earned by the identified recipient thereof pursuant to the foregoing provisions of this Agreement on the due date thereof (and, in the case of Letters of Credit, upon each issuance, renewal or extension of such Letter of Credit) and, except as otherwise set forth herein or required by Applicable Law, shall not be subject to rebate, refund or proration. All fees provided for in this Section 3.2 are and shall be deemed to be compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.
     3.3. Computation of Interest and Fees. All fees and other charges provided for in this Agreement that are calculated as a per annum percentage of any amount and all interest shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For purposes of computing interest and other charges hereunder, each Payment Item and other form of payment received by Lender shall be deemed applied by Lender on account of the Obligations (subject to final payment of such items) on the first Business Day after the Business Day on which Lender receives such Payment Item in the applicable Payment Account or, in the case of Payment Items constituting immediately available funds, on the Business Day on which Lender receives such Payment Item in the applicable Payment Account. Each determination by Lender of interest and fees hereunder shall be presumptive evidence of the correctness of such interest and fees.
     3.4. Reimbursement Obligations.
          3.4.1. Borrowers shall reimburse Lender for any Extraordinary Expenses incurred by Lender, on the sooner to occur of Lender’s demand therefor or Lender’s receipt of any proceeds of Collateral in connection with any Enforcement Action (subject to the provisions of Section 5 with respect to the application of any proceeds of Collateral). Borrowers shall also reimburse Lender for all reasonable out-of-pocket legal, accounting, appraisal, consulting and other fees and expenses suffered or incurred by Lender in connection with: (i) the negotiation and preparation of any of the DIP Loan Documents, or any amendment or modification thereto; (ii) the administration of the DIP Loan Documents and the transactions contemplated thereby; (iii) action taken to perfect or maintain the perfection or priority of any of Lender’s Liens with respect to any of the Collateral; (iv) any inspection of or audits conducted by Lender with respect to any Obligor’s books and records or any of the Collateral (subject to the limits set forth in Section 3.2.4); (v) any effort by Lender to verify or appraise any of the Collateral (subject to the limits set forth in Section 3.2.4); and (vi) the monitoring of, or participation in, the Chapter 11 Cases. All amounts chargeable to or reimbursable by Borrowers under this Section 3.4 and under Section 3.2.4 shall constitute Obligations that are secured by all of the Collateral and shall be payable on demand to Lender. Borrowers shall also reimburse Lender for reasonable out-of-pocket expenses incurred by Lender in its administration of any of the Collateral to the extent and in the manner provided in Section 8 or in any of the other DIP Loan Documents. The foregoing shall be in addition to, and shall not be construed to limit, any other provision of any of the DIP Loan Documents regarding the indemnification or reimbursement by Borrowers of Claims suffered or incurred by Lender.
          3.4.2. If at any time Lender, with the written consent of a Borrower (such consent to be deemed given if a Borrower is a party to or acknowledges in writing any agreement giving rise to the Obligation of Lender), shall agree to indemnify any Person against losses or damages that such Person may suffer or incur in its dealings or transactions with any Obligor, or shall guarantee or otherwise assure payment of any liability or obligation of any Obligor to such Person, or otherwise shall provide assurances of any Obligors’ payment or performance under any agreement with such Person, including indemnities, guaranties or other assurances of payment or performance given by Lender with respect to Banking Relationship Debt, then the Contingent Obligation of Lender providing any such indemnity, guaranty or other assurance of payment or performance, together with any payment made or liability incurred by Lender in connection therewith, shall constitute Obligations that are secured by the Collateral, and Borrowers shall repay, on demand, any amount so paid or any liability incurred by Lender in connection with any such indemnity, guaranty or assurance. Nothing herein shall be construed to impose upon Lender any obligation to provide any such indemnity, guaranty or assurance. The foregoing agreement of Borrowers shall survive termination of the Commitment and Full Payment of the Obligations and any other provisions of the DIP Loan Documents regarding reimbursement or indemnification by Borrowers of Claims suffered or incurred by Lender.
     3.5. Bank Charges. Borrowers shall pay to Lender, on demand, any and all fees, costs or expenses which Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to a Borrower or any other Person on behalf of Borrower by Lender of proceeds of Revolver Loans made by Lender to a Borrower pursuant to this Agreement and (ii) the depositing for collection by Lender of any Payment Item received or delivered to Lender on account of the Obligations. Each Borrower acknowledges and agrees that Lender may charge such costs, fees and expenses to Borrowers based upon Lender’s good faith estimate of such costs, fees and expenses as they are incurred by Lender.

     3.6. Illegality. Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (i) any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for Lender to make or maintain a LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to a LIBOR Loan or (ii) at any time Lender determines that the making or continuance of any LIBOR Loan has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of Lender in such market, then Lender shall give after such determination Borrowers notice thereof and may thereafter (1) declare that LIBOR Loans will not thereafter be made by Lender, whereupon any request by a Borrower for a LIBOR Loan from Lender shall be deemed a request for a Base Rate Loan unless Lender’s declaration shall be subsequently withdrawn (which declaration shall be withdrawn promptly after the cessation of the circumstances described in clause (i) or (ii) above); and (2) require that all outstanding LIBOR Loans made by Lender be converted to Base Rate Loans, under the circumstances of clause (i) or (ii) of this Section 3.6 insofar as Lender determines the continuance of LIBOR Loans to be impracticable, in which event each of Lender’s outstanding LIBOR Loans shall be converted to Base Rate Loans automatically on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Loan may not be lawfully maintained as a LIBOR Loan until such expiration date, immediately upon such notice).
     3.7. Increased Costs. If, by reason of (a) the introduction after the date hereof of or any change (including any change by way of imposition or increase of Statutory Reserves or other reserve requirements) in or in the interpretation of any law or regulation by any Governmental Authority, or (b) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law):
     (i) Lender shall be subject after the date hereof to any Tax, duty or other charge with respect to any LIBOR Loan or Letter of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit, or a change shall result in the basis of taxation of payment to Lender of the principal of or interest on its LIBOR Loans or its obligation to make LIBOR Loans, issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit (except for Excluded Taxes); or
     (ii) any reserve (including any imposed by the Board of Governors), special deposits or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender shall be imposed or deemed applicable or any other condition affecting its LIBOR Loans or Letters of Credit or its obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be imposed on Lender or the London interbank market;
and as a result thereof there shall be any increase in the cost to Lender of agreeing to make or making, funding or maintaining LIBOR Loans or issuing Letters of Credit (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Loans), or there shall be a reduction in the amount received or receivable by Lender, then Lender shall, promptly after determining the existence or amount of any such increased costs for which Lender seeks payment hereunder, give Borrower Agent notice thereof, and Borrowers shall from time to time, upon written notice from and demand by Lender, pay to Lender for the account of Lender, within five (5) Business Days after the date specified in such notice and demand, an additional amount sufficient to indemnify Lender against such increased costs. A certificate as to the amount of such increased costs, submitted to Borrowers by Lender, shall be final, conclusive and binding for all purposes, absent manifest error; provided, however, that

Borrowers shall not be obligated to indemnify Lender for such increased costs for any period ninety (90) days or more prior to the date Lender provides such notice.
     If Lender shall determine at any time that, because of the circumstances described hereinabove in this Section 3.7 or any other circumstances arising after the date of this Agreement generally affecting the London interbank market, the Adjusted LIBOR Rate, as determined by Lender, will not adequately and fairly reflect the cost to Lender of funding LIBOR Loans or issuing Letters of Credit, then, and in any such event:
     (i) Lender shall forthwith give notice (by telephone confirmed promptly in writing) to Borrowers of such event;
     (ii) Borrowers’ right to request and Lender’s obligation to make LIBOR Loans or to issue Letters of Credit or participate in the LC Obligations arising from the issuance of Letters of Credit shall be immediately suspended and Borrowers’ right to continue a LIBOR Loan as such beyond the then applicable Interest Period or to request a Letter of Credit shall also be suspended, until each condition giving rise to such suspension no longer exists; and
     (iii) Lender shall make a Base Rate Loan as part of the requested Borrowing of LIBOR Loans, which Base Rate Loan shall, for all purposes, be considered part of such Borrowing.
     For purposes of this Section 3.7, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.
     3.8. Capital Adequacy. If Lender determines that (i) the introduction after the date hereof of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by Lender or any corporation or other entity controlling Lender with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by Lender or any Person controlling Lender and (taking into consideration Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of the Commitment, loans, credits or obligations under this Agreement, then: (a) Lender shall promptly give notice thereof to Borrowers; and (b) Borrowers shall pay to Lender as an additional fee from time to time, on demand, such amount as Lender certifies to be the amount reasonably calculated to compensate Lender for such reduction; provided, however, that Borrowers shall not be obligated to pay Lender for such amounts for any period ninety (90) days or more prior to the date Lender provides such notice. A certificate of Lender claiming entitlement to compensation as set forth above will be conclusive in the absence of manifest error. Such certificate will set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to Lender (including the basis for Lender’s determination of such amount), and the method by which such amounts were determined. In determining such amount, Lender may use any reasonable averaging and attribution method. For purposes of this Section 3.8, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.
     3.9. Mitigation. Lender agrees that, with reasonable promptness after Lender becomes aware that Lender is entitled to receive payments under Sections 3.6, 3.7 or 3.8, or is or has become subject to U.S. withholding taxes payable by any Borrower in respect of its Revolver Loans, it will, to the extent not inconsistent with any internal policy of Lender or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain the Commitment or the Revolver Loans through another lending office of Lender or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would relieve Borrowers from their obligations to pay such additional amounts (or reduce the amount of such payments), or such withholding taxes would be reduced, and if the making, funding or maintaining of the Commitment or such Revolver Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Revolver Loans or the interests of Lender.
     3.10. Funding Losses. If for any reason (other than due to a default by Lender, as a result of Lender’s refusal to honor a LIBOR Loan request due to circumstances described in this Agreement or as a result of the application of Section 3.7) a Borrowing of, or conversion to or continuation of, LIBOR Loans does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), or if any repayment (including any conversions pursuant to Section 3.1.2) of any of its LIBOR Loans occurs on a date that is not the last day of an Interest Period applicable thereto, or if for any reason Borrowers default in their obligation to repay LIBOR Loans when required by the terms of this Agreement, then Borrowers shall be jointly and severally obligated to pay to Lender an amount equal to all losses and expenses which Lender may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain its LIBOR Loans or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall pay all such amounts due to Lender upon presentation by Lender of a statement setting forth the amount and Lender’s calculation thereof, which statement shall be deemed true and correct absent manifest error. For purposes of this Section 3.10, all references to Lender shall be deemed to include any bank holding company or bank parent of Lender.
     3.11. Maximum Interest. Regardless of any provision contained in any of the DIP Loan Documents, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any of the other DIP Loan Documents and that are deemed interest under Applicable Law exceed the highest rate permissible under any Applicable Law (including, to the extent applicable, 18 U.S.C. § 85). No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other DIP Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the DIP Loan Documents, or the prepayment by Borrowers of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive in any event, interest or any charges, amounts, premiums or fees deemed interest by Applicable Law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the Maximum Rate and in no event shall Borrowers be obligated to pay Interest exceeding such Maximum Rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay Interest exceeding the Maximum Rate shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such Maximum Rate. If any Interest is charged or received with respect to the Obligations in excess of the Maximum Rate (“Excess”), Borrowers stipulate that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal of such Obligations and the balance, if any, returned to Borrowers, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 3.1.1, and the Maximum Rate, such an unintentional result could inadvertently occur. All monies paid to Lender hereunder or under any of the other DIP Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned Interest as and to the extent required by Applicable Law. By the execution of this Agreement, each Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against Lender, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the

Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all Interest at any time contracted for, charged or received from Borrowers in connection with any of the DIP Loan Documents shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrowers and Lender shall, to the maximum extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section 3.11 shall be deemed to be incorporated into every DIP Loan Document (whether or not any provision of this Section is referred to therein). All such DIP Loan Documents and communications relating to any Interest owed by Borrowers and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recomputed by Borrowers, and by any court considering the same, to give effect to the adjustments or credits required by this Section 3.11.
SECTION 4. LOAN ADMINISTRATION
     4.1. Manner of Borrowing and Funding Revolver Loans. Borrowings under the Commitment established pursuant to Section 2.1 shall be made and funded as follows:
          4.1.1. Notice of Borrowing.
     (i) Whenever Borrowers desire to make a Borrowing under Section 2.1 (other than a Borrowing resulting from a conversion or continuation pursuant to Section 3.1.2), Borrowers shall give Lender notice of such Borrowing request in form satisfactory to Lender (a “Notice of Borrowing”). Such Notice of Borrowing shall be given by Borrower Agent at the office designated by Lender from time to time (a) no later than 12:00 noon on the Business Day of the requested funding date of such Borrowing, in the case of Base Rate Loans, and (b) no later than 1:00 p.m. at least three (3) Business Days prior to the requested funding date of such Borrowing, in the case of LIBOR Loans. Notices received after such times shall be deemed received on the next Business Day. The Revolver Loans made by Lender on the Closing Date, if any, shall be in excess of $250,000 and shall be made as Base Rate Loans and thereafter may be made or continued as or converted into Base Rate Loans or LIBOR Loans. Each Notice of Borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (I) the principal amount of the Borrowing, (II) the date of Borrowing (which shall be a Business Day), (III) whether the Borrowing is to consist of Base Rate Loans or LIBOR Loans, (IV) in the case of LIBOR Loans, the duration of the Interest Period to be applicable thereto, (V) the applicable Borrower on behalf of which such request is made, and (VI) the account of the applicable Borrower to which the proceeds of such Borrowing are to be disbursed.
     (ii) Unless payment is otherwise timely made by Borrowers, the becoming due of any amount required to be paid with respect to any of the Obligations (whether as principal, accrued interest, fees or other charges, including Extraordinary Expenses and LC Obligations, and any amounts owed to Lender or any Affiliate of Lender for Banking Relationship Debt) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the due date of, and in an aggregate amount required to pay, such Obligations, and the proceeds of such Revolver Loans may be disbursed by way of direct payment of the relevant Obligation and shall bear interest as Base Rate Loans unless and until such Revolver Loans are converted to LIBOR Loans in accordance with the terms of this Agreement.
     (iii) If Borrowers elect to establish a Controlled Disbursement Account with Lender or any Affiliate of Lender, then, at Lender’s election, the presentation for payment by Lender (or its Affiliate) of any check or other item of payment drawn on the Controlled Disbursement Account at a time when there are insufficient funds in such account to cover such check shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Borrowing) for Revolver Loans on the date of such presentation and in an amount equal to the aggregate amount of the items presented for payment, and the proceeds of such Revolver Loans may be disbursed to the Controlled Disbursement Account and shall bear interest as Base Rate Loans.
     (iv) Lender shall not have any obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date or when an Out-of-Formula Condition exists or would result therefrom or when any condition precedent in Section 11 is not satisfied, but may do so in its discretion, including by funding a Revolver Loan as contemplated by the DIP Financing Orders to fund the Carve-Out.
          4.1.2. Fundings by Lender. Subject to the terms of this Agreement, Lender shall make the proceeds of the Revolver Loans available to Borrowers by disbursing such proceeds in accordance with Borrower Agent’s disbursement instructions set forth in the applicable Notice of Borrowing. Lender shall not have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolver Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolver Loan, the wire transfer of which was initiated by Lender in accordance with wiring instructions provided to Lender.
          4.1.3. Reserved.
          4.1.4. Disbursement Authorization. Each Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested by any Borrower, or deemed to be requested pursuant to Section 4.1.1, as follows: (i) the proceeds of each Revolver Loan requested under Section 4.1.1(i) shall be disbursed by Lender in accordance with the terms of the written disbursement letter from Borrowers in the case of the initial Borrowing, and, in the case of each subsequent Borrowing, by wire transfer to such bank account of Borrowers as may be agreed upon by Borrowers and Lender from time to time or elsewhere if pursuant to a written direction from any Borrower that is approved by Lender; and (ii) the proceeds of each Revolver Loan requested under Section 4.1.1(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation. Any Revolver Loan proceeds received by any Borrower or in payment of any of the Obligations shall be deemed to have been received by all Borrowers for purposes of the joint and several liability of Borrowers hereunder, but shall be accounted for in accordance with GAAP to reflect the liability on the financial record of the actual Borrower.
          4.1.5. Notices. Each Borrower authorizes Lender to extend, convert or continue Revolver Loans, effect selections of Types of Revolver Loans and transfer funds to or on behalf of Borrowers based on telephonic or electronic instructions from any individual whom Lender in good faith believes to be acting on behalf of any Borrower. Borrowers shall confirm each such telephonic request for a Borrowing or conversion or continuation of Revolver Loans by prompt delivery to Lender of the required Notice of Borrowing or Notice of Conversion/Continuation, as applicable. If the written confirmation differs in any material respect from the action taken by Lender, the records of Lender shall govern. Lender shall not have any liability for any loss suffered by any Borrower as a result of Lender’s acting upon its understanding of telephonic or electronic instructions or requests from a person believed in good faith by Lender to be a person authorized by a Borrower to give such instructions or to make such requests on Borrowers’ behalf.
     4.2. Reserved.

     4.3. Special Provisions Governing LIBOR Loans.
          4.3.1. Number of LIBOR Loans. In no event may the number of LIBOR Loans outstanding at any time under this Agreement exceed 5.
          4.3.2. Minimum Amounts. Each Borrowing of LIBOR Loans pursuant to Section 4.1.1(i), and each continuation of or conversion to LIBOR Loans pursuant to Section 3.1.2, shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
          4.3.3. LIBOR Lending Office. Lender shall have the right at any time and from time to time to designate a different office of itself or of any Affiliate as Lender’s LIBOR Lending Office, and to transfer any outstanding LIBOR Loans to such LIBOR Lending Office. No such designation or transfer shall result in any liability on the part of Borrowers for increased costs or expenses resulting solely from such designation or transfer. Increased costs for expenses resulting from a change in Applicable Law occurring subsequent to any such designation or transfer shall be deemed not to result solely from such designation or transfer.
          4.3.4. Funding of LIBOR Loans. Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by Lender) to make or maintain such LIBOR Loans; provided, however, that such LIBOR Loans shall nonetheless be deemed to have been made and to be held by Lender, and the obligation of Borrowers to repay such LIBOR Loans shall nevertheless be to Lender for the account of such foreign branch, Affiliate or international banking facility. The calculation of all amounts payable to Lender under Sections 3.7 and 3.10 shall be made as if Lender had actually funded or committed to fund its LIBOR Loan through the purchase of an underlying deposit in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period for such LIBOR Loans; provided, however, Lender may fund its LIBOR Loans in any manner it deems fit and the foregoing presumption shall be utilized only for the calculation of amounts payable under Sections 3.7 and 3.10.
     4.4. Borrower Agent. Each Borrower hereby irrevocably appoints Garlock Sealing, and Garlock Sealing agrees to act under this Agreement, as the agent and representative of itself and each other Borrower for all purposes under this Agreement (in such capacity, “Borrower Agent”), including requesting Borrowings, submitting LC Requests, selecting whether any Revolver Loan or portion thereof is to bear interest as a Base Rate Loan or a LIBOR Loan, and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender. Lender may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Conversion/Continuation, LC Request, disbursement instructions, reports, information, Borrowing Base Certificate or any other notice or communication made or given by Borrower Agent, whether in its own name, on behalf of any Borrower or on behalf of “Borrowers,” and Lender shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Notice of Borrowing, Notice of Conversion Continuation, LC Request, instruction, report, information, Borrowing Base Certificate or other notice or communication, nor shall the joint and several character of Borrowers’ liability for the Obligations be affected, provided that the provisions of this Section 4.4 shall not be construed so as to preclude any Borrower from directly requesting Borrowings or taking other actions permitted to be taken by “a Borrower” hereunder. Lender may maintain a single Loan Account in the name of “Garlock Sealing” or “Garrison” hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower’s liability for the Obligations.

     4.5. All Loans to Constitute One Obligation. The Revolver Loans and LC Obligations shall constitute one general obligation of Borrowers and (unless otherwise expressly provided in any Security Document) shall be secured by Lender’s Lien upon all of the Collateral; provided, however, that Lender shall be deemed to be a creditor of each Borrower and the holder of a separate claim against each Borrower to the extent of any Obligations jointly and severally owed by Borrowers to Lender.
SECTION 5. PAYMENTS
     5.1. General Payment Provisions. All payments (including all prepayments) of principal of and interest on the Revolver Loans, LC Obligations and other Obligations that are payable to Lender shall be made to Lender in Dollars without any offset or counterclaim and free and clear of (and without deduction for) any Taxes (other than Excluded Taxes), and, with respect to payments made other than by application of balances in the applicable Payment Account, in immediately available funds not later than 1:00 p.m. on the due date (and payment made after such time on the due date to be deemed to have been made on the next succeeding Business Day). Borrowers shall, at the time Borrowers make any payment under this Agreement, specify to Lender the Obligations to which such payment is to be applied and, if Borrowers fail so to specify or if the application specified by Borrowers would be inconsistent with the terms of this Agreement or if an Event of Default exists, Lender shall apply such payment to the Obligations in such manner as Lender, subject to the provisions of this Agreement, may determine to be appropriate. At any time and from time to time, to the extent Revolver Loans are not repaid by application of balances in the applicable Payment Account (if required hereunder), Borrowers shall have the right to prepay the Revolver Loans, in whole or in part, without premium or penalty (except as provided in the proviso below), upon written notice given to Lender not later than 1:00 p.m., three (3) Business Days prior to each intended prepayment of LIBOR Loans and one (1) Business Day prior to each intended prepayment of Base Rate Loans; provided that unless made together with all amounts required under Section 3.10 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment, the aggregate principal amount of the Revolver Loans to be prepaid, whether such Revolver Loans are Base Rate Loans or LIBOR Loans (and, in the case of LIBOR Loans, the Interest Period of the Borrowing pursuant to which made), shall be irrevocable and shall bind Borrowers to make such prepayment on the terms specified therein (except to the extent that the amount of the Revolver Loans to be repaid is reduced by the application of balances in the applicable Payment Account prior to the time of repayment). Revolver Loans prepaid pursuant to this Section 5 may be reborrowed, subject to the terms and conditions of this Agreement.
     5.2. Repayment of Revolver Loans.
          5.2.1. Payment of Principal. The outstanding principal amounts with respect to the Revolver Loans shall be repaid as follows:
     (i) Any portion of the Revolver Loans consisting of the principal amount of Base Rate Loans shall be paid by Borrowers to Lender, unless timely converted to a LIBOR Loan in accordance with this Agreement, immediately upon (a) each receipt by Lender or Borrowers of any proceeds of any of the Accounts or Inventory, to the extent of such proceeds, and (b) the Commitment Termination Date.
     (ii) Any portion of the Revolver Loans consisting of the principal amount of LIBOR Loans shall be paid by Borrowers to Lender, unless continued as a LIBOR Loan in accordance with the terms of this Agreement, immediately upon (a) the last day of the Interest Period applicable thereto and (b) the Commitment Termination Date. In no event shall Borrowers be authorized to make a voluntary prepayment with respect to any Revolver Loan outstanding as a

LIBOR Loan prior to the last day of the Interest Period applicable thereto unless Borrowers pay to Lender concurrently with any prepayment of a LIBOR Loan, any amount due Lender under Section 3.10 as a consequence of such prepayment. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by Borrower Agent or unless an Event of Default has occurred and is continuing, Lender shall not apply any payments which it receives (or any proceeds of Accounts or Inventory) to any LIBOR Loan, except on the expiration date of the Interest Period applicable to any such LIBOR Loan; provided, that Borrowers shall be required to pay breakage losses in accordance with Section 3.10 of this Agreement if required thereunder. In the event that Lender receives, on any date when LIBOR Loans are outstanding but no Base Rate Loans are outstanding, proceeds of any of the Accounts or Inventory that are required to be used to prepay the principal amount of LIBOR Loans, Lender may hold such proceeds as cash security for the Obligations represented by such LIBOR Loans and apply such proceeds to such LIBOR Loans on the expiration date of the Interest Period applicable thereto.
     (iii) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if an Out-of-Formula Condition shall exist, Borrowers shall, on the sooner to occur of the first Business Day after any Borrower has obtained knowledge thereof or Lender’s demand, repay the outstanding Revolver Loans that are Base Rate Loans in an amount sufficient to reduce the aggregate unpaid principal amount of all Revolver Loans by an amount equal to such excess; and, if such payment of Base Rate Loans is not sufficient to eliminate the Out-of-Formula Condition, then Borrowers shall immediately deposit with Lender for application to any outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable (whether at the end of the applicable Interest Periods or on the Commitment Termination Date) cash in an amount sufficient to eliminate such Out-of-Formula Condition, and Lender may (a) hold such deposit as cash security pending disbursement of same for application to the outstanding Revolver Loans bearing interest as LIBOR Loans as the same become due and payable, or (b) if a Default or Event of Default exists, immediately apply such proceeds to the payment of the Obligations, including the Revolver Loans outstanding as LIBOR Loans (in which event Borrowers shall also pay to Lender any amounts required by Section 3.10 to be paid by reason of the prepayment of a LIBOR Loan prior to the last day of the Interest Period applicable thereto).
          5.2.2. Payment of Interest. Interest accrued on the Revolver Loans shall be due and payable on (i) the first day of each month (for the immediately preceding month), computed through the last day of the preceding month, with respect to any Revolver Loan (whether a Base Rate Loan or LIBOR Loan) and (ii) the last day of the applicable Interest Period in the case of a LIBOR Loan. Accrued interest shall also be paid by Borrowers on the Commitment Termination Date. With respect to any Base Rate Loan converted into a LIBOR Loan pursuant to Section 3.1.2 on a day when interest would not otherwise have been payable with respect to such Base Rate Loan, accrued interest to the date of such conversion on the amount of such Base Rate Loan so converted shall be paid on the conversion date.
     5.3. Payment of Other Obligations. The balance of the Obligations requiring the payment of money, including LC Obligations and Extraordinary Expenses incurred by Lender, shall be repaid by Borrowers to Lender as provided in the DIP Loan Documents, or, if no date of payment is otherwise specified in the DIP Loan Documents, on demand.
     5.4. Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of Borrowers or any other Obligor or against or in payment of any or all of the Obligations. To the extent that Borrowers make a payment to Lender or Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss by Lender, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds had not been made or received and any such enforcement or setoff had not occurred. The provisions of the immediately preceding sentence of this Section 5.4 shall survive any termination of the Commitment and Full Payment of the Obligations.
     5.5. Reserved.
     5.6. Application of Payments and Collateral Proceeds. Each Borrower irrevocably waives the right to direct the application of any and all payments and Collateral proceeds at any time or times hereafter received by Lender from or on behalf of Borrowers, and each Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and Collateral proceeds received at any time or times hereafter by Lender or its agent against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records; provided, however, that any payments or proceeds of Collateral received by Lender on any date that an Event of Default does not exist shall be applied in accordance with any provisions of this Agreement that govern the application of such payment or proceeds. If, as the result of Lender’s collection of proceeds of Accounts and other Collateral as authorized by Section 8.2.6 and the application thereof as provided above in this Section 5.6 a credit balance exists, such credit balance shall not accrue interest in favor of Borrowers, but shall be available to Borrowers at any time or times for so long as no Default or Event of Default exists. Lender may apply such credit balance against any of the Obligations upon and after the occurrence of an Event of Default and, to the extent so applied, such credit balance shall be applied in the manner specified in Section 5.
     5.7. Loan Accounts; Account Stated.
          5.7.1. Loan Accounts. Lender shall maintain in accordance with its usual and customary practices an account or accounts (a “Loan Account”) evidencing the Debt of Borrowers to Lender resulting from each Revolver Loan owing to Lender from time to time, including the amount of principal and interest payable to Lender from time to time hereunder. Any failure of Lender to record in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing hereunder to Lender.
          5.7.2. Entries Binding. The entries made in a Loan Account shall constitute rebuttably presumptive evidence of the information contained therein; provided, however, that if a copy of information contained in a Loan Account is provided to any Person, or any Person inspects such Loan Account, at any time or from time to time, then the information contained in such Loan Account, as applicable, shall be conclusive and binding on such Person for all purposes absent manifest error, unless such Person notifies Lender in writing within thirty (30) days after such Person’s receipt of such copy or such Person’s inspection of such Loan Account of its intention to dispute the information contained therein.
     5.8. Gross Up for Taxes. If Borrowers shall be required by Applicable Law to withhold or deduct any Indemnified Taxes from or in respect of any sum payable under this Agreement or any of the other DIP Loan Documents, (a) the sum payable to Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrowers shall make such withholding or deductions, and (c) Borrowers shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. If Lender determines that it has received a refund, credit, or other reduction of taxes in respect of any Taxes paid by Borrowers pursuant to this Section 5.8, Lender shall, within thirty (30) days from the date of actual receipt of such refund or the filing of the tax return in which such credit or other reduction results in a lower tax payment, pay over such refund or the amount of such tax reduction to Borrowers (but only to the extent of Taxes paid by Borrowers pursuant to this Section 5.8), net of all out-of-pocket expenses of such Person, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund).
     5.9. Reserved.
     5.10. Nature and Extent of Each Borrower’s Liability.
          5.10.1. Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, and hereby guarantees the timely payment by all other Borrowers and Obligors of, all of the Revolver Loans and other Obligations, regardless of which Borrower or Obligor actually may have received the proceeds of any Revolver Loans or other extensions of credit hereunder (or the direct benefit of any Bank Products) or the amount of such Revolver Loans received or the manner in which Lender accounts for such Revolver Loans or other extensions of credit or Bank Products on its books and records, it being acknowledged and agreed that Revolver Loans to any Borrower and any other extensions of credit hereunder and Bank Products inure to the mutual benefit of all Borrowers and that Lender is relying on the joint and several liability of Borrowers in extending the Revolver Loans and other financial accommodations hereunder and in making Bank Products available to Obligors. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Revolver Loans or other Obligations, such Borrower shall forthwith pay the same, without notice or demand.
          5.10.2. Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to, and guaranty of, the Revolver Loans and other Obligations shall, to the fullest extent permitted by Applicable Law, be unconditional irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any promissory note or other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Obligor or any Collateral, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Lender with respect to any provision of any instrument evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Obligor and delivered to Lender, (iv) the failure by Lender to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Lender’s release of any Collateral or of its Liens upon any Collateral, (v) Lender’s election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) the release or compromise, in whole or in part, of the liability of any Obligor for the payment of any of the Obligations, (vii) any amendment or modification of any of the DIP Loan Documents or any waiver of a Default or Event of Default, (viii) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, or any decrease in the same, (ix) any change in the corporate existence or structure of any other Obligor; (x) any law or regulation of any jurisdiction or any event affecting any term of any Obligation; or (xi) any other circumstance that might constitute a legal or equitable discharge or defense of any Obligor; provided, however, nothing contained in the foregoing shall limit any Obligor’s right to institute an action for any alleged breach by Lender of any obligations hereunder. Under no circumstances shall Borrowers be construed to have waived defenses based upon Full Payment with respect to any Obligation, willful misconduct or gross negligence. After the occurrence and during the continuance of any Event of Default, Lender may proceed directly and at once, without notice to any Obligor, against any or all of Obligors to collect and recover all or any part of the Obligations, without first proceeding against any other Obligor or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision under Applicable Law that might otherwise require Lender to pursue or exhaust its remedies against any Collateral or Obligor before pursuing another Obligor. Each Borrower consents and agrees that Lender shall be under no obligation to marshal any assets in favor of any Obligor or against or in payment of any or all of the Obligations.
          5.10.3. No Reduction in Liability for Obligations. No payment or payments made by an Obligor or received or collected by Lender from a Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Borrower under this Agreement (except to the extent so reduced or paid), each of whom shall remain jointly and severally liable for the payment and performance of all Revolver Loans and other Obligations until Full Payment of the Obligations.
          5.10.4. Contribution. Each Borrower is unconditionally obligated to repay the Obligations as a joint and several obligor under this Agreement. If, as of any date, the aggregate amount of payments made by a Borrower on account of the Obligations and proceeds of such Borrower’s Collateral that are applied to the Obligations exceeds the aggregate amount of Revolver Loan proceeds actually used by such Borrower in its business (such excess amount being referred to as an “Accommodation Payment”), then each of the other Borrowers (each such Borrower being referred to as a “Contributing Borrower”) shall be obligated to make contribution to such Borrower (the “Paying Borrower”) in an amount equal to (A) the product derived by multiplying the sum of each Accommodation Payment of each Borrower by the Allocable Percentage of the Borrower from whom contribution is sought less (B) the amount, if any, of the then outstanding Accommodation Payment of such Contributing Borrower (such last mentioned amount which is to be subtracted from the aforesaid product to be increased by any amounts theretofore paid by such Contributing Borrower by way of contribution hereunder, and to be decreased by any amounts theretofore received by such Contributing Borrower by way of contribution hereunder); provided, however, that a Paying Borrower’s recovery of contribution hereunder from the other Borrowers shall be limited to that amount paid by the Paying Borrower in excess of its Allocable Percentage of all Accommodation Payments then outstanding of all Borrowers. As used herein, the term “Allocable Percentage” shall mean, on any date of determination thereof, a fraction the denominator of which shall be equal to the number of Borrowers who are parties to this Agreement on such date and the numerator of which shall be 1; provided, however, that such percentages shall be modified in the event that contribution from a Borrower is not possible by reason of insolvency, bankruptcy or otherwise by reducing such Borrower’s Allocable Percentage equitably and by adjusting the Allocable Percentage of the other Borrowers proportionately so that the Allocable Percentages of all Borrowers at all times equals 100%.
SECTION 6. TERM AND TERMINATION OF COMMITMENT
     6.1. Term of Commitment. Subject to Lender’s right in accordance with the terms of this Agreement to cease making Revolver Loans and other extensions of credit to Borrowers when any Default or Event of Default exists or upon termination of the Commitment as provided in Section 6.2, the Commitment shall be in effect for the DIP Term, unless sooner terminated as provided in Section 6.2.
     6.2. Termination.
          6.2.1. Termination by Lender. Lender may terminate the Commitment without notice at any time that an Event of Default exists.

          6.2.2. Termination by Borrowers. At any time and from time to time after the date hereof, upon not less than ten (10) Business Days’ prior written notice to Lender from Borrower Agent, Borrowers may terminate in whole the Commitment; provided that no such termination by Borrowers shall be effective until Full Payment of the Obligations. Any notice of termination given by Borrowers pursuant to this Section 6.2.2 shall be irrevocable unless Lender receives notice of the revocation thereof at least three (3) Business Days prior to the proposed termination date. Borrowers acknowledge and agree that Borrowers shall not have the right to reduce in part the Commitment.
          6.2.3. Effect of Termination. On the effective date of termination of the Commitment by Lender or by Borrowers, all of the Obligations shall be immediately due and payable, Lender shall have no obligation to make any Revolver Loans, Lender shall have no obligation to issue any Letters of Credit, and Lender and its Affiliates may terminate any Bank Products (including any services or products under Cash Management Agreements). All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the DIP Loan Documents shall survive any such termination, and Lender shall retain its Liens in the Collateral and all of its rights and remedies under the DIP Loan Documents notwithstanding such termination, in each case, until Full Payment of the Obligations. Notwithstanding the Full Payment of the Obligations, Lender shall not be required to terminate its Liens in any of the Collateral unless, with respect to any loss or damage Lender may incur as a result of the dishonor or return of any Payment Items applied to the Obligations, Lender shall have received either (i) a written agreement, executed by Borrowers and any Person deemed financially responsible by Lender whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Lender from any such loss or damage; or (ii) such monetary reserves and Liens on the Collateral for such period of time as Lender, in its reasonable discretion, may deem necessary to protect Lender from any such loss or damage. The provisions of Sections 3.4, 3.7, 3.8, 3.10, 5.4 and 5.8 and this Section 6.2.3 and all obligations of Borrowers to indemnify Lender pursuant to this Agreement or any of the other DIP Loan Documents, shall in all events survive any termination of the Commitment and Full Payment of the Obligations.
SECTION 7. COLLATERAL
     7.1. Grant of Security Interest.
     (a) To secure the prompt payment and performance of all of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all of the following Property and interests in Property of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located (irrespective of whether the same existed on or was created or acquired after the Petition Date), but excluding all Fixed Assets and all Software and Intellectual Property embedded in Fixed Assets:
(i)	all Accounts;

(ii)	all Supporting Obligations;

(iii)	all Goods, including all Inventory, but excluding all Equipment;

(iv)	all Instruments (including the Intercompany Notes);

(v)	all Chattel Paper, including Electronic Chattel Paper;

(vi)	all Documents;

     (vii) all General Intangibles, including Payment Intangibles, Software and Intellectual Property, excluding, however, rights under (but not proceeds of) any lease, contract or agreement (including any license), that contains an enforceable restriction on such Borrower’s right to grant a security interest to Lender, unless and until such Borrower shall have obtained consent from the relevant party or parties thereto to the grant of the security interest;
     (viii) all Deposit Accounts;
     (ix) all Investment Property (including all Investment Property maintained by such Borrower with Banc of America Securities LLC, but excluding any portion thereof that constitutes Margin Stock unless otherwise expressly provided in any Security Documents);
     (x) all Letter-of-Credit Rights;
     (xi) all Insurance Receivables Rights;
     (xii) all monies now or at any time or times hereafter in the possession or under the control of Lender or a bailee or Affiliate of Lender, including any Cash Collateral in the Cash Collateral Account, but excluding, to the extent the Lien therein constitutes a Permitted Lien under Section 10.2.5(ix), cash collateral posted in favor of any surety or bonding company in connection with any appeal bond issued by such surety or bonding company;
     (xiii) all accessions to, substitutions for and all replacements, products and cash and non-cash proceeds of (i) through (xi) above, including proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and
     (xiv) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs, and other computer materials and records) of such Borrower pertaining to any of (i) through (xiii) above.
     (b) To secure the prompt payment and performance of all of the Obligations to the extent of the amount of the Carve-Out funded by Revolver Loans or use of proceeds of any Collateral, each Borrower hereby grants to Lender, effective only upon satisfaction of the Springing Lien Conditions, a continuing security interest in and Lien upon all Springing Lien Collateral whether now owned or existing or hereafter created, acquired or arising and wheresoever located.
The Liens and security interests granted to Lender pursuant to the provisions of this Agreement and pursuant to any of the other DIP Loan Documents shall be (i) in addition to and not in lieu of all Liens conferred upon Lender pursuant to the terms of the DIP Financing Orders, and (ii) first priority Liens and security interests in the Collateral, except as otherwise expressly provided in the DIP Financing Orders and subject only to Permitted Senior Liens; provided that, no representation or warranty is made by any Borrower as to the perfection of Lender’s Liens in, (i) the Insurance Receivables Rights pursuant to the UCC or (ii) any Pledged Collateral (as defined in any Pledge Agreement) under foreign law.
     7.2. Lien on Deposit Accounts. As additional security for the payment and performance of the Obligations, each Borrower hereby grants to Lender a continuing security interest in and Lien upon all of such Borrower’s right, title and interest in and to each Deposit Account of such Borrower and in and to any deposits or other sums at any time credited to each such Deposit Account, including any sums in any blocked account or any special lockbox account and in the accounts in which sums are deposited, but excluding (i) Deposit Accounts solely holding cash collateral permitted as a Lien under Section 10.2.5(ix), and (ii) Deposit Accounts exclusively used for worker’s compensation programs, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s employees, and (iii) other Deposit Accounts containing from time to time no more than $100,000. In connection with the foregoing, each Borrower hereby authorizes and directs each such bank or other depository to pay or deliver to Lender upon its written demand therefor made at any time that an Event of Default exists and without further notice to such Borrower (such notice being hereby expressly waived), all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding, and the rights given Lender in this Section shall be cumulative with and in addition to Lender’s other rights and remedies in regard to the foregoing Property as proceeds of Collateral. Each Borrower hereby irrevocably appoints Lender as such Borrower’s attorney-in-fact at any time that an Event of Default exists to collect any and all such balances to the extent any such payment is not made to Lender by such bank or other depository after demand thereon is made by Lender pursuant hereto.
     7.3. Other Collateral.
          7.3.1. Cash Collateral. In addition to the items of Property referred to in Section 7.1 above, the Obligations shall also be secured by the Cash Collateral to the extent provided herein and all of the other items of Property from time to time described in any of the Security Documents as security for any of the Obligations.
          7.3.2. Commercial Tort Claims. Borrowers shall promptly notify Lender in writing upon any Obligor’s obtaining a Commercial Tort Claim (other than, for so long as no Default or Event of Default exists, a Commercial Tort Claim that is less than $1,000,000) after the Closing Date against any Person and, upon Lender’s written request, promptly execute such instruments or agreements and do such other acts or things reasonably deemed appropriate by Lender to confer upon Lender a security interest in each such Commercial Tort Claim.
          7.3.3. Certain After-Acquired Collateral. Borrowers shall promptly notify Lender in writing upon any Obligor’s obtaining any Collateral after the Closing Date consisting of Deposit Accounts (but excluding (i) Deposit Accounts solely holding cash collateral permitted as a Lien under Section 10.2.5(ix), (ii) Deposit Accounts exclusively used for worker’s compensation programs, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Obligor’s employees, and (iii) other Deposit Accounts containing from time to time no more than $100,000), Investment Property, Letter-of-Credit Rights or Chattel Paper and, upon Lender’s request, shall promptly execute such documents and do such other acts or things (including using use commercially reasonable efforts to cause other Persons to do such other acts or things) deemed appropriate by Lender to confer upon Lender a duly perfected first priority Lien upon and (to the extent applicable for the perfection of a Lien) control with respect to such Collateral; promptly notify Lender in writing upon any Obligor’s obtaining any Collateral after the Closing Date consisting of Documents or Instruments and, upon Lender’s request, shall promptly execute such documents and do such other acts or things deemed appropriate by Lender to deliver to it possession of such Documents as are negotiable and such Instruments, and, with respect to non-negotiable Documents, to have such non-negotiable Documents issued in the name of Lender; and with respect to Collateral in the possession of a third party, other than certificated securities and Goods covered by a Document, such Borrower, upon the request of Lender, shall use commercially reasonable efforts to obtain an acknowledgment from the third party that is in possession of such Collateral that such third party holds the Collateral for the benefit of Lender.

     7.4. No Assumption of Liability. The security interest granted pursuant to this Agreement is granted as security only and shall not subject Lender to, or in any way alter or modify, any obligation or liability of Obligors with respect to or arising out of the Collateral.
     7.5. Lien Perfection; Further Assurances. Promptly after Lender’s request therefor, Borrowers shall execute or cause to be executed and deliver to Lender such instruments, assignments, title certificates or other documents as are necessary under the UCC or other Applicable Law to perfect (or continue the perfection of) Lender’s Lien upon the Collateral and shall take such other action as reasonably may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement; provided, however, that notwithstanding anything to the contrary set forth in this Agreement, unless an Event of Default exists Borrowers shall not be required to provide any notice to, or obtain the acknowledgment of, any insurer under an Asbestos Insurance Policy with respect to Lender’s Lien in the Insurance Receivables Rights. Unless prohibited by Applicable Law, each Borrower hereby irrevocably authorizes Lender to execute and file in any jurisdiction any financing statement or amendment thereto on such Borrower’s behalf, including financing statements that indicate the Collateral with equal or lesser detail than as set forth in this Section 7. Each Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof.
     7.6. Foreign Subsidiary Stock. Notwithstanding anything to the contrary set forth in Section 7.1 above, the types or items of Collateral described in such Section shall include only sixty-five percent (65%) of the Equity Interests of any direct Foreign Subsidiary of a Borrower and no other Equity Interests of any Foreign Subsidiary.
SECTION 8. COLLATERAL ADMINISTRATION
     8.1. General Provisions.
          8.1.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at one or more of the business locations of Borrowers set forth in Schedule 8.1.1 hereto and shall not be moved therefrom, without the prior written approval of Lender, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrowers may (i) make sales or other dispositions of any Collateral to the extent not prohibited by Section 10.2.9 and (ii) move Inventory or any record relating to any Collateral to a location in the United States other than those locations of Borrowers shown on Schedule 8.1.1 hereto so long as Borrowers give Lender notice of such new location in the next Compliance Certificate required to be delivered to Lender pursuant to Section 10.1.3; provided, that Borrowers shall not be required to provide such notice to Lender with respect to any new location so long as the Value of Inventory at such location does not at any time exceed $100,000 and the aggregate Value of Inventory at all such locations does not at any time exceed $500,000. Following the movement of any Inventory to such new location, Borrowers shall cooperate with Lender in connection with the filing of any UCC-1 financing statements and the delivery any other appropriate documentation (excluding Lien Waivers to the extent not required by the following sentence) necessary to perfect or continue the perfection of Lender’s first priority Liens with respect to such Inventory. Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be permitted to keep, store or otherwise maintain any Inventory at any location (including any location of Borrowers described in Schedule 8.1.1 hereto), unless (i) an Obligor is the owner of such location, (ii) an Obligor leases such location and either the landlord has executed in favor of Lender a Lien Waiver, if Lender requires, or a Rent Reserve has been established with respect to such location, (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, and either (A) Lender has received from such warehouseman, bailee or processor an acceptable Lien Waiver and an appropriate UCC-1 financing statement has been filed with the appropriate Governmental Authority in the jurisdiction where such warehouseman, bailee or processor is located in order to perfect, or to maintain the uninterrupted perfection of, Lender’s security interest in such Inventory or (B) if Lender requires, a Rent Reserve has been established with respect to such location, or (iv) in the case of any location that does not satisfy the requirements of any of the foregoing clauses (i), (ii) or (iii), the Value of Inventory at such location does not at any time exceed $100,000 and the aggregate Value of Inventory at all such locations under this clause (iv) does not at any time exceed $500,000.
          8.1.2. Insurance of Collateral; Condemnation Proceeds.
     (i) Each Borrower shall pay for and maintain, with financially sound and reputable insurers having a rating of at least B+ VII or better by Best’s Ratings, a publication of A.M. Best Company (or, in the case of aircraft liability insurance, with its current insurers or with other insurers reasonably acceptable to Lender), insurance upon all Collateral, wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks and in such amounts as are reasonably satisfactory to Lender. Schedule 8.1.2 hereto describes all insurance of Borrowers in effect on the date hereof and Lender confirms that the level of insurance set forth on Schedule 8.1.2 hereto is reasonably satisfactory to it based on the circumstances as of the date hereof. All proceeds payable under each such policy, to the extent relating to tangible Collateral or business interruption insurance, shall be payable to Lender for application to the Obligations. Within 30 days after the Closing Date, Borrowers shall deliver insurance certificates (and, following Lender’s request, certified copies of policies) for such policies relating to tangible Collateral or business interruption insurance to Lender with lender’s loss payable endorsements reasonably satisfactory to Lender naming Lender as sole loss payee, assignee or additional insured, as appropriate. Each policy of insurance or insurance certificate or endorsement relating to tangible Collateral or business interruption insurance shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrowers therefor. Each Borrower agrees to deliver to Lender, upon written request, true copies of all reports made in any reporting forms to property insurance companies. For so long as no Event of Default exists, each Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by such Borrower with respect to the Collateral provided that all proceeds thereof are applied in the manner specified in this Agreement. At any time that an Event of Default exists, Lender alone shall be authorized to settle, adjust and compromise such property insurance claims, and Lender shall have all rights and remedies with respect to such policies of property insurance as are provided for in this Agreement and the other DIP Loan Documents.
     (ii) Any proceeds of insurance referred to in this Section 8.1.2 (other than proceeds from any workers’ compensation or D&O insurance or Asbestos Insurance Policies), to the extent relating to Collateral, and any condemnation awards that are paid to Lender in connection with a condemnation of any of the Collateral shall be paid to Lender and applied first to the payment of the Revolver Loans and then to any other Obligations outstanding; provided, however, that if an Event of Default exists on the date of Lender’s receipt thereof, Lender shall apply such proceeds to the Obligations in the order of application provided in Section 5. Proceeds from any policy of business interruption insurance may be used by Borrowers in the Ordinary Course of Business, provided that at the time of such use no Default or Event of Default exists and the insured loss has not resulted in (and would not reasonably be expected to result in) any Material Adverse Effect, but otherwise may be applied by Lender to the payment of the Obligations in such order of application as Lender may elect in its discretion (subject to the provisions of Section 5).
     (iii) Any proceeds of insurance and condemnation proceeds related to Fixed Assets may be used by Borrowers for such purposes as Borrowers shall determine and are permitted under this Agreement, and such insurance proceeds may be pledged by Borrowers as part of any Fixed Asset Lien permitted hereunder.
          8.1.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any Applicable Law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrowers. Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto or for any diminution in the value thereof (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession), or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrowers’ sole risk.
          8.1.4. Defense of Title to Collateral. Each Borrower shall at all times defend such Borrowers’ title to the Collateral and Lender’s Liens therein against all Persons and all claims and demands whatsoever other than Permitted Liens.
     8.2. Administration of Accounts.
          8.2.1. Records and Schedules of Accounts. Each Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report for the preceding period, in form reasonably satisfactory to Lender. Each Borrower shall also provide to Lender on or before the 20th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value and aging classification of each Account (“Schedule of Accounts”), and, upon Lender’s request therefor, each Account Debtor’s address and the invoice and due dates for each Account, copies of proof of delivery and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request. In addition, if Accounts in an aggregate face amount in excess of, (a) during the months of June 2010, July 2010 and August 2010, $500,000, and (b) thereafter, $250,000, cease to be Eligible Accounts in whole or in part at any time while there are any Aggregate Revolver Outstandings hereunder, Borrowers shall notify Lender of such occurrence promptly (and in any event within 2 Business Days) after any Senior Financial Officer having obtained knowledge of such occurrence and Availability (including the Borrowing Base) shall thereupon be adjusted to reflect such occurrence. Each Borrower shall, upon Lender’s request, deliver to Lender copies of invoices or invoice registers related to all of its Accounts.
          8.2.2. Discounts, Disputes and Returns. If any Borrower grants any discounts (other than discounts for prompt payment in the Ordinary Course of Business), allowances or credits that are not shown on the face of the invoice for the Account involved, such Borrower shall report such discounts (other than discounts for prompt payment in the Ordinary Course of Business), allowances or credits, as the case may be, to Lender as part of the next required Schedule of Accounts. If any amounts due and owing in excess of, (a) during the months of June 2010, July 2010 and August 2010, $500,000, and (b)

thereafter, $250,000, are in dispute between any Borrower and any Account Debtor, or if any returns are made in excess of, (a) during the months of June 2010, July 2010 and August 2010, $500,000, and (b) thereafter, $250,000, with respect to any Accounts owing from an Account Debtor, in each case at any time while there are any Aggregate Revolver Outstandings hereunder, such Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in reasonable detail the reason for the dispute or return, all claims related thereto and the amount in controversy.
          8.2.3. Taxes. If an Account of any Borrower includes a charge for any Taxes payable to any Governmental Authority, Lender is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that Lender shall not be liable for any Taxes that may be due by Borrowers.
          8.2.4. Account Verification. Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or any Borrower to verify the validity, amount or any other matter relating to any Accounts of such Borrower by mail, telephone, telegraph or otherwise. So long as no Default or Event of Default exists, verifications of Accounts shall be conducted at the sole cost and expense of Lender. Borrowers shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.
          8.2.5. Maintenance of Dominion Account. Until Full Payment of the Obligations, each Borrower shall establish and maintain one or more Dominion Account with Lender pursuant to a lockbox or other arrangement and agreements reasonably acceptable to Lender. All balances in each Dominion Account shall be subject to Lender’s Lien.
          8.2.6. Collection of Accounts and Proceeds of Collateral. To expedite collection of Accounts, each Borrower shall endeavor to make collection of such Borrower’s Accounts for Lender and, in connection therewith, shall use commercially reasonable efforts to keep in full force and effect any Supporting Obligation or collateral security relating to each such Account. Each Borrower shall (i) request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to the applicable Dominion Account (or lockboxes related to such Dominion Account), and (ii) deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lockbox) into such Dominion Account. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, shall be held by such Borrower as trustee of an express trust for Lender’s benefit, and each Borrower shall immediately deposit same in kind in the applicable Dominion Account. All Payment Items received by any Borrower in respect of its Accounts, together with the proceeds of any other Collateral, will be made available to Borrowers as and to the extent provided in the DIP Financing Orders. Lender retains the right at all times that a Default or an Event of Default exists to notify Account Debtors of any Borrower that Accounts have been assigned to Lender, to collect Accounts directly in its own name (and, in connection therewith, to charge to Borrowers the collection costs and expenses incurred by Lender, including reasonable out-of-pocket attorneys’ fees). At any time that an Event of Default exists, Lender shall have the right to settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of any Accounts upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, costs and expenses thereof, including reasonable out-of-pocket attorneys’ fees, to Borrowers.

     8.3. Administration of Inventory.
          8.3.1. Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Lender inventory reports respecting such Inventory in form and detail reasonably satisfactory to Lender at such times as Lender may request, but so long as no Default or Event of Default exists, no more frequently than once each month. Each Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with such Borrower’s historical practices and shall provide to Lender a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Lender shall reasonably request. Lender may participate in and observe each physical count or inventory, which participation shall be at Borrowers’ expense at any time that an Event of Default exists.
          8.3.2. Returns of Inventory. No Borrower shall return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of such Borrower; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Out-of-Formula Condition; (iv) if there are any Aggregate Revolver Outstandings hereunder at such time, such Borrower promptly notifies Lender thereof if the aggregate Value of all Inventory returned in any month exceeds, (a) during the months of June 2010, July 2010 and August 2010, $500,000, and (b) thereafter, $250,000; and (v) any payments received by such Borrower in connection with any such return are promptly turned over to Lender for application to the Obligations in accordance with the terms of this Agreement.
          8.3.3. Acquisitions and Sale of Inventory. No Borrower shall acquire or accept any Inventory on consignment or approval unless such Inventory is segregated from such Borrower’s other owned Inventory and is marked in a manner designating the true owner thereof. Each Borrower will use its best efforts to insure that all Inventory that is produced in the United States will be produced in accordance with the FLSA. No Borrower shall sell any Eligible Inventory on a consignment, sale and return, sale on approval or other similar basis.
          8.3.4. Maintenance of Inventory. Borrowers shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance, in all material respects, with applicable standards of any insurance and in conformity, in all material respects, with Applicable Law and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory with a book value in excess of $500,000 is maintained or stored.
     8.4. Administration of Deposit Accounts. Each Borrower represents that, as of the Closing Date, Schedule 8.4 hereto (as the same may be amended or supplemented from time to time) sets forth all of the Deposit Accounts maintained by each Borrower, as applicable, including Deposit Accounts into which all Payment Items relating to any Collateral will be deposited; each Borrower is the sole account holder of each such Deposit Account and is not aware of any Person (other than Lender) having either dominion or control (within the meaning of Section 9-104 of the UCC) over any such Deposit Account or any property deposited therein (other than any such control that has been released or terminated on or before the Closing Date and control arising by operation of law in favor the depository bank in which such Deposit Account is maintained); and each Borrower has taken all actions required to establish Lender’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than (i) Deposit Accounts solely holding cash collateral permitted as a Lien under Section 10.2.5(ix), (ii) Deposit Accounts exclusively used for worker’s compensation programs, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s employees, and (iii) other

Deposit Accounts containing no more than $100,000 on any date). Each Borrower shall promptly notify Lender of any additional Deposit Account opened and any Deposit Account that is closed. In no event shall Borrower open any new Deposit Accounts other than those disclosed in the Cash Management Order or related motion without Lender’s prior written consent, such consent not to be unreasonably withheld.
     8.5. Borrowing Base Certificates. By the fifteenth (15th) day following each fiscal month end, Borrowers shall deliver to Lender a Borrowing Base Certificate prepared as of the close of business on the last day of the previous fiscal month, provided that each Borrower acknowledges and agrees that Lender retains the right to require Borrowers to deliver to Lender a Borrowing Base Certificate with such frequency as required by Lender in its sole and absolute discretion. All calculations of Availability in connection with any Borrowing Base Certificate shall originally be made by Borrowers and certified by a Senior Officer to Lender, provided that Lender shall have the right to review and adjust, in the exercise of its Credit Judgment, any such calculation (i) to reflect its reasonable estimate of declines in value of any of the Collateral described therein and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve. In no event shall the Borrowing Base or Availability on any date be deemed to exceed the amount of the Borrowing Base or Availability, as applicable, shown on the Borrowing Base Certificate last received by Lender prior to such date, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by Lender as herein authorized.
SECTION 9. REPRESENTATIONS AND WARRANTIES
     9.1. General Representations and Warranties. To induce Lender to enter into this Agreement and to make available the Commitment, each Borrower warrants and represents to Lender that:
          9.1.1. Organization and Qualification. Each Borrower is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower is duly qualified and is authorized to do business as a foreign corporation in each state or jurisdiction listed on Schedule 9.1.1 hereto, as applicable, and is in good standing in all states and jurisdictions in which the failure of such Borrower to be so qualified would reasonably be expected to have a Material Adverse Effect.
          9.1.2. Power and Authority. Subject to the entry of the Interim DIP Financing Order, and thereafter upon the entry of the Final DIP Financing Order, each Borrower is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other DIP Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other DIP Loan Documents have been duly authorized by all necessary corporate, limited liability company or partnership action and do not and will not (i) require any consent or approval of any of the holders of the Equity Interests of any Borrower or any of its Subsidiaries other than those obtained on or prior to the date hereof; (ii) contravene the Organic Documents of any Borrower or any of its Subsidiaries; (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.

          9.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other DIP Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower signatory thereto enforceable against each of them in accordance with the respective terms of such DIP Loan Documents, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights generally or by general equitable principles.
          9.1.4. Capital Structure. As of the date hereof, Schedule 9.1.4 hereto states (i) the correct name of each Borrower, its jurisdiction of incorporation and the percentage of its Equity Interests having voting powers owned by each Person, (ii) the name of each Borrower’s Subsidiaries and (iii) the number of authorized and issued Equity Interests (and treasury shares) of each Borrower and its Subsidiaries. Each Borrower has good title to all of the shares it purports to own of the Equity Interests of each of its Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Equity Interests have been duly issued and are fully paid and non-assessable. Since the date of the financial statements of Borrowers referred to in Section 9.1.9 through the date hereof, Borrowers have not made, or obligated themselves to make, any Distribution, other than Distributions in connection with the operation of the Borrowers’ cash management system in the Ordinary Course of Business. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, shares of the capital stock of any Borrower or any of its Subsidiaries. Except as set forth on Schedule 9.1.4, there are no outstanding agreements or instruments binding upon the holders of any Borrower’s Equity Interests relating to the ownership of its Equity Interests.
          9.1.5. Corporate Names. During the 5-year period preceding the date of this Agreement, no Borrower has been known as or used any corporate, fictitious or trade names except those listed on Schedule 9.1.5. Except as set forth on Schedule 9.1.5, during the 5-year period preceding the date of this Agreement, no Borrower has been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.
          9.1.6. Business Locations; Agent for Process. As of the date hereof, the chief executive office and other places of business of each Borrower are as listed on Schedule 8.1.1. During the 5-year period preceding the date of this Agreement, no Borrower has had an office or place of business other than as listed on Schedule 8.1.1, other than sales offices and other similar locations to the extent that the Value of Inventory at any such location did not at any time exceed $100,000 and the aggregate Value of Inventory at all such locations did not at any time exceed $500,000. Except as shown on Schedule 8.1.1 on the date hereof, no Inventory of any Borrower is stored with a bailee, warehouseman, processor or similar Person or consigned to any Person, other than any such location not shown on Schedule 8.1.1, to the extent that the Value of Inventory at such location does not exceed $100,000 on the date hereof and the aggregate Value of Inventory at all such locations not shown on Schedule 8.1.1, does not exceed $500,000 on the date hereof.
          9.1.7. Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its material real Property, and good title to all of its material personal Property, including all Property reflected in the financial statements referred to in Section 9.1.9 or delivered pursuant to Section 10.1.3 (except as disposed of since the date thereof as permitted by the terms of this Agreement (or the Pre-Petition Loan Agreement for periods prior to the date hereof)), in each case free and clear of all Liens except Permitted Liens. Each Borrower has paid or discharged, and has caused each of its Subsidiaries to pay and discharge, all lawful claims which, if unpaid, would reasonably be expected to become a Lien against any Properties of such Borrower or any such Subsidiary that is not a Permitted Lien. The Liens granted to Lender pursuant to this Agreement and the other

Security Documents are duly perfected, first priority Liens, subject only to Permitted Senior Liens; provided, that, no representation or warranty is made by any Borrower as to the perfection of Lender’s Liens in, (i) the Insurance Receivables Rights pursuant to the UCC or (ii) any Pledged Collateral (as defined in any Pledge Agreement) under foreign law.
          9.1.8. Accounts. Lender may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect to any Account. Unless otherwise indicated in writing to Lender or specifically excluded by Borrowers in their calculation of the Borrowing Base in any Borrowing Base Certificate, Borrowers make each of the following warranties to the knowledge of the Senior Financial Officers (subject to the limitation in the last paragraph of this Section 9.1.8) with respect to each Account:
     (i) It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
     (ii) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower in the Ordinary Course of Business and substantially in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;
     (iii) It is for a sum certain maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender on request;
     (iv) Such Account, and Lender’s security interest therein, is not subject to any offset (except claims for offsets netted out in the computation of Eligible Accounts included in any Borrowing Base Certificate), Lien (other than Permitted Liens), deduction, defense, dispute or counterclaim except for conditions in the Ordinary Course of Business or claims where the amount in controversy is immaterial, and each such Account is absolutely owing to a Borrower and is not contingent in any respect or for any reason;
     (v) The contract under which such Account arose does not condition or restrict a Borrower’s right to assign to Lender the right to payment thereunder unless such Borrower has obtained the Account Debtor’s consent to such collateral assignment or complied with any conditions to such assignment (regardless of whether under the UCC or other Applicable Law any such restrictions are ineffective to prevent the grant of a Lien upon such Account in favor of Lender);
     (vi) Such Borrower has not made any agreement with any Account Debtor thereunder for any extension, compromise, settlement or modification of any such Account or any deduction therefrom, except discounts, allowances, credits or rebates which are granted by a Borrower for prompt payment or otherwise in the Ordinary Course of Business and, except with respect to discounts for prompt payment, which are reflected in the calculation of the net amount of each respective invoice related thereto and are reflected in the Schedules of Accounts submitted to Lender pursuant to Section 8.2.1 (or accounted for in the computation of Eligible Accounts included in the Borrowing Base); and
     (vii) There are no facts, events or occurrences which are reasonably likely to (A) impair the validity or enforceability of such Account or to (B) reduce the amount payable thereunder (other than discounts for prompt payment in the Ordinary Course of Business) from the face amount of the invoice and statements delivered to Lender with respect thereto.

For purposes of determining whether an Account is an Eligible Account, the foregoing warranties are made regardless of the knowledge of any Senior Financial Officer with respect to an event or condition that would constitute a breach of any of the foregoing warranties. For all other purposes of this Agreement (including the purpose of determining whether an Event of Default exists hereunder), the foregoing warranties (a) are only made to the extent of the knowledge of the Senior Financial Officers and (b) are not made to the extent there are no Aggregate Revolver Outstandings at any time any such Account is included in the Borrowing Base or the aggregate face amount of the applicable Accounts in breach of this representation does not exceed (a) during the months of June 2010, July 2010 and August 2010, $500,000, and (b) thereafter, $250,000.
          9.1.9. Financial Statements; Fiscal Year. The unaudited combined balance sheets of Borrowers and their combined Subsidiaries as of March 31, 2010, and the related unaudited combined statements of income and cash flow, for the three-month period ended on such date, have been prepared in accordance with GAAP, and present fairly, in all material respects, the financial positions of Borrowers and their combined Subsidiaries at such date and the results of Borrowers’ and their combined Subsidiaries’ operations for such period, subject only to changes from audit, income tax adjustments and year-end adjustments and except that such statements do not contain notes. Since March 31, 2010, there has been no material adverse change in the condition, financial or otherwise, of Borrowers and their combined Subsidiaries, taken as a whole, as shown on the unaudited combined balance sheet as of such date.
          9.1.10. Full Disclosure. None of the representations, warranties or statements made by any Borrower in the DIP Loan Documents as of the date such representations, warranties and statements are made or deemed made, taken as a whole, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Borrower in connection with the DIP Loan Documents (including any offering and disclosure materials delivered by or on behalf any Borrower to Lender prior to the Closing Date), in each case, as of the date made and taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.
          9.1.11. Reserved.
          9.1.12. Surety Obligations. Except as set forth on Schedule 9.1.12, on the date hereof, no Borrower is obligated as surety or indemnitor under any surety or similar bond issued or entered into to assure payment, performance or completion of performance of any undertaking or obligation of any Person.
          9.1.13. Taxes. The FEIN of each of each Borrower as of the date hereof is as shown on Schedule 9.1.13. Each Borrower and each of its Subsidiaries has filed all federal and other material state and local tax returns and other reports it is required by law to file and has paid, or made provision for the payment of, all federal and other material Taxes upon it, its income and Properties as and when such Taxes are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and each of its Subsidiaries are adequate, in all material respects, for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.14. Brokers. There are no claims against any Borrower for brokerage commissions, finder’s fees or investment banking fees in connection with the transactions contemplated by this Agreement or any of the other DIP Loan Documents.

          9.1.15. Intellectual Property. Each Borrower and each of its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the present and planned future conduct of its business without any conflict with the rights of others, except as would not reasonably be expected to have a Material Adverse Effect, and there is no objection to, or pending (or, to such Borrower’s knowledge, threatened) Intellectual Property Claim with respect to, any Borrower’s or any of its Subsidiaries’ right to use any such Intellectual Property and such Borrower is not aware of any grounds for challenge or objection thereto, except in any such case as would not reasonably be expected to have a Material Adverse Effect; and, except as may be disclosed on Schedule 9.1.15, as of the date hereof no Borrower pays any royalty or other compensation to any Person for the right to use any Intellectual Property in connection with the manufacturing, marketing, sale or distribution of Inventory. As of the date hereof, all registered United States patents, trademarks, service marks, trade names and copyrights (and any licenses related thereto) of each Borrower are listed on Schedule 9.1.15.
          9.1.16. Governmental Approvals. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all Governmental Approvals necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except as would not reasonably be expected to have a Material Adverse Effect.
          9.1.17. Compliance with Laws. Except as set forth on Schedule 9.1.17, each Borrower and each of its Subsidiaries has duly complied with, and its Properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all Applicable Law, except to the extent that any such noncompliance would not reasonably be expected to have a Material Adverse Effect. No Inventory has been produced in violation of the FLSA in any material respect.
          9.1.18. Burdensome Contracts. No Borrower nor any of its Subsidiaries is a party or subject to any contract, agreement, or charter or other corporate restriction, which has or could be reasonably expected to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries is a party or subject to any Restrictive Agreements, except for Permitted Restrictive Agreements and as set forth on Schedule 9.1.18, none of which prohibit the execution or delivery of any of the DIP Loan Documents by any Borrower or the performance by any Borrower of its obligations under any of the DIP Loan Documents to which it is a party, in accordance with the terms of such DIP Loan Documents.
          9.1.19. Litigation. Except for the Chapter 11 Cases and as set forth on Schedule 9.1.19, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Borrower, threatened on the date hereof against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, profits or condition of any Borrower or any of its Subsidiaries, (i) which relate to any of the DIP Loan Documents or any of the transactions contemplated thereby or (ii) which, if determined adversely to any Borrower or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No Borrower nor any of its Domestic Subsidiaries is in default on the date hereof with respect to any order, writ, injunction, judgment, decree or rule of any court, Governmental Authority or arbitration board or tribunal specifically applicable thereto.
          9.1.20. No Defaults. No event has occurred and no condition exists which would, upon or immediately after the execution and delivery of this Agreement or any Borrower’s performance hereunder, constitute a Default or an Event of Default. No Borrower nor any of its Subsidiaries is in default, and no event has occurred and no condition exists which constitutes or which with the passage of time or the giving of notice or both would constitute a default, under any Material Contract or in the payment of any Debt of a Borrower or a Subsidiary to any Person for Money Borrowed, in each case which would reasonably be expected to have a Material Adverse Effect.

          9.1.21. Leases. Schedule 9.1.21 is a complete listing of each capitalized and operating lease of each Borrower on the date hereof that constitutes a Material Contract. Each Borrower and each of its Subsidiaries is in substantial compliance with all of the terms of each of its respective capitalized and operating leases, except as would not reasonably be expected to have a Material Adverse Effect, and there is no basis upon which the lessors under any such leases could terminate same or declare such Borrower or any of its Subsidiaries in default thereunder, except as would not reasonably be expected to have a Material Adverse Effect.
          9.1.22. ERISA. Each Borrower and each of its Subsidiaries is in full compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except as would not reasonably be expected to have a Material Adverse Effect. No Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.
          9.1.23. Trade Relations. As of the date hereof, to Borrowers’ knowledge, there exists no actual or threatened termination, cancellation or limitation of, or any materially adverse modification or change in, the business relationship between any Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier or group of suppliers, and, as of the date hereof, to Borrowers’ knowledge, there exists no condition or state of facts or circumstances which is reasonably likely to have a Material Adverse Effect or prevent any Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.
          9.1.24. Labor Relations. Except as described on Schedule 9.1.24, no Borrower is on the date hereof a party to or bound by any collective bargaining agreement. On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of any Borrower’s employees, or, to any Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization affecting any Borrower.
          9.1.25. Not a Regulated Entity. No Borrower is (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.26. Margin Stock. No Borrower nor any of its Subsidiaries is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
          9.1.27. Anti-Terrorism Laws.
     (i) General. No Borrower nor any of its Affiliates is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
     (ii) Executive Order No. 13224.
     (a) No Borrower nor any of its Affiliates is any of the following (each a “Blocked Person”): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list; (6) a Person or entity who is affiliated with a Person or entity listed above; or (7) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country on any official list maintained by OFAC.
     (b) No Borrower nor any of its Affiliates (1) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (2) has any of its assets in a Blocked Person, (3) deals in, or otherwise engages in any transaction relating to, any Property or interests in Property blocked pursuant to Executive Order No. 13224, or (4) derives any of its operating income from investments in or transactions with a Blocked Person.
          9.1.28. Payable Practices. Except as required by the Court or Applicable Law, no Borrower nor any of its Domestic Subsidiaries has made any material change in its historical accounts payable practices from those in effect immediately prior to the Closing Date.
          9.1.29. Not the Holder of Plan Assets. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any “plan” (within the meaning of Section 4975 of the Internal Revenue Code), and neither the execution of this Agreement nor the funding of any Revolver Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
     9.2. Reaffirmation of Representations and Warranties. Each representation and warranty contained in this Agreement and the other DIP Loan Documents shall be deemed to be made on the Closing Date and reaffirmed, in all material respects, by each Borrower on each day that Borrowers request or are deemed to have requested any Revolver Loan, Letter of Credit or other extension of credit hereunder, except for changes in the nature of a Borrower’s or, if applicable, any Subsidiary’s business or operations that may occur after the date hereof in the Ordinary Course of Business so long as Lender has consented to such changes or such changes are not violative of any provision of this Agreement. Notwithstanding the foregoing, representations and warranties which by their terms are applicable only as of a specific date shall be deemed made only at and as of such date.
     9.3. Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other DIP Loan Documents shall survive the execution, delivery and acceptance thereof by Lender and the closing of the transactions described therein or related thereto.
SECTION 10. COVENANTS AND CONTINUING AGREEMENTS
     10.1. Affirmative Covenants. For so long as the Commitment is outstanding and thereafter until Full Payment of the Obligations, each Borrower covenants that it shall and shall cause each Subsidiary to:

          10.1.1. Visits and Inspections. Permit representatives of Lender from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to a Borrower, to visit and inspect the Properties of such Borrower and each of its Subsidiaries, inspect, audit and make extracts from such Borrower’s and each Subsidiary’s books and records, and discuss with its officers, its employees and its independent accountants, such Borrower’s and each Subsidiary’s business, financial condition, business prospects and results of operations. Lender shall not have any duty to make any such inspection and shall not incur any liability by reason of its failure to conduct or delay in conducting any such inspection.
          10.1.2. Notices. Notify Lender in writing, promptly after a Borrower’s obtaining knowledge thereof, of (i) the commencement of any litigation affecting any Obligor (other than litigation asserting damages based on alleged asbestos exposure or litigation arising in the Chapter 11 Cases), whether or not the claims asserted in such litigation are considered by Obligors to be covered by insurance, and of the institution of any administrative proceeding, in each case to the extent that such litigation or proceeding would reasonably be expected to have a Material Adverse Effect; (ii) any labor dispute to which any Obligor may become a party, any pending or threatened strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which it is a party or by which it is bound, in each case which would reasonably be expected to have a Material Adverse Effect; (iii) any material default by any Obligor under, or termination of, any Material Contract or any note, indenture, loan agreement, mortgage, lease, deed, guaranty or other similar agreement relating to any Debt of such Obligor exceeding $5,000,000; (iv) the existence of any Default or Event of Default; (v) any judgment against any Obligor in an amount exceeding $5,000,000; (vi) the assertion by any Person of any Intellectual Property Claim against an Obligor or any of its Subsidiaries, the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (vii) any violation or asserted violation by any Obligor of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), the adverse resolution of which would reasonably be expected to have a Material Adverse Effect; (viii) any Environmental Release by an Obligor or on any Property owned or occupied by an Obligor which is reasonably likely to give rise to liability in excess of $5,000,000; (ix) the discharge of Obligors’ independent accountants or any withdrawal of resignation by such independent accountants from their acting in such capacity; and (x) any investigation of any Obligor by the SEC or the U.S. Department of Justice or, to the extent any such investigation would reasonably be expected to have a Material Adverse Effect, by any other Governmental Authority. Furthermore, Borrowers shall notify Lender promptly upon any Obligor (i) being required to file reports under Section 15(b) of the Securities Exchange Act of 1934, (ii) registering securities under Section 12 of the Securities Exchange Act of 1934 or (iii) filing a registration statement under the Securities Act of 1933.
          10.1.3. Financial and Other Information. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein, such change is disclosed to Lender and is consistent with GAAP and, if required by Lender, the financial covenants set forth in Section 10.3 are amended in a manner requested by Lender to take into account the effects of such change):
     (i) as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year unaudited balance sheets of (A) Borrowers and (B) Borrowers and their combined Subsidiaries, in each case as of the end of such Fiscal Year, and the related unaudited statements of income and cash flow, in each case on a combined basis, setting forth in each case in comparative form the corresponding combined figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the respective combined financial position and results of operations of (C) Borrowers and Anchor and (D) Borrowers and their combined Subsidiaries for such Fiscal Year and period, except that such statements need not contain notes;
     (ii) promptly following Lender’s request, as soon as available, and in any event within ninety (90) days after the close of each Fiscal Year audited balance sheets of Parent and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a Consolidated basis, certified by a firm of independent certified public accountants of recognized national standing selected by Parent but reasonably acceptable to Lender and setting forth in each case in comparative form the corresponding combined and combining (by business unit) figures for the preceding Fiscal Year;
     (iii) as soon as available, and in any event within forty-five (45) days after the end of each month hereafter, including the last month of each Fiscal Year, unaudited balance sheets of Borrowers as of the end of such month and the related unaudited statements of income and cash flow for such month and for the portion of such Fiscal Year then elapsed, in each case on a combined basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the combined financial position and results of operations of Borrowers for such month and period subject only to changes from audit, income tax adjustments and year-end adjustments and except that such statements need not contain notes;
     (iv) as soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter hereafter, including the last Fiscal Quarter of each Fiscal Year, unaudited balance sheets of Borrowers and their combined Subsidiaries as of the end of such Fiscal Quarter and the related unaudited statements of income and cash flow for such Fiscal Quarter and for the portion of such Fiscal Year then elapsed, in each case on a combined basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower Agent as prepared in accordance with GAAP and fairly presenting, in all material respects, the combined financial position and results of operations of Borrowers and their combined Subsidiaries for such Fiscal Quarter and period subject only to changes from audit, income tax adjustments and year-end adjustments and except that such statements need not contain notes;
     (v) not later than fifteen (15) days after the end of each month during which Average Availability was less than $3,000,000, a listing of all of each Borrower’s trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, and, at Lender’s request, monthly detailed trade payable agings in form acceptable to Lender;
     (vi) except to the extent publicly available (including pursuant to filings with the Court), promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which any Borrower files with the SEC or any Governmental Authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by an Borrower to the public concerning material changes to or developments in the business of such Borrower;
     (vii) promptly following Lender’s request, copies of any annual report to be filed in accordance with ERISA in connection with each Plan;

     (viii) such other data and information (financial or otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower’s or Subsidiary’s financial condition or results of operations;
     (ix) after the first full week of the Chapter 11 Cases, and solely in the event the combined cash and Cash Equivalents of Borrowers falls below $10,000,000, on or before the close of business on each Wednesday during the Interim Period, an updated Interim DIP Budget as of the Friday preceding such Wednesday and a report showing actual results compared to those shown on the Interim DIP Budget for the preceding week;
     (x) promptly after delivery thereof to the U.S. Bankruptcy Administrator or any examiner appointed in the Chapter 11 Case, a copy of each report delivered to the U.S. Bankruptcy Administrator or such examiner; and
     (xi) promptly after any Borrower’s obtaining knowledge thereof:
     (A) (I) any pleading filed with the Court seeking relief from the automatic stay or conversion or dismissal of the Chapter 11 Cases; (II) any offer or other expression of interest from any Person to purchase any material part of the Collateral (other than sales of Inventory in the ordinary course of business); and (III) any proposed sale of any of the Collateral (including with such notice copies of drafts of all instruments and agreements applicable to any such sale), which shall specify the identity of the proposed purchaser, the terms of the proposed sale and the expected date of closing, subject to Court approval; and
     (B) Copies of all pleadings, motions, reports, applications and other papers filed by any Borrower with the Court as well as copies of all billing and expense statements received from any Professional Person. Borrowers shall include counsel for Lender on any “Special Notice List” or other similar list of parties to be served with papers in the Chapter 11 Cases.
     Concurrently with the delivery of the financial statements described in clauses (i), (ii), (iii) and (iv) of this Section 10.1.3, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrowers shall cause to be prepared and furnished to Lender a Compliance Certificate executed by the chief financial officer of Borrower Agent.
          10.1.4. Landlord and Storage Agreements. Promptly following Lender’s request, provide Lender with copies of all existing and future agreements between any Borrower and any landlord, warehouseman or bailee which owns any premises at which any Collateral may, from time to time, be kept.
          10.1.5. Projections. No later than 30 days before the Renewal Date for each 12-month renewal period described in the definition of “Outside Commitment Date,” beginning with the Renewal Date for the 12-month renewal period beginning on December 8, 2011, deliver to Lender the Projections of Borrowers for such 12-month renewal period, prepared on a month-by-month basis.
          10.1.6. Taxes. Pay and discharge all federal and other material Taxes prior to the date on which such Taxes become delinquent or penalties attach thereto, except and to the extent only that such Taxes are being Properly Contested or that payment of such Taxes is prohibited by the Court or not otherwise permitted pursuant to an order of the Court.

          10.1.7. Compliance with Bankruptcy Court Orders and Applicable Laws. Comply with (a) each DIP Financing Order and all other orders entered by the Court in the Chapter 11 Cases and (b) all Applicable Law, including the Bankruptcy Code, ERISA, all Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws and all laws, statutes, regulations and ordinances regarding the collection, payment and deposit of Taxes, and obtain and keep in force any and all Governmental Approvals necessary to the ownership of its Properties or to the conduct of its business, in each case to the extent that any such failure to comply, obtain or keep in force could be reasonably expected to have a Material Adverse Effect.
          10.1.8. Insurance. In addition to the insurance required herein with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least B+ VII or better by Best’s Ratings, a publication of A.M. Best Company (or, in the case of aircraft liability insurance, with its current insurers or with other insurers reasonably acceptable to Lender), (i) insurance with respect to its Properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of such Borrower or such Subsidiary and (ii) business interruption insurance in an amount reasonably acceptable to Lender. Lender confirms that the level of business interruption insurance disclosed to it on or prior to the date hereof is reasonably satisfactory to it based on the circumstances as of the date hereof.
          10.1.9. Intellectual Property. Within 45 days after the end of any Fiscal Quarter, notify Lender of any application for or acquisition of registered United States Intellectual Property of a Borrower during such Fiscal Quarter and, upon request of Lender, deliver to Lender, in form and substance acceptable to Lender and in recordable form, all documents necessary for Lender to obtain and perfect a first priority Lien on such Intellectual Property.
          10.1.10. Interim DIP Budget. During the Interim Period, comply with the terms of the Interim DIP Budget such that (a) on any date of determination during the Interim Period, the balance of the aggregate amount of outstanding Revolver Loans shall not exceed 110% of the amount specified as in the Interim DIP Budget for the Weekly Period-to-Date as of such date of determination; (b) during any Weekly Period-to-Date, the amount of disbursements by Borrowers shall not exceed 110% of the aggregate amounts specified as “Disbursements” in the Interim DIP Budget for such period; and (c) during any Weekly Period-to-Date, the collections received by Borrowers shall not be less than 85% of the amount specified as “Receipts” in the Interim DIP Budget for such period.
          10.1.11. Final DIP Budget. At any time following the entry of the Final DIP Financing Order by the Court (a) Average Availability is less than $3,000,000 during any month or (b) a Default or an Event of Default exists, deliver to Lender a rolling 13-week budget setting forth, among other things, a cash flow forecast, cash receipts and disbursements (including costs of the Chapter 11 Cases), each of which shall be in form and substance satisfactory to Lender (each a “Final DIP Budget”), and comply with the terms of each Final DIP Budget such that (x) the aggregate amount of outstanding Revolver Loans at the end of any week shall not exceed 110% of the amount of Revolver Loans forecasted in the Final DIP Budget for the week then ended; (y) the amount of disbursements by Borrowers in any week shall not exceed 110% of the aggregate amounts specified as “Disbursements” in the Final DIP Budget for such week; and (z) the collections received by Borrowers in any week shall not be less than 85% of the amount specified as “Receipts” in the Final DIP Budget for such week.
          10.1.12. Acceptable Plan. On or before December 7, 2011, file an Acceptable Plan with the Court.

     10.2. Negative Covenants. For so long as the Commitment is outstanding and thereafter until Full Payment of the Obligations, each Borrower covenants that it shall not and shall not permit any Subsidiary to:
          10.2.1. Fundamental Changes. Merge, consolidate or amalgamate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions; change a Borrower’s name or conduct a Borrower’s business under any new fictitious name; or change an Borrower’s FEIN, organizational identification number or state of organization.
          10.2.2. Loans. Make any loans or other advances of money to any Person other than (i) to an officer or employee of an Obligor or a Subsidiary for salary, travel advances, advances against commissions and other similar advances in the Ordinary Course of Business, (ii) loans and advances that constitute Permitted Foreign Subsidiary Investments, (iii) loans and advances evidenced by (A) the Coltec Subordinated Note, (B) the Stemco Subordinated Note and (C) the Coltec Subordinated Grid Note, and (iv) loans and advances that are permitted under Section 10.2.3(ii), (iv), or (vi).
          10.2.3. Permitted Debt. Create, incur, assume, guarantee or suffer to exist any Debt, except:
     (i) the Obligations;
     (ii) Subordinated Debt that is subject at all times to subordination pursuant to the terms of a Subordination Agreement;
     (iii) Permitted Fixed Asset Debt;
     (iv) Debt for Money Borrowed by Borrowers as described on Schedule 10.2.3;
     (v) Permitted Contingent Obligations;
     (vi) Debt from any Borrower to any other Obligor in connection with the ordinary course operation of the Obligors’ cash management system, to the extent approved by the Court;
     (vii) Reserved;
     (viii) unsecured Debt that is not included in any of the preceding paragraphs of this Section 10.2.3;
     (ix) Debt owing solely by Foreign Subsidiaries, including Permitted Foreign Subsidiary Investments;
     (x) Claims against a Borrower in existence on the Petition Date to the extent not incurred in violation of the Pre-Petition Loan Agreement;
     (xi) Debt (other than Debt for Money Borrowed) incurred in the Ordinary Course of Business of a Borrower during the Chapter 11 Cases, including Professional Expenses, so long as such Debt is not past due and payable (other than as required by the Court) and is not secured by a Lien that is not permitted pursuant to Section 10.2.5 of this Agreement; and

     (xii) Refinancing Debt so long as each of the Refinancing Conditions is met with respect thereto.
None of the provisions of this Section 10.2.3 that authorize any Borrower to incur any Debt shall be deemed to override, modify or waive any of the provisions of Section 10.3, which shall constitute an independent and separate covenant and obligation of each Borrower.
          10.2.4. Affiliate Transactions. Enter into, or be a party to, any transaction with any Affiliate, except: (i) the transactions contemplated by the DIP Loan Documents; (ii) payment of reasonable compensation to officers and employees for services actually rendered to such Borrower or its Subsidiaries; (iii) payment of customary directors’ fees and indemnities; (iv) transactions expressly permitted by the terms of Sections 10.2.1, 10.2.2, 10.2.3, 10.2.5, 10.2.6, 10.2.7, 10.2.8, 10.2.9, 10.2.11 and 10.2.15, in each case to the extent approved by the Court if required by Applicable Law; (v) transactions with Affiliates that were consummated prior to the date hereof and have been disclosed to Lender prior to the Closing Date; (vi) transactions contemplated by the Intercompany Services Agreements and the Tax Sharing Agreement, in each case, to the extent approved by the Court if required by Applicable Law; and (vii) transactions with Affiliates in the Ordinary Course of Business and pursuant to the reasonable requirements of such Borrower’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Borrower or such Subsidiary than such Borrower or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate or stockholder of such Borrower or such Subsidiary and approved by the Court if required by Applicable Law.
          10.2.5. Limitation on Liens; Negative Pledge. Create or suffer to exist any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):
     (i) Liens at any time granted in favor of Lender;
     (ii) valid, perfected, unavoidable Pre-Petition Liens that are Permitted Liens under (and as defined in) the Pre-Petition Loan Agreement;
     (iii) Post-Petition Liens for Taxes (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due or being Properly Contested;
     (iv) Post-Petition statutory Liens (excluding any Lien for Taxes, including any Lien imposed pursuant to any of the provisions of ERISA) arising in the Ordinary Course of Business of a Borrower or a Subsidiary, including statutory Liens in favor of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, but only if and for so long as (a) payment in respect of any such Lien is not at the time required or the Debt secured by any such Liens is being Properly Contested and (b) such Liens do not materially detract from the value of the Property of such Borrower or such Subsidiary and do not materially impair the use thereof in the operation of such Borrower’s or such Subsidiary’s business;
     (v) Post-Petition Permitted Fixed Asset Liens securing Permitted Fixed Asset Debt;
     (vi) Liens securing Debt of a Subsidiary of a Borrower to another Obligor or to another such Subsidiary;
     (vii) Post-Petition Liens arising by virtue of the rendition, entry or issuance against such Borrower or any of its Subsidiaries, or any Property of such Borrower or any of its

Subsidiaries, of any judgment, writ, order, or decree for so long as each such Lien (a) is in existence for less than 30 consecutive days after it first arises or is being Properly Contested and (b) is at all times junior in priority to any Liens in favor of Lender;
     (viii) Post-Petition Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed), statutory obligations (including workers compensation, unemployment insurance, social security and similar laws) and other similar obligations, or arising as a result of progress payments under government contracts, or to secure indemnity, performance or other similar bonds for the performance of tenders, bids, leases, contracts (other than for the repayment of Money Borrowed) or to secure statutory obligations, provided that, to the extent any such Liens attach to any of the Collateral (other than any Accounts or Inventory arising out of or relating to any tender, bid or contract secured by any such bond and any cash or Cash Equivalents serving as collateral or a deposit for any of the foregoing obligations), such Liens are at all times subordinate and junior to the Liens upon the Collateral in favor of Lender;
     (ix) Liens consisting of cash collateral pledged in favor of any surety or bonding company in connection with any appeal bonds issued by such surety or bonding company, so long as Availability is at least $3,000,000 upon the pledge of any such cash collateral (and after giving effect to any Revolver Loans made in connection therewith) (it being understood that Lender shall be authorized to release its Lien in any cash collateral pledged in accordance with this clause (ix));
     (x) easements, encroachments, reservations, servitudes, rights-of-way, restrictions, covenants or other agreements of record, leases and other similar charges or encumbrances and title exceptions on real Property of such Borrower or any of its Subsidiaries that do not secure any monetary obligation and do not materially interfere with the ordinary conduct of the business of such Borrower or such Subsidiary;
     (xi) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on checks and other items of payment in the course of collection;
     (xii) Liens applicable solely to Property of Foreign Subsidiaries;
     (xiii) Liens existing on the Petition Date on Fixed Assets of any Borrower; and
     (xiv) such other Liens as Lender in its discretion may hereafter approve in writing.
The foregoing negative pledge shall not apply to any Margin Stock to the extent that the application of such negative pledge to such Margin Stock would require filings or other actions by Lender under Regulation U or other regulations of the Board of Governors, or otherwise result in a violation of any such regulations.
          10.2.6. Restrictions on Payment of Certain Debt. Make any payments or repurchases with respect to any:
     (i) Pre-Petition Debt or other claims arising prior to the Petition Date against Borrower, except as expressly approved by an order of the Court;

     (ii) Subordinated Debt other than payment of regularly scheduled installments of principal and interest and fees and other charges when required to be paid by any instrument or agreement evidencing such Subordinated Debt, but in each case only to the extent that payment thereof is not violative of any subordination agreement relating to such Subordinated Debt; or
     (ii) Funded Debt (other than the Obligations) prior to the date on which any such payment is required to be made pursuant to any instrument or agreement evidencing such Funded Debt, including any voluntary prepayment, redemption, defeasance or other acquisition for value of any such Funded Debt, except to the extent that, (a) at the time of any such prepayment or repurchase no Default or Event of Default shall have occurred and be continuing, and (b) after giving effect to any such prepayment, Availability shall exceed $3,000,000.
          10.2.7. Distributions. Declare or make any Distributions, except for Upstream Payments.
          10.2.8. Upstream Payments. Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for encumbrances or restrictions (i) pursuant to the DIP Loan Documents, (ii) existing under Applicable Law or required by order of the Court and (iii) identified and fully disclosed in Schedule 10.2.8.
          10.2.9. Disposition of Assets. Make any Asset Disposition; provided that, so long as no Event of Default exists, each Borrower and its Subsidiaries may make Asset Dispositions consisting of (a) sales of Inventory (and, to the extent permitted under Section 8.3.3, consignments of Inventory) and licenses or leases of Intellectual Property in the Ordinary Course of Business (provided that no such license or lease shall be on an exclusive basis if the Intellectual Property which is the subject thereof is necessary or desirable to enable Lender to sell, dispose, or complete the manufacture of, or otherwise exercise its rights with respect to, any Collateral), (b) sales and dispositions of Equipment, in the Ordinary Course of Business, that is obsolete or no longer used by a Borrower in its business, (c) sales or other dispositions of Fixed Assets for fair market value, provided, that, the purchase price for such Asset Dispositions shall not exceed $2,000,000, (d) transfers by Borrowers to their officers of any key-man life insurance policies maintained by any Borrower with respect to such officers as of the Closing Date, (e) transfers of Property by a Borrower to an Obligor or a Subsidiary, (f) dispositions of Inventory that is not Eligible Inventory because it is obsolete, unmerchantable or otherwise unsaleable in the Ordinary Course of Business of the Borrower making such disposition, (g) Asset Dispositions that consist solely of a termination of a lease of real or personal Property that is not necessary to the conduct of a Borrower’s business in the ordinary course, would not reasonably be expected to have a Material Adverse Effect and does not result from a Borrower’s default or failure to perform under such lease, (h) Asset Dispositions that consist of a deposit to secure an obligation to the extent such deposit is permitted under Section 10.2.5, (i) the rejection pursuant to Section 365 of the Bankruptcy Code of unexpired leases and executory contracts, and (j) any other Asset Disposition that has been consented to in writing by Lender. Notwithstanding the foregoing, nothing contained in this Section 10.2.9 shall prohibit any Foreign Subsidiary from making any Asset Disposition.
          10.2.10. Subsidiaries. Form or acquire any Subsidiary after the Closing Date or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares; provided that, the issuance by a Foreign Subsidiary to a Borrower or its Subsidiary of additional Equity Interests in exchange for a capital contribution made by such Borrower or Subsidiary to such Foreign Subsidiary pursuant to a Permitted Foreign Subsidiary Investment shall not be deemed to violate this Section 10.2.10, so long as such Borrower or Subsidiary pledges 65% of the issued and outstanding equity securities of such Foreign Subsidiary (to the extent such Foreign Subsidiary is a direct Foreign Subsidiary of such Borrower or a Domestic Subsidiary) as additional security for the Obligations.

          10.2.11. Restricted Investments. Make or have any Restricted Investment.
          10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent or any of its Subsidiaries.
          10.2.13. Fiscal Year. Establish a fiscal year different from the Fiscal Year.
          10.2.14. Organic Documents. Amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents as in effect on the date hereof, except for changes that do not affect in any way (i) such Borrower’s or any of its Subsidiaries’ right and authority to enter into and perform the DIP Loan Documents to which it is a party, (ii) the perfection of Lender’s Liens in any Collateral, or (iii) the authority or obligation of a Borrower to pay or perform any of the Obligations.
          10.2.15. Restrictive Agreements. Enter into or become a party to any Restrictive Agreement, provided that the foregoing shall not apply to (i) Restrictive Agreements existing on the date hereof and identified on Schedule 9.1.18 (and amendments, modifications and replacements thereof, so long as such amendments, modifications or replacements are not more restrictive, taken as a whole, than the scheduled agreements) so long as such agreements do not prohibit any of the transactions or Liens contemplated by the DIP Loan Documents, (ii) restrictions or conditions imposed by any Restrictive Agreement evidencing or governing secured Debt that is permitted by this Agreement if such restrictions or conditions apply only to the Properties securing such Debt and do not prohibit any of the transactions or Liens contemplated by the DIP Loan Documents, (iii) customary provisions in leases, licenses and other contracts restricting the assignment thereof or rights thereunder, (v) agreements in connection with Debt of Foreign Subsidiaries permitted hereunder that prohibit such Foreign Subsidiary from creating, assigning or incurring any Lien upon its assets or incurring Debt, so long as such agreements do not prohibit any of the transactions or Liens contemplated by the DIP Loan Documents, and (vi) any agreement governing Debt permitted to be incurred hereunder so long as the terms and conditions of any such restrictions and encumbrances, taken as a whole, are not more restrictive than those contained in this Agreement and do not prohibit any of the transactions or Liens contemplated by the DIP Loan Documents (collectively “Permitted Restrictive Agreements”).
          10.2.16. Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the Ordinary Course of Business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.
          10.2.17. Compromise of Claims. Discount, forgive, waive or otherwise compromise any claim or debt owing to it, except for reasonable consideration negotiated on an arms-length basis and in the Ordinary Course of Business or, so long as no Event of Default exists, as would not reasonably be expected to have a Material Adverse Effect.
          10.2.18. Anti-Terrorism Laws. Conduct any business or engage in any transaction or dealing with any Blocked Person (as defined in Section 9.1.27(ii)) in violation in any material respect of any Anti-Terrorism Law, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Borrowers shall deliver to Lender any certification or other evidence reasonably requested from time to time by Lender confirming each Borrower’s compliance with this Section 10.2.18.

          10.2.19 Conduct of Business. Engage in any business other than (a) the business engaged in by it on the Closing Date, (b) any business or activities which are substantially similar, related or incidental thereto, and (c) any similar business that manufactures products and provides related services for sale to industrial customers.
          10.2.20. Multiemployer Plans. Become, or permit any Subsidiary to become a party to a Multiemployer Plan.
          10.2.21. Modifications to DIP Financing Orders. Seek or consent to any amendment, supplement or any other modification of any of the terms of the DIP Financing Orders without the prior written consent of Lender.
          10.2.22. Filing of Motions and Applications. Without the prior written consent of Lender, apply to the Court for authority to (a) take any action that is prohibited by the terms of any of the DIP Loan Documents, (b) refrain from taking any action that is required to be taken by the terms of any of the DIP Loan Documents or the DIP Financing Orders or (c) permit any Debt, Claim or Lien to be pari passu with or senior to any of the Obligations or Liens in favor of Lender.
     10.3. Financial Covenants. For so long as the Commitment is outstanding and thereafter until Full Payment of the Obligations, Borrowers covenant that:
          10.3.1. Minimum Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio of at least (a) 0.8 to 1.0 measured as of July 3, 2010 for the fiscal month period ending on such date, (b) 0.9 to 1.0 measured as of July 31, 2010 for the two-month fiscal period ending on such date, (c) 1.0 to 1.0 measured as of August 28, 2010, October 2, 2010, October 30, 2010, November 27, 2010, December 31, 2010, January 29, 2011, February 26, 2011, April 2, 2011, April 30, 2011, and May 28, 2011, for the cumulative number of fiscal months since May 29, 2010 ending on such date, and (d) thereafter, 1.0 to 1.0 measured as of the end of each fiscal month for each period of 12 months ending as of the end of such month.
SECTION 11. CONDITIONS PRECEDENT
     11.1. Conditions Precedent to Initial Credit Extensions. Lender shall not be required to fund any requested Revolver Loan or otherwise extend credit to Borrowers, and Lender shall have no obligation to issue any Letter of Credit, unless, on or before the soonest to occur of 5:00 p.m. on the 15th day after the Petition Date and 5:00 p.m. on the 2nd day after the Court’s entry of the Interim DIP Financing Order, each of the following conditions has been satisfied:
          11.1.1. DIP Loan Documents. Each of the DIP Loan Documents required to be executed at closing, including this Agreement, shall have been duly executed and delivered to Lender by each of the signatories thereto and accepted by Lender and each Obligor shall be in compliance with all of the terms thereof.
          11.1.2. Availability. Lender shall have determined that, on the Closing Date, Availability is not less than $3,000,000.
          11.1.3. Evidence of Perfection and Priority of Liens; Lien Searches. Lender shall have received updated Lien searches as of the Petition Date showing that there are no Liens upon the Collateral other than the Liens of Lender and such other Permitted Liens.

          11.1.4. Payment of Fees. Borrowers shall have paid, or made provision for the payment on the Closing Date of, all fees and expenses to be paid hereunder to Lender on the Closing Date.
          11.1.5 LC Conditions. With respect to the issuance of any Letter of Credit on the Closing Date, other than the Existing Letter of Credit, each of the LC Conditions is satisfied.
          11.1.6. Commencement of Chapter 11 Cases. The Chapter 11 Cases shall have commenced on or before June 7, 2010.
          11.1.7. Entry of First Day Orders. Lender shall have reviewed and found acceptable all “first day” orders that, in Lender’s reasonable judgment, may have an impact on the Liens of or Debt owing to Lender, Pre-Petition Agent and Pre-Petition Lenders, including the Cash Management Order, and all such orders shall have been entered by the Court.
          11.1.8. Review of Interim DIP Budget. Lender shall have reviewed and approved the Interim DIP Budget and the reasonableness of all projections therein of expenses and collections.
          11.1.9. Hearing on the Interim DIP Motion; Entry of the Interim DIP Financing Order. With respect to all Revolver Loans requested on or after the Closing Date but before the expiration of the Interim Period, following proper notice and a hearing thereon, the interim hearing on the Interim DIP Motion shall have been held, with the presentation of evidence and the resolution of any objections to the Interim DIP Motion or the proposed Interim DIP Financing Order in a manner satisfactory to Lender, and the Interim DIP Financing Order shall have been entered, and as of the date that each of the conditions precedent set forth in this Section 11.1 shall have been satisfied, the Interim DIP Financing Order (i) shall be in full force and effect and (ii) shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of Lender.
          11.1.10. Joint Administration of Chapter 11 Cases. The Court shall have entered an order providing for the joint administration of the Chapter 11 Cases.
          11.1.11. Amendment to Pre-Petition Loan Agreement. Pre-Petition Agent, Pre-Petition Lenders, Borrowers and the Pre-Petition Affiliate Borrowers shall have entered into a written amendment of the Pre-Petition Loan Agreement that is satisfactory to Lender and that, among other things, provides for the use by Borrowers of proceeds of Collateral during the period commencing on the Petition Date and ending upon the entry of the Interim DIP Financing Order and continuing joint and several liability of the remaining “Borrowers” under the Pre-Petition Loan Agreement for the Pre-Petition Loan Obligations of Borrowers thereunder, excluding the “Excluded Obligations” as defined under the Fifth Amendment.
          11.1.12. Amendment and Restatement of Coltec Subordinated Note and Stemco Subordinated Note. Borrowers shall have delivered (or cause to be delivered) to Lender written evidence that the Coltec Subordinated Note, the Stemco Subordinated Note and the other security and pledge documents and agreements executed in connection therewith (including the Stemco Pledge Agreement, the CIP/GGB Pledge Agreement and the Coltec/Stemco Subordinated Guaranty) shall have been, in each case, amended, restated and extended on terms and conditions satisfactory to Lender in its discretion, and that the terms of subordination related thereto shall be on terms satisfactory to Lender in its discretion.
          11.1.13. 2010 Projections. Lender shall have received the projections of Borrowers for Fiscal Year 2010, as prepared on a month-by-month basis.

     11.2. Conditions Precedent to All Credit Extensions. Lender shall not be required to fund any Revolver Loans or otherwise extend any credit to or for the benefit of Borrowers, and Lender shall have no obligation to issue any Letter of Credit, unless and until each of the following conditions has been and continues to be satisfied:
          11.2.1. No Defaults. No Default or Event of Default exists at the time, or would result from the funding, of any Revolver Loan or other extension of credit.
          11.2.2. Representations and Warranties. Each of the representations and warranties by an Obligor in any of the DIP Loan Documents (including any representations and warranties in any certificate furnished at any time in connection herewith) are true and correct, in all material respects, on and as of the date of each extension of credit hereunder (except for those representations or warranties which expressly relate to an earlier date).
          11.2.3. No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other DIP Loan Documents or the consummation of the transactions contemplated hereby or thereby that would reasonably be expected to have a Material Adverse Effect.
          11.2.4. No Material Adverse Effect. No event shall have occurred since the Petition Date, and no condition shall exist, which has or would be reasonably expected to have a Material Adverse Effect.
          11.2.5. Borrowing Base Certificate. Lender shall have received the Borrowing Base Certificate then required by the terms of this Agreement.
          11.2.6. LC Conditions. With respect to the issuance of any Letter of Credit after the Closing Date, each of the LC Conditions is satisfied.
          11.2.7 Hearing on the Final DIP Motion; Entry of the Final DIP Financing Order. With respect to all Revolver Loans requested after the expiration of the Interim Period, following proper notice and a hearing thereon, the final hearing on the Final DIP Motion shall have been held, with the presentation of evidence and the resolution of any objections to the Final DIP Motion or the proposed Final DIP Financing Order in a manner satisfactory to Lender, and the Final DIP Financing Order shall have been entered on or before the expiration of the Interim Period, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of Lender.
     11.3. Limited Waiver of Conditions Precedent. If Lender shall make any Revolver Loan or otherwise extend any credit to Borrowers under this Agreement at a time when any of the foregoing conditions precedent are not satisfied (regardless of whether the failure of satisfaction of any such conditions precedent was known or unknown to Lender), the funding of such Revolver Loan or other extension of credit shall not operate as a waiver of the right of Lender to insist upon the satisfaction of all conditions precedent with respect to each subsequent Borrowing requested by Borrowers or a waiver of any Default or Event of Default as a consequence of the failure of any such conditions to be satisfied, unless Lender in writing waives the satisfaction of any condition precedent, in which event such waiver shall only be applicable for the specific instance given and only to the extent and for the period of time expressly stated in such written waiver.

SECTION 12. EVENTS OF DEFAULT; REMEDIES ON DEFAULT
     12.1. Events of Default. The occurrence or existence of any one or more of the following events or conditions shall constitute an “Event of Default” (each of which Events of Default shall be deemed to exist unless and until waived by Lender):
          12.1.1. Payment of Obligations. Borrowers shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise); provided, that, if Lender fails to charge Borrowers’ loan account in accordance with Section 4.1.1(ii) for any interest payment or other Obligation (other than principal) for which Borrower Agent does not receive prior demand or notice of the amount and due date thereof at a time when Borrowers have sufficient Availability to pay such amount in full (taking into account the provisions of Section 4.1.1 and all other amounts charged to Borrowers’ loan account on such date), then the non-payment of such interest or other Obligation shall not constitute an Event of Default under this Section 12.1.1 unless and until Borrower Agent has received notice of the amount due and Borrowers fail to pay such amount within 2 Business Days thereafter.
          12.1.2. Misrepresentations. Any representation, warranty or other written statement to Lender by or on behalf of any Obligor, whether made in or furnished in compliance with this Agreement or any of the other DIP Loan Documents (including any representation made in any Borrowing Base Certificate), proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 9.2.
          12.1.3. Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe: (i) any covenant contained in Sections 7.3, 7.5, 8.1.1, 8.2.4, 8.2.5, 8.2.6, 8.4, 10.1.1, 10.1.5, 10.1.9, 10.2 or 10.3 on the date that such Borrower is required to perform, keep or observe such covenant; or (ii) any covenant contained in Sections 8.1.2, 8.2.1, 8.2.2, 8.3, 8.5, 10.1.3 or 10.1.6 the breach of such other covenant is not cured within 5 Business Days after the earlier of (a) the date on which a Senior Officer of any Borrower acquired knowledge thereof and (b) the date on which written notice thereof is delivered by Lender to Borrower Agent.
          12.1.4. Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in Section 12.1) and the breach of such other covenant is not cured within 30 days after the earlier of (a) the date on which a Senior Officer of any Borrower acquired knowledge thereof and (b) the date on which written notice thereof is delivered by Lender to Borrower Agent.
          12.1.5. Reserved.
          12.1.6. Other Defaults. There shall occur any default or event of default on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of its Properties is bound, creating or relating to any Debt (other than the Obligations or Debt subject to the Intercompany Notes) in excess of $5,000,000, if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or demand for payment of such Debt may be made; or any such Debt shall be declared due and payable in accordance with the terms thereof prior to the stated maturity of such Debt or be required to be prepaid (other than by a regularly scheduled required prepayment or by a prepayment or redemption permitted under Section 10.2.6 approved by the Court if required by Applicable Law) prior to the stated maturity thereof.

          12.1.7. Uninsured Losses. There shall occur any loss, theft, damage or destruction of any of the Collateral not fully covered (subject to such deductibles as Lender shall have permitted) by insurance if the amount not covered by insurance exceeds $2,000,000.
          12.1.8. Material Adverse Effect. After the Petition Date, there shall occur any event or condition that has a Material Adverse Effect.
          12.1.9. Business Disruption. There shall occur a cessation of a substantial part of the business of any Obligor for a period which may be reasonably expected to have a Material Adverse Effect; or any Obligor shall suffer the loss or revocation of any license or permit now held or hereafter acquired by such Obligor which is necessary to the continued or lawful operation of its business and such loss or revocation would reasonably be expected to have a Material Adverse Effect; or any Obligor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs and such event would reasonably be expected to have a Material Adverse Effect; or any material lease or agreement pursuant to which any Obligor leases or occupies any premises on which any Collateral is located shall be canceled or terminated prior to the expiration of its stated term and such cancellation or termination has a Material Adverse Effect.
          12.1.10. ERISA. Any of the following events shall occur and, as a result thereof, any Obligor shall have incurred or would be reasonably likely to incur liability to one or more Plans or to the Pension Benefit Guaranty Corporation (or any combination thereof) in excess of $5,000,000: (i) a Reportable Event shall occur which Lender, in its Credit Judgment, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, (ii) any Plan shall be terminated or any such trustee shall be requested or appointed, or (iii) any Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Plan resulting from such Obligor’s complete or partial withdrawal from such Plan.
          12.1.11. Challenge to or Insufficiency of DIP Loan Documents. Any Obligor or any of its Affiliates shall challenge or contest (or support the challenge or contest of others) in any action, suit or proceeding the validity or enforceability of any of the DIP Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender, or any of the DIP Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof.
          12.1.12. Judgment. One or more judgments, orders, decrees or arbitration awards is entered against any Borrower or any of their respective Subsidiaries involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related or unrelated series of transactions, incidents or conditions, of $5,000,000 or more and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.
          12.1.13. Repudiation of or Default Under Guaranty. Any Guarantor shall revoke or attempt to revoke the Guaranty signed by such Guarantor, shall repudiate such Guarantor’s liability thereunder, or shall be in default under the terms thereof, or shall fail to confirm in writing, promptly after receipt of Lender’s written request therefor, such Guarantor’s ongoing liability under the Guaranty in accordance with the terms thereof.
          12.1.14. Criminal Forfeiture. Any Obligor (or any of its Senior Officers) is criminally convicted for (i) a felony committed in the conduct of the business of such Obligor or (ii) a violation of any state or federal law (including the Controlled Substances Act, the Money Laundering

Control Act of 1986, and the Illegal Exportation of War Materials Act), and in either case under clause (i) or (ii) such event would reasonably be expected to lead to a forfeiture of any material Collateral.
          12.1.15. Change of Control. A Change of Control shall occur.
          12.1.16. Bankruptcy-Related Defaults. Any Borrower shall fail to comply with any of the provisions of the DIP Financing Orders; a trustee shall be appointed in the Chapter 11 Cases; an examiner shall be appointed in the Chapter 11 Cases with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; the Chapter 11 Cases shall be dismissed or converted to cases under Chapter 7 or a motion for any such dismissal or conversion shall be filed by any Borrower; confirmation of any plan of reorganization in the Chapter 11 Cases, other than one providing for Full Payment of all of the Obligations; any Borrower shall obtain Court approval of a disclosure statement for a Reorganization Plan other than an Acceptable Plan or a Confirmation Order shall be entered with respect to a Reorganization Plan (regardless of the proponent of such Reorganization Plan) if such Reorganization Plan does not provide for Full Payment of all of the Obligations on the effective date of such Reorganization Plan; there shall be filed by any Borrower any motion to sell all or substantially all of the Collateral on terms that are not acceptable to Lender in its sole and absolute discretion; any substantial part of any Borrower’s assets, other than the Collateral, shall be sold by such and, as a consequence of such sale, such Borrower is not able to continue its business operations in substantially the same manner as was conducted by it prior to such sale; any Borrower shall file any motion to alter, amend, vacate, supplement, modify, or reconsider, in any respect, either of the DIP Financing Orders or, without Lender’s prior written consent, either of the DIP Financing Orders is amended, vacated, stayed, reversed or otherwise modified, whether on appeal or otherwise; the Court shall enter an order granting to any Person other than Lender relief from the automatic stay to foreclose upon a Lien with respect to any Property of any Borrower, provided that (x) Lender has a first priority Lien on such Property or (y) such relief of stay could reasonably be expected to have a Material Adverse Effect on the ongoing business operations or financial performance of Borrowers; an order shall be entered for the substantive consolidation of the Estate of Borrowers with any other Person; Borrowers shall not have sufficient Availability on any date to pay, or shall otherwise fail to pay as and when due and payable, all costs and expenses of administration that are incurred by Borrowers in the Chapter 11 Case that are due and payable on such date; the filing by any Borrower of any motion or other request with the Court seeking authority to use any cash proceeds of the Collateral or to obtain any financing under Section 364(d) of the Bankruptcy Code secured by a priming Lien, or Lien of equal priority with Lender’s Liens, upon any Collateral, in each case without Lender’s prior written consent; an application shall be filed by any Borrower for the approval of any super-priority claim in the Chapter 11 Case that is pari passu with or senior to the Obligations or there shall arise or be granted any such pari passu or super-priority claim; any Borrower or any Committee shall file any action, suit or other proceeding or contested matter challenging the validity, perfection or priority of any Liens of Lender securing the Obligations, or the validity or enforceability of any of the DIP Loan Documents, or asserting any Avoidance Claim against Lender or seeking to recover any monetary damages from Lender; provided that, with respect to any challenge by any Committee, such challenge must have been sustained by the final order of the Court; or, without Lender’s consent, Garlock Sealing shall discontinue or suspend all or any material part of its business operations or commence an orderly wind-down or liquidation of any material part of the Collateral.
     12.2. Acceleration of Obligations; Termination of Commitment. Without in any way limiting the right of Lender to demand payment of any portion of the Obligations payable on demand in accordance with this Agreement, upon or at any time after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Lender may in its discretion (a) declare the principal of and any accrued interest on the Revolver Loans and all other Obligations owing under any of the DIP Loan Documents to be, whereupon the same shall become without further notice or demand (all of which notice and demand each Borrower expressly waives), forthwith due and payable and Borrowers shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the Revolver Loans and other Obligations plus reasonable attorneys’ fees and court costs if such principal and interest are collected by or through an attorney-at-law and (b) terminate the Commitment.
     12.3. Other Remedies. Upon and after the occurrence of an Event of Default and for so long as such Event of Default shall exist, Lender may in its discretion, subject to the giving of any notice required under the DIP Financing Orders, institute any Enforcement Action and exercise from time to time the following rights and remedies:
          12.3.1. All of the rights and remedies of a secured party under the UCC or under other Applicable Law, and all other legal and equitable rights to which Lender may be entitled under any of the DIP Loan Documents, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other DIP Loan Documents, and none of which shall be exclusive.
          12.3.2. The right to collect all amounts at any time payable to an Obligor from any Account Debtor or other Person at any time indebted to such Obligor.
          12.3.3. The right to take immediate possession of any of the Collateral, and to (i) require Obligors to assemble the Collateral, at Obligors’ expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be owned or leased by an Obligor, then such Obligor agrees not to charge Lender for storage of any Collateral therein).
          12.3.4. The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by Applicable Law, in lots or in bulk, for cash or on credit, all as Lender, in its discretion, may deem advisable. Each Borrower agrees that any requirement of notice to any Borrower of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed reasonable notice thereof if given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice. Lender shall have the right to conduct such sales on any Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with Applicable Law. Lender shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Extraordinary Expenses incurred by Lender and then to the remainder of the Obligations as specified in Section 5.
          12.3.5. The right to obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of the Collateral and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver.
          12.3.6. The right to require Borrowers to Cash Collateralize outstanding Letters of Credit, and, if Borrowers fail promptly to make such deposit, Lender may advance such amount as a Revolver Loan (whether or not an Out-of-Formula Condition exists or is created thereby or the Commitment has been terminated). Any such deposit or advance shall be held by Lender in the Cash Collateral Account to fund future payments on any Letter of Credit. When all Letters of Credit have been drawn upon or expired, any amounts remaining in the Cash Collateral Account shall be applied against any outstanding Obligations, or, after Full Payment of all Obligations, returned to Borrowers.
Lender is hereby granted, solely during an Event of Default, an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Borrower or any other Person) any or all of each Borrower’s Intellectual Property and all of each Borrower’s computer hardware and software trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any Property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and each Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.
     12.4. Setoff. In addition to any Liens granted under any of the DIP Loan Documents and any rights now or hereafter available under Applicable Law, Lender (and each of its Affiliates) is hereby authorized by Borrowers at any time that an Event of Default exists, without notice to any Borrower or any other Person (any such notice being hereby expressly waived), to set off and to appropriate and apply any and all deposits, general or special (including certificates of deposit whether matured or unmatured (but not including trust accounts)) and any other Debt at any time held or owing by Lender or any of its Affiliates to or for the credit or the account of any Borrower against and on account of the Obligations of Borrowers arising under the DIP Loan Documents to Lender or any of its Affiliates, including all Revolver Loans and LC Obligations and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) Lender shall have made any demand hereunder, (ii) Lender shall have declared the principal of and interest on the Revolver Loans and other amounts due hereunder to be due and payable as permitted by this Agreement and even though such Obligations may be contingent or unmatured or (iii) the Collateral for the Obligations is adequate.
     12.5. Remedies Cumulative; No Waiver.
          12.5.1. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Obligors contained in this Agreement, the other DIP Loan Documents, or any other agreement between Lender and any Obligor, heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Obligors herein contained. The rights and remedies of Lender under this Agreement and the other DIP Loan Documents shall be cumulative and not exclusive of any rights or remedies that Lender would otherwise have.
          12.5.2. The failure or delay of Lender to require strict performance by Obligors of any provision of any of the DIP Loan Documents or to exercise or enforce any rights, Liens, powers or remedies under any of the DIP Loan Documents or with respect to any Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Revolver Loans and all other Obligations owing or to become owing from Obligors to Lender shall have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Obligors contained in this Agreement or any of the other DIP Loan Documents and no Event of Default shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower Agent.
          12.5.3. If Lender shall accept performance by an Obligor, in whole or in part, of any obligation that such Obligor is required by any of the DIP Loan Documents to perform only when a Default or Event of Default exists, or if Lender shall exercise any right or remedy under any of the DIP Loan Documents that may not be exercised other than when a Default or Event of Default exists,

Lender’s acceptance of such performance by an Obligor or Lender’s exercise of any such right or remedy shall not operate to waive any such Event of Default or to preclude the exercise by Lender of any other right or remedy, unless otherwise expressly agreed in writing by Lender.
SECTION 13. SUBORDINATION
     13.1. Subordination of Co-Borrower Claims. Each Borrower, as a jointly and severally liable party with each other Borrower for payment of the Obligations, hereby subordinates to the Full Payment of all of the Obligations, any and all present and future claims for and rights of reimbursement, subrogation, contribution and indemnity that it may have from or against any other Borrower.
     13.2. Subordination of Other Intercompany Claims. In addition to the subordination provisions of Section 13.1, each Borrower hereby subordinates to the Full Payment of the Obligations all other claims that such Borrower may have against any other Borrower, including any right of payment under any Intercompany Note, howsoever arising, due or owing or whether heretofore, now or hereafter existing. Notwithstanding the foregoing provisions of this Section 13.2, each Borrower may make payments on the Intercompany Notes and such other claims to the extent that such payments are (i) owing by such Borrower to any other Borrower and paid in the Ordinary Course of Business and (ii) authorized by an order of the Court; provided, however, that after the occurrence and during the continuance of an Event of Default, upon the election of Lender all such payments shall be remitted by such Borrower to Lender for application to the Obligations, including to Cash Collateralize any Obligations that are contingent in nature, in accordance with the terms of this Agreement.
SECTION 14. MISCELLANEOUS
     14.1. Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all Persons designated by Lender) as such Borrower’s true and lawful attorney (and agent-in-fact) and Lender, or Lender’s designee, may, without notice to such Borrower and in either such Borrower’s or Lender’s name, but at the cost and expense of Borrowers:
          14.1.1. At such time or times as Lender or said designee, in its discretion, may determine, endorse such Borrower’s name on any Payment Item or other proceeds of the Collateral (including proceeds of insurance) which come into the possession of Lender or under Lender’s control.
          14.1.2. At any time that an Event of Default exists: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of such Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Lender deems advisable; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign such Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of Lien, assignment or satisfaction of Lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as Lender may designate; (vii) endorse the name of such Borrower upon any Payment Item relating to any Collateral and deposit the same to the account of Lender for application to the Obligations; (viii) endorse the name of such Borrower upon any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading or similar document or agreement relating to any Accounts or Inventory of any Borrower and any other Collateral; (ix) use such Borrower’s stationery and sign the name of such Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to any Collateral; (xi) make and adjust claims under policies of insurance; (xii) sign the name of such Borrower to and file any proof of claim in an Insolvency Proceeding of any Account Debtor and on notices of Liens, claims of mechanic’s Liens or assignments or releases of mechanic’s Liens securing any Accounts; (xiii) take all action as may be necessary to obtain the payment of any letter of credit or banker’s acceptance of which such Borrower is a beneficiary; and (xiv) do all other acts and things necessary, in Lender’s determination, to fulfill such Borrower’s obligations under any of the DIP Loan Documents.
     14.2. General Indemnity. Whether or not any of the transactions contemplated by any of the DIP Loan Documents are consummated, each Borrower agrees to indemnify and defend the Lender Indemnitees and hold the Lender Indemnitees harmless from and against any Claims that may be instituted or asserted against or are incurred by any of the Lender Indemnitees. Without limiting the generality of the foregoing, this indemnity shall extend to any Claims instituted or asserted against or incurred by any of the Lender Indemnitees (x) under any Environmental Laws (or other similar laws) by reason of a Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances) or (y) under any Anti-Terrorism Laws, including any fines assessed against Lender by any Governmental Authority as a result of conduct of a Borrower. Additionally, if any Indemnified Taxes shall be payable by any party on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other DIP Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers shall pay (and shall promptly reimburse Lender for its payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Lender Indemnitees harmless from and against all liability in connection therewith.
     14.3. Survival of and Limitations Upon Indemnities. Notwithstanding anything to the contrary in this Agreement or any of the other DIP Loan Documents, the obligation of each Borrower with respect to each indemnity given by it in this Agreement shall survive the Full Payment of the Obligations and the termination of the Commitment. Notwithstanding anything to the contrary contained in this Agreement, no party shall have any obligation under this Agreement to indemnify an Lender Indemnitee with respect to any Claim to the extent that it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such Claim resulted from the gross negligence or willful misconduct of such Lender Indemnitee.
     14.4. Modification of Agreement. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrowers (or Borrower Agent on behalf of Borrowers) and Lender.
     14.5. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     14.6. Cumulative Effect; Conflict of Terms. The provisions of the other DIP Loan Documents are hereby made cumulative with the provisions of this Agreement. Without limiting the generality of the foregoing, the parties acknowledge that this Agreement and the other DIP Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters and that such limitations, tests and measures are cumulative and each must be performed, except as may be expressly stated to the contrary in this Agreement. Except as otherwise provided in any of the other DIP Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other DIP Loan Documents, the provision contained in this Agreement shall govern and control.
     14.7. Counterparts; Facsimile Signatures. This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. DIP Loan Documents may be executed by facsimile and the effectiveness of any such DIP Loan Documents and signatures thereon shall, subject to Applicable Law, have the same force and effect as manually signed originals and shall be binding on all parties thereto. Lender may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.
     14.8. Consent. Whenever the consent of Lender is required to be obtained under this Agreement or any of the other DIP Loan Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold its consent in its discretion and to condition its consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.
     14.9. Notices and Communications.
          14.9.1. Except as otherwise provided in Section 4.1.5, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party on the signature pages hereof or at such other address or facsimile number as such party may hereafter specify for the purpose by notice to Lender and Borrower Agent in accordance with the provisions of this Section 14.9.
          14.9.2. Except as otherwise provided in Section 4.1.5, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery, when duly delivered with receipt acknowledged in writing by the noticed party. In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the DIP Loan Documents. Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 2.3, 3.1.2, 4.1 or 6.2.2 shall be effective until after actually received by the individual to whose attention at Lender such notice is required to be sent. Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent. Any notice received by Borrower Agent shall be deemed to have been received by all Borrowers.
          14.9.3. Electronic mail and (with the permission of the noticed party) intranet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.3, and to distribute DIP Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other DIP Loan Documents.
Lender shall be authorized to rely and act upon any notices (including telephonic communications) purportedly given by or on behalf of any Borrower even if such notices were made in a manner other than as specified herein, were incomplete or were not preceded or followed by any other form of notice specified or required herein, or the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers jointly and severally agree to indemnify and defend each Lender Indemnitee from all losses, costs, expenses and liabilities resulting from the reliance by any such Lender Indemnitee on each telephone communication purportedly given by or on behalf of any Borrower.
     14.10. Performance of Obligors’ Obligations. If any Obligor shall fail to discharge any covenant, duty or obligation hereunder or under any of the other DIP Loan Documents, Lender may, in its discretion at any time or from time to time, for such Obligor’s account and at Obligors’ expense, pay any amount or do any act required of Obligors hereunder or under any of the other DIP Loan Documents or otherwise lawfully requested by Lender to (i) enforce any of the DIP Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Lender’s Liens in any of the Collateral, including the payment of any judgment against any Obligor, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien). All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Extraordinary Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrowers, on demand, with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate applicable for Revolver Loans that are Base Rate Loans. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and to without prejudice to Lender’s right proceed thereafter as provided herein or in any of the other DIP Loan Documents.
     14.11. Credit Inquiries. Each Borrower hereby authorizes and permits Lender (but Lender shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning such Borrower or any of its Subsidiaries.
     14.12. Time of Essence. Time is of the essence of this Agreement and the other DIP Loan Documents.
     14.13. Indulgences Not Waivers. Lender’s failure at any time or times hereafter, to require strict performance by Borrowers of any provision of this Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.
     14.14. Entire Agreement; Exhibits and Schedules. This Agreement and the other DIP Loan Documents, together with all other instruments, agreements and certificates executed by the parties pursuant to any DIP Loan Document, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written, regarding the same subject matter. Each of the Exhibits and each of the Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof.
     14.15. Interpretation. No provision of this Agreement or any of the other DIP Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having, or being deemed to have, structured, drafted or dictated such provision. The paragraph and section headings are for convenience of reference only and shall not affect the substantive meaning of any provision of this Agreement.
     14.16. Confidentiality. Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of any confidential information that is delivered or made available by Borrowers to it and that is marked or otherwise identified by Obligors as confidential, (including information made available to Lender in connection with a visit or investigation by any Person contemplated in Section 10.1.1), for a period of 24 months following the Commitment Termination Date, except that Lender may disclose such information (i) to its Affiliates and individuals employed or retained by Lender who are or are expected to become engaged in evaluating, approving, structuring, administering or otherwise giving professional advice with respect to any of the Revolver Loans or Collateral, including any of their respective legal counsel, auditors or other professional advisors; (ii) to any party to this Agreement from time to time, (iii) pursuant the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or other Governmental Authority having jurisdiction over Lender or in accordance with Lender’s regulatory compliance policies, (v) which has ceased to be confidential other than by an act or omission of Lender except as permitted herein or which becomes available to Lender on a nonconfidential basis from a source other than Obligors, (vi) to the extent reasonably required in connection with any litigation (with respect to any of the DIP Loan Documents or any of the transactions contemplated thereby) to which Lender or its Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedies hereunder, (viii) to any actual or proposed counterparty or advisors to any swap or derivative transactions relating to Obligors and the Obligations, (ix) to the National Association of Insurance Commissioners or any similar organization or to any nationally recognized rating agency that requires access to information about Lender’s portfolio in connection with ratings issued with respect to Lender, (x) to the extent required (on the advice of Lender’s counsel) by Applicable Law, or (xi) with the consent of the affected Obligor. Each Borrower acknowledges and agrees that Bank may discuss such Borrower’s business and financial condition and assets and liabilities with any Committee of creditors and prospective participants, provided that any such participant or potential participant has executed a confidentiality agreement containing provisions substantially the same as those contained in this Section and otherwise reasonably acceptable to such Borrower.
     14.17. USA PATRIOT Act Notice. Lender hereby notifies Borrowers that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow Lender to identify each Borrower in accordance with the USA PATRIOT Act.
     14.18. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (but without regard to conflict of law principles) of the State of North Carolina, but giving effect to federal laws relating to national banks. To the extent that any provisions in this Agreement or the other DIP Loan Documents are inconsistent with any of the provisions of the DIP Financing Orders, the provisions of the DIP Financing Orders shall govern and control.
     14.19. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Lender, and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any DIP Loan Documents, (b) neither this Agreement nor any of the DIP Loan Documents shall inure to the benefit of any trustee appointed in the Chapter 11 Cases or any Borrower’s Chapter 7 case without Lender’s prior written consent, and (c) except when a Default or Event of Default exists, Lender shall not have the right to assign or participate its rights or delegate or participate its obligations under any DIP Loan Documents without the consent of Borrower Agent.
     14.20. Consent to Forum. Each Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Western District of North Carolina or in any North Carolina state court sitting in Mecklenburg County, North Carolina, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other DIP Loan Documents and each Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Nothing herein shall limit the right of Lender to bring proceedings against any Obligor or with respect to any Collateral in the courts of any other jurisdiction. Nothing in this Agreement shall be deemed to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.
     14.21. Waivers.
          14.21.1 To the fullest extent permitted by Applicable Law, Lender and each Borrower waives (i) the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to any of the DIP Loan Documents, the Obligations or the Collateral; and (ii) any claim against any party hereto, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in respect of any claim for breach of contract or any other theory of liability arising out of, or the taking of any Enforcement Action, or related to any of the DIP Loan Documents, any transaction thereunder or the use of the proceeds of any Revolver Loans.
          14.21.2 To the fullest extent permitted by Applicable Law, each Borrower waives (i) presentment, demand and protest and notice of presentment, protest, default, non payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which such Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (ii) notice prior to taking possession or control of the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of Lender’s remedies; (iii) the benefit of all valuation, appraisement and exemption laws; and (iv) notice of acceptance hereof.
          14.21.3 Each party hereto acknowledges that the foregoing waivers are a material inducement to the other parties entering into this Agreement and that each other party hereto is relying upon the foregoing waivers in its future dealings with such party. Each party hereto warrants and represents that it has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the Court.
     14.22. Release of Collateral. Lender hereby agrees to release any Lien with respect to (i) all Collateral upon Full Payment of the Obligations and (ii) any Collateral that is the subject of an Asset Disposition which is permitted under Section 10.2.9.
[Remainder of page intentionally left blank; signatures begin on following page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the day and year specified at the beginning of this Agreement.

BORROWERS:	GARLOCK SEALING TECHNOLOGIES LLC
	By:	/s/ Donald G. Pomeroy
		Name:	Donald G. Pomeroy
		Title:	Vice President and Chief Financial Officer

GARRISON LITIGATION MANAGEMENT GROUP, LTD.
	By:	/s/ Christopher Drake
		Name:	Christopher Drake
		Title:	Vice President and Secretary

Address for all Borrowers:

c/o Garlock Sealing Technologies LLC
1666 Division Street
Palmyra, New York 14255-9383
Attention: Donald Pomeroy
Telecopier No.: (315) 597-3300

With a copy to:

Rayburn, Cooper & Durham
227 W. Trade St., Suite 1200
Charlotte, North Carolina 28202-1673
Attention: Albert Durham
Telecopier No.: (704) 377-1897

LENDER:	BANK OF AMERICA, N.A.
	By:	/s/ Laura K. Glass
		Name:	Laura K. Glass
		Title:	Senior Vice President

Address for Lender: 300 Galleria Parkway, Suite 800 Atlanta, Georgia 30339 Attention: Loan Administration Officer — EnPro Telecopier No.: (404) 607-3277

EXHIBIT A
COMPLIANCE CERTIFICATE
[Letterhead of Borrower]
                                          , 20___
Bank of America, N.A.
300 Galleria Parkway, N.W. — Suite 800
Atlanta, Georgia 30339
     The undersigned, the                                          [insert title of applicable financial officer signing the certificate] of Garlock Sealing Technologies LLC, a North Carolina limited liability company (“Garlock Sealing”), gives this certificate in his official capacity, and not individually, to Bank of America, N.A. (“Lender”) in accordance with the requirements of Section 10.1.3 of that certain Post-Petition Loan and Security Agreement dated June ___, 2010, among Garlock Sealing, Garrison Litigation Management Group, Ltd, a North Carolina corporation (“Garrison”; Garlock Sealing and Garrison are collectively referred to herein as “Borrowers”), and Lender (as at any time amended, modified, restated or supplemented, the “Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
     1. Based upon my review of the balance sheets and statements of income of Obligors and their Subsidiaries for the [Fiscal Year] [fiscal month period] ending                                         , 20___, copies of which are attached hereto, I hereby certify that the Fixed Charge Coverage Ratio is ___to 1.0.
     2. No Default exists on the date hereof, other than:                      [if none, so state].
     3. No Event of Default exists on the date hereof, other than                                                                                                                                [if none, so state].
     4. Attached hereto is a schedule showing the calculations that support Borrowers’ compliance [non-compliance] with the financial covenants, as shown above.
     5. Reserved.
     6. Attached hereto is a schedule showing all locations of Inventory and records relating to Collateral that have been established since the delivery of the most recently delivered compliance certificate, other than any such new locations for which Obligors are not required to provide Lender notice pursuant to Section 8.1.1 of the Loan Agreement.

Very truly yours,

Title: